Filed Pursuant to Rule 424(b)(7)

Registration No. 333-183105

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	6,489,598 Shares(1)	$40.00	$259,583,920(1)	$29,748.32(2)(3)

(1)	Includes 5,643,129 shares offered by the selling stockholder and 846,469 shares offered by Gaylord in the event the underwriter exercises the underwriter’s option in full.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(3)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Gaylord’s Registration Statement on Form S-3 (File No. 333-183105).

Prospectus supplement to prospectus dated August 7, 2012

5,643,129 Shares

Common Stock

This prospectus supplement relates to an offering of shares of common stock of Gaylord Entertainment Company by the selling stockholder identified in this prospectus supplement. We are not selling any shares of common stock unless the underwriter exercises its option described below. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

Our common stock is traded on the New York Stock Exchange under the symbol “GET.” On August 10, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $40.41 per share.

Investing in our common stock involves risks. See the “Risk Factors” section of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

	Per Share	Total

Public offering price	$40.00	$225,725,160
Underwriting discount and commissions(1)	$1.00	$5,643,129
Proceeds, before expenses, to the selling stockholder(2)	$39.00	$220,082,031

(1)	We have agreed to reimburse 50% of the underwriting discounts and commissions paid by the selling stockholder with respect to the shares sold by it in this offering.
(2)	Does not give effect to the reimbursement of 50% of the underwriting discounts and commissions paid by the selling stockholder referenced under footnote (1) above. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. In addition, we have agreed to pay all fees and expenses (including registration, filing, professional, printing and similar fees) incident to this offering, except for legal and other professional fees and expenses incurred by the selling stockholder.

We have agreed to sell to the underwriter, at the underwriter’s option, up to 846,469 additional shares of our common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

It is expected that delivery of the shares will be made on or about August 16, 2012.

Deutsche Bank Securities

The date of this prospectus supplement is August 13, 2012

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholder and the terms on which the selling stockholder is offering and selling our common stock pursuant to this prospectus supplement. In addition, this prospectus supplement contains information regarding the underwriter’s option to purchase additional shares of common stock directly from us. The second part is the accompanying prospectus dated August 7, 2012, which contains and incorporates by reference important business and financial information about us and other information about the offering.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, the selling stockholder may sell, transfer, distribute or otherwise dispose of up to 5,643,129 shares of our common stock. In this prospectus supplement, we provide you with specific information about the shares of our common stock that the selling stockholder is selling in this offering. In addition, this prospectus supplement also provides information about the underwriter’s option to purchase 846,469 additional shares directly from us. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, the selling stockholder and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under the section entitled “Incorporation By Reference” of this prospectus supplement before investing in our common stock.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. Neither we, the selling stockholder nor the underwriter have authorized anyone to provide you with different information. We and the selling stockholder are not, and the underwriter is not, making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. Before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, the “Risk Factors” section included in this prospectus supplement and our periodic filings with the Commission incorporated by reference herein, and the financial statements and related notes incorporated by reference herein. As used in this prospectus supplement, unless otherwise specifically stated or the context otherwise requires, the terms “we,” “our” and “us” refer to Gaylord Entertainment Company and its consolidated subsidiaries with respect to the period prior to the completion of the merger (or if the merger does not occur), and the term “Granite” refers to Granite Hotel Properties, Inc., a Delaware corporation and wholly-owned subsidiary of Gaylord with respect to the period after the completion of the merger. References in this prospectus supplement to the “selling stockholder” refer to TRT Holdings, Inc.

Overview

Gaylord Entertainment Company, a Delaware corporation, was originally incorporated in 1956 and was reorganized in connection with a 1997 corporate restructuring. Gaylord believes it is the only hospitality company whose stated primary focus is on the large group meetings and conventions sector of the lodging market. Gaylord’s hospitality business includes our Gaylord branded hotels, consisting of Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, Gaylord Palms Resort & Convention Center near Orlando, Florida, Gaylord Texan Resort & Convention Center near Dallas, Texas and Gaylord National Resort & Convention Center near Washington, D.C. Gaylord also owns and operates the Radisson Hotel at Opryland in Nashville, Tennessee. Gaylord’s award-winning Gaylord branded hotels incorporate not only high quality lodging, but also significant meeting, convention and exhibition space, superb food and beverage options and retail facilities within a single self-contained property. As a result, Gaylord’s properties provide a convenient and entertaining environment for convention guests.

Gaylord also owns and operates several attractions in Nashville, including the Grand Ole Opry, a live country music variety show that is the nation’s longest running live radio show and an icon in country music. Gaylord’s Nashville attractions provide entertainment opportunities for Nashville-area residents and visitors, including our Gaylord Opryland Resort & Convention Center hotel and convention guests, while adding to Gaylord’s destination appeal.

Gaylord’s operations are organized into three principal business segments: (i) Hospitality, which includes hotel operations; (ii) Opry and Attractions, which includes the Grand Ole Opry assets, WSM-AM and our Nashville attractions; and (iii) Corporate and Other, which includes corporate expenses.

Recent Developments

Proposed REIT Conversion (including the Merger) and the Marriott Transaction

Summary

On May 30, 2012, the board of directors of Gaylord unanimously approved a plan to restructure our business operations to facilitate our qualification as a real estate investment trust, or REIT, for federal income tax purposes, which we refer to as the REIT conversion. We intend to complete the REIT conversion so that we may qualify as a REIT commencing with our 2013 tax year.

The REIT conversion will be implemented through a series of steps, including, among other things, the merger of Gaylord with and into Granite, in order to facilitate the qualification of Granite, as the successor business to Gaylord’s assets and business operations, as a REIT for federal income tax purposes. Upon completion of the merger, the outstanding shares of Gaylord common stock will be converted into the right to receive the same number of shares of Granite common stock. We anticipate that the shares of Granite common stock will trade on the NYSE after completion of the merger. Consummation of the merger is subject to our stockholders adopting the merger agreement. We intend to hold a special meeting of stockholders in the third quarter of 2012 to seek such stockholder approval. Gaylord and Granite have filed a registration statement on Form S-4 containing a preliminary proxy statement/prospectus that describes our plans to qualify as a REIT. The record date for the special meeting of stockholders is August 8, 2012. As a result, the holders of shares of our common stock purchased in this offering will not be eligible to vote such shares at the special meeting of stockholders.

After the merger is completed, Granite will succeed to Gaylord’s current and accumulated earnings and profits. Because a REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation, we will make a one-time special distribution, the special E&P distribution, to distribute all of our C corporation earnings and profits. For additional information about the special E&P distribution, see the section entitled “The Special E&P Distribution” in this prospectus supplement.

In connection with the REIT conversion, on May 31, 2012, we announced our agreement to sell the Gaylord Hotels brand and rights to manage Gaylord Opryland Resort and Convention Center, Gaylord Palms Resort and Convention Center, Gaylord Texan Resort and Convention Center, and Gaylord National Resort and Convention Center, which, collectively, we refer to as the Gaylord Hotels properties, to Marriott for $210 million in cash, which we refer to as the Marriott sale transaction. The closing of the Marriott sale transaction is subject to the satisfaction of certain conditions, including our stockholders’ adoption of the merger agreement. We expect the consummation of the Marriott sale transaction to occur promptly after our stockholders adopt the merger agreement. When the Marriott sale transaction is completed, Marriott will assume responsibility for the day-to-day management of our Gaylord Hotels properties pursuant to management agreements that will be entered into when the Marriott sale transaction closes. We anticipate that management transition at the Gaylord Hotels properties will be complete by January 1, 2013, when we expect our election to become a REIT will be effective. In addition, prior to the completion of the REIT conversion, we will identify and engage a third-party hotel manager to operate and manage the Radisson Hotel at Opryland.

The merger, the special E&P distribution, the Marriott sale transaction and the other restructuring transactions are designed to enable Granite, as the business successor of Gaylord, to hold its assets and business operations in a manner that will enable us to elect to be treated as a REIT for federal income tax purposes. If Granite qualifies as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its capital gain or ordinary income from its REIT operations that is distributed to its stockholders. This treatment would substantially eliminate the federal “double taxation” on earnings from REIT operations, or taxation once at the corporate level and again at the stockholder level, that generally results from investment in a regular C corporation. As explained more fully in this prospectus supplement, to comply with certain REIT qualification requirements, we must engage third-party managers to operate and manage our hotel properties. Additionally, non-REIT operations, which consist of the activities of taxable REIT subsidiaries, or TRSs, that will act as lessees of our hotels, as well as the businesses within our Opry and Attractions segment, would continue to be subject, as applicable, to federal and state corporate income taxes.

Comparison of Rights of Stockholders of Gaylord and Granite

The rights of holders of Gaylord common stock are currently governed by the Delaware General Corporation Law, Gaylord’s restated certificate of incorporation, which we refer to as the Gaylord Charter, and the second amended and restated bylaws of Gaylord, which we refer to as the Gaylord Bylaws. If the merger agreement is adopted by Gaylord’s stockholders and the merger is completed, Gaylord stockholders will become stockholders of Granite. The rights of Granite’s stockholders will be governed by the Delaware General Corporation Law, Granite’s amended and restated certificate of incorporation, which we refer to as the Granite Charter, and Granite’s amended and restated bylaws, which we refer to as the Granite Bylaws. There are certain differences between the rights of a holder of Gaylord common stock and the rights of a holder of Granite common stock.

A principal difference is that, to satisfy requirements under the Internal Revenue Code of 1986, as amended, or the Code, that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, the Granite Charter will generally restrict the percentage ownership any stockholder may own.

We anticipate that the Granite Charter will provide that (subject to certain exceptions) no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of capital stock, or any class or series of capital stock, of Granite, which ownership percentage assumes that the selling stockholder sells all of its shares of common stock of Gaylord in this offering.

Another difference is that, under the Granite Bylaws, directors will be elected by the vote of the majority of the votes cast with respect to the director’s election, except in connection with a contested director election, in which case directors will be elected by a plurality of the votes cast. In contrast, under the Gaylord Bylaws, directors are elected by a plurality of the votes cast in all director elections.

For more detail regarding the differences between the rights of Gaylord common stockholders and the rights of a holder of Granite common stock, see the section entitled “Description of Capital Stock—Comparison of Rights of Stockholders of Gaylord and Granite” of this prospectus supplement.

Repurchase Agreement

On August 6, 2012, we entered into a repurchase agreement with the selling stockholder, pursuant to which we repurchased 5,000,000 shares of our common stock concurrently with the execution and delivery of the repurchase agreement, which we refer to as the repurchase. The aggregate purchase price in the privately negotiated transaction was $185 million, or $37.00 per share. We funded the repurchase with borrowings under our existing $925 million senior secured credit facility. The repurchase agreement contains several post-closing obligations of the parties, as described below.

Under a standstill provision in the repurchase agreement, the selling stockholder and its affiliated parties have agreed not to take certain actions for a period of three years ending August 6, 2015, including acquiring beneficial ownership of any of our securities, indebtedness, or assets, making any take-over bid, merger or tender offer involving us, seeking to influence or control management, our board of directors, or our policies, and participating in any proxy solicitation with respect to us. In addition, under the repurchase agreement, we, the selling stockholder, and its affiliated parties have agreed to a mutual non-disparagement provision for the same period ending August 6, 2015.

The repurchase agreement also contains a covenant of the selling stockholder to vote all shares of our common stock for which the selling stockholder has voting rights in favor of the proposals to be presented at the special meeting of stockholders that we intend to hold with respect to our plan to qualify as a REIT for federal income tax purposes.

In addition, we have agreed to reimburse the selling stockholder for 50% of the aggregate underwriting discounts and commissions borne by the selling stockholder in connection with this offering and to pay all costs of effecting the registration, other than legal fees of the selling stockholder.

In the event that the selling stockholder does not dispose of all its shares in this secondary offering, the repurchase agreement provides the selling stockholder with the right to demand at any time between May 1, 2013 and December 31, 2013 that we file and cause to become effective one registration statement for an underwritten offering of 100% (but not less than 100%) of the selling stockholder’s then remaining shares.

Under the repurchase agreement, Gaylord, the selling stockholder, and its affiliated parties have agreed to a general release of any or all past, existing, or future claims relating to matters, causes or things occurring or existing on or prior to August 6, 2012, subject to certain exceptions therein.

The foregoing summary of the repurchase agreement is qualified by reference to the full text of the repurchase agreement, included as Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on August 7, 2012, which is incorporated herein by reference.

Amendment to Credit Agreement

On August 6, 2012, effective prior to the execution of the repurchase agreement, we entered into an amendment to the credit agreement under our existing $925 million senior secured credit facility to accommodate our repurchase of the selling stockholder’s shares of our common stock and this offering. The amendment also revises the consolidated tangible net worth financial covenant in the credit agreement by reducing the required covenant level by all amounts paid by us in connection with the repurchase of shares from the selling stockholder. As a result, we are required to maintain a consolidated tangible net worth in an amount equal to at least $850 million, plus 75% of net cash proceeds received in connection with any equity issuance, minus such amounts paid in connection with the repurchase.

THE OFFERING

Issuer	Gaylord Entertainment Company

Principle Business Address	One Gaylord Drive

Nashville, Tennessee 37214

(615) 316-6000

Common stock offered by the selling stockholder	5,643,129 shares

Common stock offered by us in the event the underwriter exercises the underwriter’s option in full	846,469 shares

Common stock to be outstanding after this offering	44,256,672 shares (which number gives effect to our repurchase of 5,000,000 shares of common stock from the selling stockholder on August 6, 2012)

Underwriter’s Option	We have granted the underwriter an option exercisable for a period of 30 days from the date of this prospectus to purchase up to 846,469 additional shares of common stock at the public offering price, less the underwriting discount.

Use of proceeds	The Company will not receive any of the proceeds from the sale of shares unless the underwriter exercises its option to purchase shares directly from us. In the event the underwriter exercises its option in full, we estimate that our net proceeds from this offering will be approximately $29.7 million after deducting the underwriting discounts and commissions and other estimated offering fees and expenses to be paid by us, including the reimbursement of 50% of the underwriting discounts and commissions paid by the selling stockholder. We intend to apply any net proceeds to us from this offering for general corporate purposes.

Voting rights	The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.

Risk factors	Investing in our common stock involves risks. Potential investors are urged to read and consider the risk factors set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

New York Stock Exchange, or “NYSE,” symbol	GET

Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriter’s option is not exercised.

The number of shares of our common stock outstanding after this offering is based on shares outstanding as of August 10, 2012 (which number gives effect to our repurchase of 5,000,000 shares of common stock from the selling stockholder on August 6, 2012). This number does not include:

•	1,996,676 shares of common stock issuable upon exercise of outstanding stock options under our stock option plans, with a weighted average exercise price of $29.55 per share as of August 10, 2012;

•	3,421,923 shares of common stock reserved and available for future issuance under our stock option plans as of August 10, 2012;

•	939,512 shares of common stock issuable upon the vesting of restricted stock unit awards under our stock incentive plan as of August 10, 2012;

•	the shares of our common stock issuable upon conversion of our 3.75% convertible senior notes outstanding as of August 10, 2012; or

•

the shares of our common stock issuable upon the exercise of warrants sold to the option counterparties in hedging transactions related to our 3.75% convertible senior notes outstanding as of August 10, 2012.

SUMMARY CONSOLIDATED FINANCIAL DATA

The selected statement of operations data presented below for the fiscal years ended December 31, 2011, 2010 and 2009 and the selected balance sheet data as of December 31, 2011, 2010, and 2009 have been derived from our audited consolidated financial statements and the notes related thereto, which are incorporated by reference into this prospectus supplement. The selected statement of operations data presented below for the six months ended June 30, 2012 and 2011 and the selected balance sheet data as of June 30, 2012 have been derived from our unaudited consolidated financial statements and the notes related thereto, which are incorporated by reference into this prospectus supplement.

The following summary unaudited pro forma financial data gives effect to the Marriott sale transaction, the REIT conversion, and the repurchase. The summary unaudited pro forma balance sheet data is presented as if these transactions had occurred on June 30, 2012. The summary unaudited pro forma statement of operations data presents the effects of these transactions as though each had occurred on January 1, 2011, but calculated as each is expected to occur based on actual data as of June 30, 2012. The summary unaudited pro forma consolidated financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. We believe these pro forma adjustments are reasonable; however, actual results may materially and adversely differ from the pro forma information. The summary unaudited pro forma consolidated financial data is not necessarily indicative of the financial position or operating results that would have been achieved had the transactions been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and the notes related thereto, which are incorporated by reference into this prospectus supplement. For additional information on the unaudited pro forma consolidated financial data presented and the notes related thereto, see the section entitled “Pro Forma Financial Information” in this prospectus supplement.

	Years Ended December 31,				Six Months Ended June 30,
	Pro Forma	Historical			Pro Forma	Historical
	2011	2011	2010	2009	2012	2012	2011
Income Statement Data:
Revenues	$952,144	$952,144	$769,961	$872,845	$492,144	$492,144	$457,513
Operating expenses:
Operating costs	566,390	566,390	474,609	527,074	274,199	274,199	266,624
Selling, general and administrative	179,301	179,301	158,169	172,361	101,080	101,080	86,126
Management fees	14,658	—	—	—	10,302	—	—
Casualty loss(1)	1,225	1,225	42,321	—	546	546	468
Preopening costs(2)	408	408	55,287	—	339	339	41
Depreciation and amortization	125,289	125,289	105,561	116,567	62,688	62,688	58,328

Operating income (loss):	64,873	79,531	(65,986)	56,843	42,990	53,292	45,926
Interest expense, net of amounts capitalized	(79,296)	(74,673)	(81,426)	(76,592)	(31,125)	(28,813)	(42,186)
Interest income	12,460	12,460	13,124	15,087	6,175	6,175	6,489
Income (loss) from unconsolidated companies	1,086	1,086	608	(5)	109	109	325
Net gain on extinguishment of debt(3)	—	—	1,299	18,677	—	—	—
Other gains and (losses)	(916)	(916)	(535)	2,847	—	—	(50)

Income (loss) from continuing operations before income taxes	(1,793)	17,488	(132,916)	16,857	18,149	30,763	10,504
(Provision) benefit for income taxes	2,312	(7,420)	40,718	(9,743)	1,630	(15,783)	(3,832)

Income (loss) from continuing operations	$519	10,068	(92,198)	7,114	$19,779	14,980	6,672

Income (loss) from discontinued operations, net of taxes(4)		109	3,070	(7,137)		2	8

Net income (loss)		$10,177	$(89,128)	$(23)		$14,982	$6,680

	Years Ended December 31,				Six Months Ended June 30,
	Pro Forma	Historical			Pro Forma	Historical
	2011	2011	2010	2009	2012	2012	2011
Income (Loss) Per Share:
Income (loss) from continuing operations	$0.01	$0.21	$(1.95)	$0.17	$0.38	$0.31	$0.14

Income (loss) from discontinued operations, net of taxes		—	0.06	(0.17)		—	—

Net income (loss)		$0.21	$(1.89)	$(0.00)		$0.31	$0.14

Income (Loss) Per Share—Assuming Dilution:
Income (loss) from continuing operations	$0.01	$0.20	$(1.95)	$0.17	$0.36	$0.29	$0.13

Income (loss) from discontinued operations, net of taxes		—	0.06	(0.17)		—	—

Net income (loss)		$0.20	$(1.89)	$(0.00)		$0.29	$0.13

	Historical			Proforma	Historical
	As of December 31,			As of June 30, 2012	As of June 30, 2012
	2011	2010	2009
Balance Sheet Data:
Total Assets	$2,563,400	$2,620,933	$2,661,023	$2,687,747	$2,546,347
Total debt(5)	1,073,825	1,159,215	1,178,688	1,220,206	1,035,206
Total stockholders’ equity	1,045,535	1,029,752	1,078,684	892,364	1,068,212

(1)	Casualty loss for 2010 reflects $92.3 million in expenses related to the Nashville Flood, partially offset by $50.0 million in insurance proceeds, as described more fully in “Nashville Flood” and “Operating Results—Casualty Loss” in the section entitled “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year-ended December 31, 2011.
(2)	Preopening costs for 2010 are related to Gaylord Opryland and Grand Ole Opry House, which were closed during portions of 2010 as a result of the Nashville Flood.
(3)	During 2010, we repurchased $28.5 million in aggregate principal amount of our outstanding 6.75% senior notes for $27.0 million. After adjusting for deferred financing costs and other costs, we recorded a pre-tax gain of $1.3 million as a result of these repurchases. During the first three quarters of 2009, we repurchased $88.6 million in aggregate principal amount of our outstanding senior notes ($61.6 million of 8% senior notes and $27.0 million of 6.75% senior notes) for $62.5 million. After adjusting for deferred financing costs and other costs, we recorded a pre-tax gain of $24.7 million as a result of these repurchases. During the fourth quarter of 2009, we executed a cash tender offer and called for redemption all of the remaining outstanding 8% senior notes that were not repurchased through the tender offer. Pursuant to these transactions, during the fourth quarter of 2009, we accepted for purchase all of the $259.8 million aggregate principal amount outstanding 8% senior notes. After adjusting for deferred financing costs, the deferred gain on a terminated swap related to these notes, and other costs, we recorded a pre-tax loss of $6.0 million as a result of this repurchase.
(4)	We have presented the operating results of the following businesses as discontinued operations for all periods presented: Corporate Magic; ResortQuest; Word Entertainment; and Acuff-Rose Music Publishing.
(5)	Related primarily to the construction of Gaylord Palms, Gaylord Texan and Gaylord National.

RISK FACTORS

In addition to the other information in this prospectus supplement, you should carefully consider the following risk factors. You should carefully consider the additional risks described in our annual, quarterly and current reports, including those identified in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. This section includes or refers to certain forward-looking statements. For the qualifications and limitations of these forward-looking statements see the section entitled “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

The information contained in this “Risk Factors” section of this prospectus supplement, unless otherwise indicated, assumes the REIT conversion and all the transactions related to the REIT conversion, including the merger, will occur. When used in this “Risk Factors” section of this prospectus supplement, unless otherwise specifically stated or the context otherwise requires, the terms “we,” “our” and “us” refer to Gaylord and its subsidiaries with respect to the period prior to the completion of the merger (or if the merger does not occur), and Granite with respect to the period after the completion of the merger.

Risks Related to the REIT Conversion

If we fail to qualify as a REIT or fail to remain qualified as a REIT, we would be subject to tax at corporate income tax rates and would not be able to deduct distributions to stockholders when computing our taxable income.

We are currently not treated as a REIT for tax purposes. Our board of directors has authorized us to take the steps necessary to elect to be treated as a REIT for tax purposes, effective for the taxable year beginning January 1, 2013, subject to the prior consummation of the sale of the Gaylord Hotels brand and rights to manage our Gaylord Hotels properties and the transfer of certain assets to Marriott, which we refer to as the Marriott sale transaction, and receipt of stockholder adoption of the merger agreement. To qualify as a REIT, we plan to hold our non-qualifying REIT assets in one or more TRSs. These non-qualifying REIT assets consist principally of non-real estate assets related to our Hospitality segment and the assets related to our Opry and Attractions segment as currently structured and operated.

If, in any taxable year, we fail to qualify for taxation as a REIT, and are not entitled to relief under the Code:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income;

•	we would be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates; and

•	we would be disqualified from REIT tax treatment for the four taxable years following the year during which we were so disqualified.

Any such corporate tax liability could be substantial and would reduce the amount of cash available for other purposes. This adverse impact could last for five or more years because, unless we are entitled to relief under certain statutory provisions, we would be taxable as a C corporation, beginning in the year in which the failure occurs, and we would not be allowed to re-elect to be taxed as a REIT for the following four years.

If we fail to qualify for taxation as a REIT, we may need to borrow additional funds or liquidate certain assets to pay any additional tax liability. Accordingly, funds available for investment would be reduced.

REIT qualification involves the application of highly technical and complex provisions of the Code to our operations as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions. Although we plan to operate in a manner consistent with the REIT qualification rules, we cannot assure you that we will so qualify or remain so qualified.

We may not realize the anticipated tax benefits from the REIT conversion effective January 1, 2013 because the timing of the merger and REIT conversion is not certain.

We will complete the merger after the special meeting of stockholders, receipt of stockholder adoption of the merger agreement, the satisfaction or waiver of the other conditions to the merger and receipt of stockholder approval of the issuance of shares in connection with the special E&P distribution. In addition, the timing of the merger will depend on our ability to conform our operations to the requirements for qualification as a REIT. We currently anticipate that the completion of the merger will occur on or about the time of (but not earlier than) the consummation of the Marriott sale transaction. We anticipate that the merger will occur no later than December 31, 2012, although we cannot assure you that the merger will not be delayed. If the merger and the other restructuring transactions were significantly delayed, we may not be qualified to elect REIT status effective January 1, 2013, in which event we could not elect REIT status until the taxable year beginning January 1, 2014, at the earliest. In that event, the benefits attributable to our qualification and taxation as a REIT, including our ability to reduce our corporate level federal income tax through distributions to our stockholders, would not commence January 1, 2013, and we would pay corporate level income taxes on our taxable income until such time as we became a REIT. Additionally, even if the transactions necessary to implement the REIT conversion are effected, our board of directors may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of us or our stockholders.

As a REIT, failure to make required distributions to our stockholders would subject us to federal corporate income tax.

We have not paid a cash distribution on our common stock since 1999. Following the completion of the REIT conversion, we intend to declare regular quarterly distributions commencing with the first quarter of 2013, the amount of which will be determined, and will be subject to adjustment, by our board of directors. To qualify and be taxed as a REIT, we will generally be required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding net capital gain) each year to our stockholders. If our cash available for distribution falls short of our estimates, we may be unable to maintain the proposed quarterly distributions that approximate our taxable income, and may fail to qualify for taxation as a REIT. In addition, our cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of nondeductible expenditures.

To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders for a calendar year is less than a minimum amount specified under the Code.

Covenants specified in our existing and future debt instruments may limit our ability to make required REIT distributions.

Our $925 million senior secured credit facility and the indentures governing our 6.75% senior notes impose, and future financing agreements are likely to impose, operating and financial restrictions on our activities, including restrictions on our ability to make distributions required for us to maintain qualification and taxation as a REIT. Prior to consummating the restructuring transaction, the merger and the Marriott sale transaction, we must obtain waivers and consents of the required lenders pursuant to our $925 million senior secured credit facility to amend the facility. We anticipate that any amendments to our $925 million senior secured credit facility will continue to impose operating and financial restrictions on our activities and will continue to limit our ability to make distributions. If these limits prevent us from satisfying our REIT distribution requirements, we could fail to qualify for taxation as a REIT.

We may be required to borrow funds, sell assets, or issue equity to satisfy our REIT distribution requirements or maintain the asset ownership tests.

To meet the REIT distribution requirements and maintain our qualification and taxation as a REIT, we may need to borrow funds, sell assets or issue equity, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings. Any insufficiency of our cash flows to cover our REIT distribution requirements could adversely impact our ability to raise short- and long-term debt, to sell assets, or to offer equity securities to fund distributions required to maintain our qualification and taxation as a REIT. Furthermore, the REIT distribution requirements may increase the financing we need to fund capital expenditures, future growth and expansion initiatives. This would increase our total leverage. For a discussion of risks related to our substantial level of indebtedness, see “—Risks Related to Our Business and Properties.”

In addition, if we fail to comply with certain asset ownership tests described under “Material Federal Income Tax Consequences” in this prospectus supplement, at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise attractive assets. These actions may reduce our income and amounts available for distribution to our stockholders.

Complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our common stock. Thus, compliance with these tests will require us to refrain from certain activities discussed in “Material Federal Income Tax Consequences” in this prospectus supplement, and may hinder our ability to make certain attractive investments, including the purchase of non-qualifying assets, the expansion of non-real estate activities, and investments in the businesses to be conducted by our TRSs, and to that extent limit our opportunities and our flexibility to change our business strategy. Furthermore, acquisition opportunities may be adversely affected if we need or require the target company to comply with some REIT requirements prior to closing. In addition, converting to a REIT may result in investor pressures not to pursue growth opportunities that are not immediately accretive.

Following our election to be taxed as a REIT, we intend to conduct a significant portion of our business activities, including those currently operated within our Opry and Attractions segment, through TRSs. Under the Code, no more than 25% of the value of the assets of a REIT may be represented by securities of one or more TRSs and other non-qualifying assets. This limitation may affect our ability to make additional investments in our Opry and Attractions segment as currently structured and operated or in other non-REIT qualifying operations or assets.

To meet our annual distribution requirements, we may be required to distribute amounts that may otherwise be used for our operations, including amounts that may otherwise be invested in future acquisitions, capital expenditures or repayment of debt, and it is possible that we might be required to borrow funds, sell assets or issue equity to fund these distributions, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings.

Our planned use of TRSs may cause us to fail to qualify as a REIT.

The net income of our TRSs is not required to be distributed to us, and income that is not distributed to us generally will not be subject to the REIT income distribution requirement. However, there may be limitations on our ability to accumulate earnings in our TRSs and the accumulation or reinvestment of significant earnings in our TRSs could result in adverse tax treatment. In particular, if the accumulation of cash in our TRSs causes the fair market value of our securities in our TRSs and certain other non-qualifying assets to exceed 25% of the fair market value of our assets, we would fail to qualify as a REIT.

If our leases of our hotel properties to TRS lessees are not true leases for federal income tax purposes, we may fail to qualify as a REIT.

For the lease payments by our TRS lessees to qualify for purposes of the gross income tests, the lease or sublease must be considered a true lease for federal income tax purposes and must not be treated as a service contract, joint venture, or some other type of arrangement. We intend to structure our leases and subleases of our hotel properties to our TRS lessees so that the leases will be considered true leases for federal income tax purposes, but there can be no assurance that the IRS will agree with this characterization.

If any of our third-party hotel managers fails to qualify as an “eligible independent contractor,” or if our hotels are not “qualified lodging facilities,” we will fail to qualify as a REIT.

Rent paid by a lessee or sublessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. An exception is provided, however, for leases of “qualified lodging facilities” to a TRS so long as the hotels are managed by an “eligible independent contractor” and certain other requirements are satisfied. After the consummation of the Marriott sale transaction, we will lease or sublease our Gaylord Hotels properties to TRS lessees, and such TRS lessees will have engaged Marriott as a third-party hotel manager. Prior to the completion of the REIT conversion, we will lease the Radisson Hotel at Opryland to a TRS lessee, and such TRS lessee will engage a third-party hotel manager. We believe Marriott and any other third-party hotel manager that our TRS lessees may engage in the future will qualify as “eligible independent contractors” for federal income tax purposes. Among other requirements, to qualify as an “eligible independent contractor,” the third-party hotel manager must not own, directly or through its stockholders, more than 35% of Granite’s outstanding shares, and no person or group of persons can own more than 35% of Granite’s outstanding shares and the shares (or ownership interest) of the third-party hotel manager, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of Granite’s shares by the third-party hotel manager and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

In addition, for a third-party hotel manager to qualify as an “eligible independent contractor,” such company or a related person must be actively engaged in the trade or business of operating “qualified lodging facilities” (as defined below) for one or more persons not related to the REIT or its TRSs at each time that such company enters into a hotel management contract with a TRS lessee. We believe that Marriott operates “qualified lodging facilities” for certain persons who will not be related to us, Granite or our TRSs, and Marriott will agree in its hotel management agreements that it, or its affiliates, are eligible independent contractors and will maintain such status. However, no assurances can be provided that Marriott or any other hotel managers that we may engage in the future will in fact comply with this requirement. Failure to comply with this requirement would require us to find other third-party hotel managers for future contracts, and, if we hired a third-party hotel manager without knowledge of the failure, it could jeopardize our status as a REIT.

Finally, each property with respect to which our TRS lessees pay rent must be a “qualified lodging facility.” A “qualified lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. We believe that our hotel properties will be “qualified lodging facilities.” Although we intend to monitor future acquisitions and improvements of properties, REIT provisions of the Code provide only limited guidance for making determinations under the requirements for “qualified lodging facilities,” and there can be no assurance that these requirements will be satisfied.

Our cash distributions are not guaranteed and may fluctuate.

A REIT generally is required to distribute at least 90% of its REIT taxable income to its stockholders. Our board of directors, in its sole discretion, will determine on a quarterly basis the amount of cash to be distributed to our stockholders based on a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments and plans for future acquisitions and divestitures. Consequently, our distribution levels may fluctuate.

There are uncertainties relating to the estimate of our special E&P distribution.

To qualify for taxation as a REIT, we will be required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits, as measured for federal income tax purposes, prior to the end of our first taxable year as a REIT, which we expect will be the taxable year ending December 31, 2013. Failure to make the special E&P distribution before December 31, 2013 could result in our disqualification for taxation as a REIT. While we estimate that we will declare and pay the special E&P distribution during the fourth quarter of 2012, the determination of the timing and amount to be distributed to our stockholders in the special E&P distribution is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently from the IRS. We currently believe and intend that our special E&P distribution will satisfy the requirements relating to the distribution of our pre-REIT accumulated earnings and profits.

There are, however, substantial uncertainties relating to the computation of our special E&P distribution, including the possibility that the IRS could, in auditing tax years through 2012, successfully assert that our taxable income should be increased, which could increase our pre-REIT accumulated earnings and profits. Thus, we may fail to satisfy the requirement that we distribute all of our pre-REIT accumulated earnings and profits by the close of our first taxable year as a REIT. Moreover, although there are procedures available to cure a failure to distribute all of our pre-REIT accumulated earnings and profits, we cannot now determine whether we will be able to take advantage of them or the economic impact to us of doing so.

Even if we qualify as a REIT, certain of our business activities will be subject to corporate level income tax, which will continue to reduce our cash flows, and we will have potential deferred and contingent tax liabilities.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state, and local taxes on our income and assets, including alternative minimum taxes, taxes on any undistributed income, and state or local income, franchise, property and transfer taxes. In addition, we could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT.

Our business related to the non-real estate assets of our Hospitality segment and the assets of our Opry and Attractions segment will be conducted through one or more wholly-owned TRSs because these activities could generate non-qualifying REIT income as currently structured and operated. Those TRS assets and operations would continue to be subject, as applicable, to federal and state corporate income taxes in the jurisdictions in which those assets and operations are located. Any of these taxes would decrease our earnings and our available cash.

We will also be subject to a federal corporate level tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the REIT conversion is completed, to the extent of the built-in-gain based on the fair market value of those assets on the effective date of the REIT election in excess of our then tax basis. If we elect REIT status for the taxable year beginning January 1, 2013, that tax on subsequently sold assets will be based on the fair market value and built-in-gain of those assets as of January 1, 2013. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We currently do not expect to sell any asset if the sale would result in the imposition of a material tax liability. We cannot, however, assure you that we will not change our plans in this regard.

In addition, the IRS and any state or local tax authority may successfully assert liabilities against us for corporate income taxes for taxable years prior to the time we qualified as a REIT, in which case we will owe these taxes plus applicable interest and penalties, if any. Moreover, any increase in taxable income for these pre-REIT periods will likely result in an increase in pre-REIT accumulated earnings and profits, which could either increase the taxable portion of the special E&P distribution to our stockholders or cause us to pay an additional taxable distribution to our stockholders after the relevant determination.

Complying with REIT requirements may limit our ability to hedge effectively and increase the cost of our hedging, and may cause us to incur tax liabilities.

The REIT provisions of the Code limit our ability to hedge liabilities. Generally, income from hedging transactions that we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets and income from certain currency hedging transactions related to any non-U.S. operations do not constitute “gross income” for purposes of the REIT gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the REIT gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on income or gains resulting from hedges entered into by them or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, net operating losses in any of our TRSs generally will not provide any tax benefit, except for use against current or future taxable income in the TRSs.

The current market price of Gaylord common stock may not be indicative of the market price of Granite common stock following the completion of the REIT conversion and the special E&P distribution.

The current market price of Gaylord common stock may not be indicative of how the market will value Granite common stock following the completion of the REIT conversion because of the effect of the distribution of cash and shares of Granite common stock in connection with the special E&P distribution, the change in our organization from a taxable C corporation to a REIT and the change in our distribution policy. Gaylord’s common stock price does not necessarily take into account these effects, and the market price after the completion of the REIT conversion and the special E&P distribution could be lower than the current price. Furthermore, one of the factors that may influence the market price of Granite common stock will be the yield from distributions on Granite common stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of our common stock could be adversely affected. The market price of Granite common stock will also be affected by general market conditions (as the price of Gaylord common stock currently is) and will be potentially affected by the economic and market perception of REIT securities.

We have no experience operating as a REIT, which may adversely affect our financial condition, results of operations, the market price of our common stock and our ability to satisfy debt service obligations and make distributions to our stockholders.

Our senior management team has no experience operating a REIT. We cannot assure you that our past experience will be sufficient to operate our company successfully as a REIT. Failure to maintain REIT status could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to satisfy debt service obligations and make distributions to our stockholders.

Legislative or other actions affecting REITs could have a negative effect on us or our stockholders.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Federal and state tax laws are constantly under review by persons involved in the legislative process, the IRS, the United States Department of the Treasury and state taxing authorities. Changes to the tax laws, regulations and administrative interpretations, which may have retroactive application, could adversely affect us. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws, regulations and administrative interpretations applicable to us may be changed. Accordingly, we cannot assure you that any such change will not significantly affect our ability to qualify for taxation as a REIT or the federal income tax consequences to us of such qualification.

Stockholders must hold their Granite common stock that they receive in the merger for a period of time after the merger is completed to receive the special E&P distribution.

If we complete the merger, the shares of Granite common stock that stockholders receive in the merger must be held until the record date for the special E&P distribution for them to receive that distribution. We currently anticipate the record date for the special E&P distribution will be in the fourth quarter of 2012. During the period from the completion of the merger until the record date, shares of Granite common stock will be subject to market risks and other risks inherent in holding equity securities, including the risk that the market price of Granite common stock may decline. In the event stockholders dispose of their Granite common stock they receive in the merger prior to the record date for the special E&P distribution, they will not receive the special E&P distribution.

If the total cash payable to stockholders in the special E&P distribution is limited, the receipt of cash by stockholders is dependent on the election of other stockholders.

In the event we receive a favorable ruling from the IRS, we expect to limit the total amount of cash payable in the special E&P distribution to a maximum of 20% of the total value of the special E&P distribution. The balance of the special E&P distribution will be in the form of shares of our common stock. If the total amount of cash elected by our stockholders exceeds 20% of the total value of the special E&P distribution, then, in general, the available cash will be prorated among those stockholders that elect to receive cash. Therefore, stockholders may not receive exactly the dividend that they elect and may receive a pro rata amount of the available cash and shares of our common stock.

The ability of our board of directors to revoke our REIT qualification, without stockholder approval, may cause adverse consequences to our stockholders.

The Granite Charter provides that the board of directors may revoke or otherwise terminate the REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a tax deduction with respect to distributions to our stockholders in computing our taxable income, and we will be subject to federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

Risks Related to the Merger

We may be unable to satisfy the remaining conditions to the consummation of the Marriott sale transaction, and the Marriott sale transaction, the merger and the REIT conversion may not be completed which may materially and adversely affect our stock price.

Consummation of the Marriott sale transaction remains conditioned upon our obtaining the consent of the required lenders pursuant to our $925 million senior secured credit facility, described in further detail below. In addition, consummation of the Marriott sale transaction and completion of the merger are conditioned on, among other things, the absence of any law or regulation that prohibits the consummation of the Marriott sale transaction or completion of the merger and the adoption by our stockholders of the merger agreement. Satisfying the conditions to consummation of the Marriott sale transaction and completion of the merger may take longer and could cost more than we expect, and our stockholders may not adopt the merger agreement. Failure to consummate the Marriott sale transaction and to complete the merger could negatively affect the market price of our common stock, and any delays in consummation of the Marriott sale transaction or completion of the merger may result in a delay of our qualification to elect REIT status until January 1, 2014, at the earliest.

If we are unable to obtain waivers and consents of the lenders to our $925 million senior secured credit facility to amend the facility to accommodate the Marriott sale transaction, the REIT conversion and the merger, we may be delayed or prevented from consummating the Marriott sale transaction and completing the merger and REIT conversion.

Prior to consummating the Marriott sale transaction and completing the merger, we must obtain waivers and consents of the required lenders pursuant to our $925 million senior secured credit facility to amend the facility to accommodate the Marriott sale transaction, the merger and the REIT conversion. If we are unable to obtain such waivers and consents of the lenders, the sale transaction, the merger and the REIT conversion will not be consummated. Although we believe that we will be able to obtain such waivers and consents, we cannot assure you that the required lenders will agree to the amendment of our $925 million senior secured credit facility in a timely manner, or at all.

The purchase agreement with respect to the Marriott sale transaction may make it less likely that a competing transaction would emerge and may make it more difficult or expensive for Gaylord to accept a proposal to acquire Gaylord.

In the purchase agreement with respect to the Marriott sale transaction, we have agreed to cease all activities, discussions and negotiations and not to solicit proposals relating to the sale of the Gaylord Hotels brand and the right to manage our Gaylord Hotels properties. Although the purchase agreement does not prohibit us from considering or negotiating proposals to acquire Gaylord as a whole, if we terminate the purchase agreement because we enter into or our board has approved our entry into a definitive agreement with respect to an acquisition proposal, we would be required to pay Marriott a termination fee of $12.5 million. If the special meeting of stockholders is held and stockholder approval of the merger is not obtained, or other conditions of the transaction are not met and the Marriott sale transaction is terminated, we may be required to pay a termination fee of $5 million (with credit for any conversion expenses reimbursed to Marriott, which may exceed $5 million). We may also be required to pay Marriott an additional fee of $5 million if stockholder approval of the merger is not obtained and an alternative management or acquisition agreement is consummated. Such termination fees and expenses may make it less likely that a competing transaction would emerge and may make it more difficult and expensive for us to accept a competing transaction that our board of directors determines to be in the interests of us and our stockholders.

Risks Related to Our Business and Properties

If our third-party hotel managers do not manage our hotel properties successfully, our financial condition, results of operations and our ability to service debt and make distributions to our stockholders may be negatively impacted.

Due to federal income tax laws that restrict REITs from operating and managing hotels, we will not operate or manage any of our hotel properties after completing the REIT conversion. We will lease or sublease our hotel properties to TRSs, and such TRS lessees will engage third-party hotel managers pursuant to hotel management agreements. Marriott will manage our Gaylord Hotels properties, and we will identify third-party hotel managers to operate and manage the Radisson Hotel at Opryland and any hotels that we acquire in the future. Our third-party hotel managers will be responsible for the day-to-day management of our hotel properties, including, but not limited to, implementing significant operating decisions, setting rates for rooms and meeting space, controlling revenue and expenditures, collecting accounts receivable, and recruiting, employing and supervising employees at our hotel properties. We will not have the authority to require our third-party hotel managers to operate our hotel properties in a particular manner, although we will have consent and approval rights for certain matters under our hotel management agreements with Marriott, subject to the limitations described therein. As a result, our financial condition, results of operations and our ability to service debt and make distributions to our stockholders will largely be dependent on the ability of our third-party hotel managers to operate our hotel properties successfully. Any failure by our third-party hotel managers to provide quality services and amenities or maintain a quality brand name and reputation could have a negative impact on their ability to operate and manage our hotel properties successfully and could negatively impact our financial condition, results of operations and our ability to service debt and make distributions to our stockholders.

We cannot assure you that our third-party hotel managers will operate and manage our hotel properties in a manner that is consistent with their obligations under the hotel management agreements, that our third-party hotel managers will not be negligent in their performance or engage in other criminal or fraudulent activity, or that they will not otherwise default on their management obligations to us.

We will not have the authority to require our third-party hotel managers to operate our hotel properties in a particular manner, although we will have consent and approval rights for certain matters under our hotel management agreements with Marriott, subject to the limitations described therein. Thus, even if we believe our hotel properties are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, revenue per available room, or RevPAR, and average daily rate, or ADR, we will have limited ability to require our third-party hotel managers to change their method of operation of our hotel properties. We generally will attempt to resolve issues with third-party hotel managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution or arbitration. We would be able to seek redress only if a third-party hotel manager violates the terms of the applicable hotel management agreement, and then only to the extent of the remedies provided for under the terms of the hotel management agreement. Additionally, in the event we need to replace any of our third-party hotel managers, we may experience significant business disruptions at the affected hotel properties, and may be liable, under certain circumstances, for significant damages and/or be required to make certain payments to our third-party managers.

The operation and management of our Gaylord Hotels properties from which we derive substantially all our Hospitality segment revenue will be concentrated in one third-party hotel manager.

After the consummation of the Marriott sale transaction, our Gaylord Hotels properties, from which we derive substantially all our Hospitality segment revenue, will be operated and managed by Marriott. As a result, our operational risk will be concentrated in one third-party hotel manager, which makes us more vulnerable economically to any weakness of the hotel manager than if we entered into hotel management agreements with several third-party hotel managers. We cannot assure you that Marriott will satisfy its obligations to us or successfully operate and manage our Gaylord Hotels properties. Any adverse developments in Marriott’s business and affairs, financial strength or ability to operate and manage our Gaylord Hotels properties successfully could materially reduce our revenues and net income, which could in turn reduce the amount of distributions to our stockholders.

Restrictive covenants and other provisions in our hotel management agreements with third-party hotel managers could limit our ability to sell or lease our hotel properties or refinance our existing debt.

Our hotel management agreements with Marriott will contain, and we anticipate that hotel management agreements with our other third-party hotel managers will contain, restrictive covenants that limit our flexibility to sell or lease our hotel properties. For example, we may not sell or lease our Gaylord Hotels properties to a competitor of Marriott, and any purchaser or lessee must have, in Marriott’s judgment, sufficient financial resources and liquidity to fulfill our obligations under the hotel management agreements. Such restrictions on our ability to sell or lease our hotel properties could negatively affect the marketability of our hotel properties and restrict our ability to refinance our existing debt secured by our Gaylord Hotels properties.

Our third-party hotel managers may own or operate hotels that compete with our hotel properties.

Our third-party hotel managers may own or operate hotels that compete with our existing hotel properties and any hotel properties that we acquire, which may result in a conflict of interest. For example, Marriott and its affiliates own, have invested in, operate, and have provided credit support or operating guarantees to hotels that compete with our hotel properties, including the Marriott Orlando World Center, which competes with Gaylord Palms. As a result, our third-party hotel managers may make decisions regarding competing hotel properties that are not or would not be in our best interest. In addition, such third-party hotel managers’ operation of other hotels may divert attention away from the operation and management of our hotel properties.

Our concentration in the hospitality industry, and in particular the group-oriented meetings sector of the hospitality industry, exposes us to certain risks outside of our and Marriott’s control.

Our primary business is hotel-related, and our Gaylord Hotels properties from which we derive substantially all our Hospitality segment revenue are concentrated in the group-oriented meetings sector of the hospitality industry. Therefore, a downturn in the lodging industry, in general, and the group-oriented meetings sector, in particular, would have a material adverse effect on our financial condition, results of operations, the market price of our common stock and our ability to service debt and make distributions to our stockholders.

The ability of Marriott to successfully operate and manage our Gaylord Hotels properties and convention business is subject to factors beyond our and their control, which could reduce the revenue and operating income of these properties. These factors include:

•	the desirability and perceived attractiveness of the Nashville, Tennessee; Orlando, Florida; Dallas, Texas; and Washington, D.C. areas as tourist and convention destinations;

•	adverse changes in the national economy and in the levels of tourism and convention business that are affecting our hotel properties;

•	Marriott’s ability to attract group convention business;

•	Marriott’s ability to contract for and collect attrition and cancellation fees from groups that do not fulfill minimum stay or spending requirements;

•	the opening of other new hotels could impact the group convention business at our existing hotel properties;

•	the highly competitive nature of the hotel, tourism and convention businesses in which our Gaylord Hotels properties operate;

•

the susceptibility of group convention business to reduced levels of demand during the year-end holiday periods, which Marriott may not be able to offset by attracting sufficient general tourism guests;

•	the financial condition of the airline and other transportation-related industries and the resulting impact on travel; and

•	organized labor activities, which could cause a diversion of business from hotels involved in labor negotiations and loss of group business.

These factors could reduce the revenues and net operating profits of our TRS lessees, which in turn could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to service debt and make distributions to our stockholders.

We are dependent on our Gaylord Hotels properties for the substantial majority of our revenue and cash flow.

We are dependent upon Gaylord Opryland, Gaylord Palms, Gaylord Texan and Gaylord National for the substantial majority of our revenue and cash flow. Due to our geographic concentration, we are subject to a greater degree of risk to factors, including:

•	local economic and competitive conditions;

•	natural and other disasters;

•	a decline in air passenger travel due to higher ticket costs or fears concerning air travel;

•	a decline in the attractiveness of the areas in which our hotels are located as a convention and tourism destination; and

•	a decrease in convention and meetings business at any of our properties.

Any of these could negatively affect our financial condition, results of operations and our ability to service debt and make distributions to our stockholders.

There is no assurance that the anticipated reorganization within and downsizing of Gaylord’s current executive management team following the completion of the merger will not adversely affect our operations.

We depend on the efforts and expertise of our executive management team to manage our day-to-day operations and strategic business direction. In connection with the REIT conversion, it is anticipated that there will be a reorganization within, and a reduction in the number of members of, Gaylord’s current executive management team and other employees currently within the Corporate and Other segment at Gaylord that would reflect the fact that Granite will no longer operate or manage our hotel properties following the REIT conversion and would result in Granite having a more streamlined corporate overhead and executive management structure. We may be unable to successfully reorganize our executive management team, and there is no assurance that these anticipated reductions will not adversely affect our operations following our conversion to a REIT, including in connection with our Opry and Attractions segment, which we will continue to operate and manage.

We may be unable to successfully identify and complete future acquisitions, and our previously announced developments will not be pursued in the form we previously anticipated.

After we consummate the Marriott sale transaction and complete the REIT conversion, acquisitions of other hotels, particularly in the group-oriented meetings sector of the hospitality industry, either alone or through joint venture or alliances with one or more third-parties, will be part of our long-term growth strategy. We may be unable to successfully identify or complete future acquisitions at acceptable prices and terms or, if we are able to find favorable acquisition targets, we may not be able to obtain financing on acceptable terms or secure beneficial joint ventures or alliances. We will evaluate potential acquisition opportunities in the ordinary course of business, including those that could be material in size and scope.

In addition, we will no longer view independent large scale development of resort and convention hotels as a means of our growth. As a result, we will not proceed with our previously announced Aurora, Colorado and other potential development projects in the form we previously anticipated. We will reexamine how the Aurora project could be completed with minimal financial commitment, although we may not identify any such opportunity.

The hotel business is capital-intensive and our inability to obtain financing or successfully complete acquisitions or capital improvements could limit our growth.

Acquisitions of hotels will require significant capital expenditures, and hotels that we acquire may need renovations and capital improvements at the time of acquisition. All our hotel properties will require periodic capital expenditures and renovation to remain competitive. If any hotels that we acquire are subject to franchise agreements, the franchisors of these hotels may also require periodic capital improvements as a condition to our maintaining the franchise licenses. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities because we must distribute at least 90% of our REIT taxable income (determined before the deduction for dividends paid and net of capital gains) each year to maintain our qualification as a REIT for federal income tax purposes. As a result, our ability to fund acquisitions or capital expenditures through any retained earnings would be limited. Consequently, we will rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements. Our ability to grow through acquisitions will be limited if we cannot obtain satisfactory debt or equity financing which will depend on market conditions. We cannot assure you that we will be able to obtain additional equity or debt financing or that we will be able to obtain such financing on favorable terms.

In addition, capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	the possibility that revenues will be reduced while rooms or restaurants are out of service due to capital improvement projects;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on attractive terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of renovations and capital improvements could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to service debt and make distributions to our stockholders.

Unanticipated expenses and insufficient demand for hotels in new geographic markets could adversely affect our profitability and our ability to make distributions to our stockholders.

As part of our business strategy, we may acquire or develop hotels in geographic areas in which our management may have little or no operating experience and in which potential customers may not be familiar with the brand of that particular hotel. As a result, we may have to incur costs relating to the opening, operation and promotion of such hotels that are substantially greater than those incurred in other areas. These hotels may attract fewer customers than other hotels, while at the same time, we may incur substantial additional costs with such hotels. Unanticipated expenses and insufficient demand at a new hotel, therefore, could adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

Hotel and resort development and redevelopment is subject to timing, budgeting and other risks that may adversely affect our financial condition, results of operations, the market price of our common shares and our ability to service debt and make distributions to our stockholders.

Although we do not currently intend to focus on hotel development and redevelopment after we complete the REIT conversion, we may engage in such activities if suitable opportunities arise. Hotel development and redevelopment involves a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	the receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God, such as earthquakes, hurricanes, floods or fires, that could adversely impact a project;

•	the negative impact of construction on operating performance during and soon after the construction period;

•	the ability to raise capital; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that any development or redevelopment project will be completed on time or within budget. Our inability to complete a project on time or within budget could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to service debt and make distributions to our stockholders.

Our TRS lessee structure will subject us to the risk of increased hotel operating expenses and the inability of our TRS lessees to make lease payments to us.

Our leases with our TRS lessees will require our TRS lessees to make lease payments to us based in part on gross revenues from our hotel properties. Our operating risks will include decreases in revenues at our hotel properties and increases in operating expenses of our hotel properties. Decreases in revenues or increases in operating expenses could adversely affect our TRS lessees’ ability to make lease payments due under the leases, including, but not limited to, increases in: wage and benefit costs; repair and maintenance expenses; property taxes; insurance costs; and other operating expenses. Increases in those operating expenses can have a significant adverse impact on our financial condition, results of operations, the market price of our common stock, and our ability to service debt and make distributions to our stockholders.

In addition, our TRS lessees’ ability to make lease payments will be affected by factors beyond their control, such as changes in general economic conditions, the level of demand for hotels and the related services of our hotel properties, competition in the lodging and hospitality industry, the managers’ ability to maintain and increase gross revenue at our hotel properties and other factors relating to the operations of our hotel properties.

Our substantial debt could reduce our cash flow and limit our business activities.

We currently have a significant amount of debt. As of June 30, 2012, we had approximately $1.0 billion of total debt and on August 6, 2012 we drew $185 million on the revolver to our $925 million senior secured credit facility to fund the repurchase. All of such debt is currently scheduled to mature in 2014 and 2015. In addition, the closing of the Marriott sale transaction will trigger a requirement that we comply with certain asset sale provisions of our 6.75% senior notes, which may require us to repurchase or tender for the notes within one year of the Marriott sale transaction. We may incur additional debt in connection with our potential expansions of Gaylord Opryland, Gaylord Palms and/or Gaylord Texan or any additional hotel acquisitions, development, renovations, or capital improvement.

Our substantial amount of debt could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to make distributions to our stockholders and to fund future capital expenditures, working capital and other general corporate requirements;

•

limit our flexibility in planning for, or reacting to, changes in our business and the hospitality industry, which may place us at a competitive disadvantage compared with competitors that are less leveraged;

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity; and

•	limit our ability to obtain additional financing for various projects, including possible expansions of our existing properties and acquisitions of additional properties.

In addition, the terms of our $925 million senior secured credit facility, which we will be required to amend prior to consummating the Marriott sale transaction, and the indenture governing our 6.75% senior notes allow us to incur substantial amounts of additional debt subject to certain limitations. Any such additional debt could increase the risks associated with our substantial leverage. Although our earnings were sufficient to cover fixed charges in 2009 and 2011, our substantial leverage is evidenced by our earnings being insufficient to cover fixed charges by $130.4 million in 2010. At the time any principal amount of our indebtedness is due, we may not have cash available to pay this amount, and we may not be able to refinance our indebtedness on favorable terms, or at all.

We will be required to refinance our debt before it matures and there is no assurance that we will be able to refinance our debt on acceptable terms.

Our outstanding 6.75% senior notes and 3.75% convertible senior notes mature on November 15, 2014 and October 1, 2014, respectively. In addition, any amounts of the net proceeds of the Marriott sale transaction that are not used within 360 days to repay indebtedness under our $925 million senior secured credit facility, purchase replacement assets, or make capital expenditures must be used to offer to repurchase outstanding 6.75% senior notes at an offer price of 100% of the principal amount, plus accrued interest. We anticipate that we may not use the net proceeds of the Marriott sale transaction in such manners, and, therefore, we may be required to tender for some of our outstanding 6.75% senior notes within 360 days of the consummation of the Marriott sale transaction. On or before the maturity date or, in the case of our obligation to repurchase 6.75% senior notes, we may or may not have cash available to pay amounts due, and we may be required to refinance the notes. In addition, prior to consummating the Marriott sale transaction, we must obtain waivers and consents of the required lenders pursuant to our $925 million senior secured credit facility to amend the facility. Currently, the revolving loans, letters of credit and term loans under our $925 million senior secured credit facility mature on August 1, 2015.

Our ability to refinance our senior secured credit facility, as amended, and our outstanding 6.75% senior notes and 3.75% convertible senior notes on acceptable terms will be dependent upon a number of factors, including our degree of leverage, the value of our assets, borrowing restrictions which may be imposed by lenders and conditions in the credit markets at the time we refinance. If we are unable to refinance our debt on acceptable terms, we may be forced to choose from a number of unfavorable options, including agreeing to otherwise unfavorable financing terms, selling one or more hotel properties at unattractive prices or on disadvantageous terms, or defaulting on mortgages and allowing our lenders to foreclose. Any one of these options could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our stockholders.

The agreements governing our debt contain various covenants that may limit our ability to operate our business and impair our ability to make distributions to our stockholders.

Our existing financial agreements, including our $925 million senior secured credit facility, which we will be required to amend prior to consummating the Marriott sale transaction, and the indentures governing our 6.75% senior notes impose, and future financing agreements are likely to impose, operating and financial restrictions on our activities, including our ability to make distributions to any stockholder. Our $925 million senior secured credit facility currently requires us to comply with or maintain certain financial tests and ratios, including minimum consolidated net worth, minimum interest coverage ratio and maximum leverage ratios, and our senior secured credit facility and the indenture governing our 6.75% senior notes limit or prohibit our ability to, among other things:

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem and/or prepay certain debt;

•	pay dividends on our stock to our stockholders or repurchase our stock or other equity interests;

•	make certain investments;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	make certain capital expenditures; and

•	agree to restrictions on our subsidiaries’ ability to pay dividends and make other distributions to us.

In addition, the indenture governing our 3.75% convertible senior notes restricts mergers under specified circumstances, may require us to offer to purchase the convertible senior notes from the holders upon the occurrence of specified “fundamental changes,” and may require adjustments in the conversion ratio for the convertible senior notes as a result of specified “make-whole fundamental changes.” These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, mergers and acquisitions and other corporate opportunities. We do not believe the Marriott sale transaction, the merger or the REIT conversion will result in a fundamental change or a make-whole fundamental change.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by financing agreements on our ability to pay dividends, incur additional debt and to take other actions might significantly impair our ability to obtain other financing and make distributions to our stockholders to maintain our REIT qualification.

Our indebtedness is secured by a substantial portion of our assets.

Subject to applicable laws and certain agreed-upon exceptions, our $925 million senior secured credit facility, which we will be required to amend prior to consummating the Marriott sale transaction, is secured by liens on the substantial majority of our assets, including mortgages on each of our Gaylord Hotels properties. In the event of a default under our $925 million senior secured credit facility, or if we experience insolvency, liquidation, dissolution or reorganization, the holders of our secured debt instruments would first be entitled to payment from their collateral security, and only then would holders of our unsecured debt be entitled to payment from our remaining assets.

We will continue to be a holding company and depend upon our subsidiaries’ cash flow to meet our debt service obligations.

We will continue to be a holding company after the completion of the merger and REIT conversion, and we will conduct the majority of our operations through our subsidiaries, including our TRSs. As a result, our ability to meet our debt service obligations substantially depends upon our subsidiaries’ cash flows and payments of funds to us by our subsidiaries as dividends, loans, advances, leases or other payments. The payment of dividends and/or making of loans, advances, leases or other payments by our subsidiaries will be subject to the approval of those subsidiaries’ boards. Our subsidiaries’ ability to pay such dividends and/or make such loans, advances, leases or other payments may also be restricted by, among other things, applicable laws and regulations and current and future debt agreements into which our subsidiaries may enter.

We and our third-party hotel managers will rely on information technology in our operations, and any material failure, inadequacy, interruption, or security failure of that technology could harm our business.

We and our third-party hotel managers will rely on information technology systems, including networks and the Internet, to process, transmit, and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. Our businesses require collection of large volumes of internal and customer data, including credit card numbers and other personally identifiable information of our customers in various information systems and those of our service providers. The integrity and protection of customer, employee, and company data is critical to us. If that data is inaccurate or incomplete, we or the hotel managers could make faulty decisions. Customers and employees also have a high expectation that we and our service providers will adequately protect their personal information. The regulatory environment surrounding information, security and privacy is also increasingly demanding. Our existing systems may be unable to satisfy changing regulatory requirements and employee and customer expectations, or may require significant additional investments or time to do so. Despite implementation of various measures designed to protect our information systems and records, including those we maintain with our service providers, we or the hotel managers may be subject to security breaches, system failures, viruses, operator error or inadvertent releases of data. A significant theft, loss, or fraudulent use of customer, employee, or company data maintained by us or by a service provider or failure to comply with the various U.S. and international laws and regulations applicable to the protection of such data or with Payment Card Industry data security standards, could adversely impact our reputation and could result in remedial and other expenses, fines, or litigation. A breach in the security of our information systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits.

Our properties are subject to environmental regulations that could impose significant financial liability on us.

Environmental laws, ordinances and regulations of various federal, state, local and foreign governments regulate certain of our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in the properties we currently own or operate or those we previously owned or operated. Those laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead- or asbestos-containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Finally, certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property. Existing governmental laws and regulations may be revised or new laws and regulations relating to climate change, air quality or other environmental and health concerns may be adopted or become applicable to us, which could affect the operations of our hotels and/or result in significant additional expense and operating restrictions. The costs to clean up a contaminated property, to defend a claim, or to comply with environmental laws could be material and could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Compliance with the Americans with Disabilities Act could require us to incur substantial costs.

Under the Americans with Disabilities Act of 1990, as amended, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. Although we believe that our hotel properties substantially comply with present requirements of the ADA, we may be subject to audits or investigations of all of our hotels to determine our compliance, and one or more hotels may not be fully compliant with the ADA. Noncompliance with the ADA could result in the incurrence of additional costs to attain compliance. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our hotel properties and to make alterations as appropriate in this respect. If we are required to make substantial modifications to our hotel properties, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations, the market price of our common stock and amount of cash available for debt service or distributions to our stockholders could be adversely affected.

We have invested, and in the future may invest, in joint ventures or certain minority equity interests over which we have no significant control, to or for which we may owe significant obligations and for which there is no readily available market, and these investments may not be profitable.

We may invest with third-parties through partnerships, joint ventures or other entities, by acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. These types of investments may not be liquid and we may have little or no rights, or ability, to exercise the direction or control of the respective enterprises. In connection with these investments, we may have obligations under certain guarantees related to such investments. The ultimate value of any joint ventures or minority investments will be dependent upon the efforts of others over an extended period of time. The nature of our interests and the absence of a readily available market for those interests restrict our ability to dispose of them. Our lack of control over the management of any business in which we are a joint owner or minority investor and the lack of a readily available market to sell our interest in these businesses may cause us to recognize a loss on our investment in these businesses or to incur costs or liabilities that we do not control, but for which we may be required to contribute capital or satisfy financial commitments. These arrangements are subject to uncertainties and risks, including those related to conflicting joint venture partner interests and to our joint venture partners failing to meet their financial or other obligations.

As an owner of hotel properties and operator of leisure businesses, we are subject to risks relating to acts of God, terrorist activity and war.

Our operating income and ability to make distributions to our stockholders may be reduced by acts of God, such as natural disasters or acts of terrorism, in locations where we own and/or operate significant properties and areas of the world from which we draw a large number of customers. Gaylord Opryland, which is located adjacent to the Cumberland River and is protected by levees built to sustain a 100-year flood, suffered flood damage on May 3, 2010 as the river rose to levels that over-topped the levees. In response to the flood, we have increased the per occurrence flood insurance limit for our Gaylord Opryland hotel to $150 million. We have also commenced enhancements to the levees that protect the hotel to increase the height of the levees. While we believe these steps are reasonable given the likelihood of flood damage at Gaylord Opryland, there can be no assurances that flooding will not occur at Gaylord Opryland in the future. In addition, in January of 2007, the Army Corps of Engineers announced that the Wolf Creek Dam on Lake Cumberland in Kentucky was at risk for structural failure. Although the Corps is taking action, including lowering the water level at Lake Cumberland and making structural repairs to the dam to reduce the chances of a dam breach, a significant portion of our Gaylord Opryland property in Nashville is in the Cumberland River flood plain and would be at risk if the dam should fail. Some types of losses, such as from flood, earthquake, terrorism and environmental hazards, may be either uninsurable, subject to sublimit, or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife, as well as geopolitical uncertainty, may cause our future results to differ materially from anticipated results.

We will continue to be subject to risks associated with the employment of hotel personnel, particularly with hotels that employ unionized labor, which could increase our operating costs, reduce the flexibility of our third-party hotel managers to adjust the size of the workforce at our hotel properties and impair our ability to make distributions to our stockholders.

Our third-party hotel managers will be responsible for hiring and maintaining the labor force at each of our hotel properties. Although we will not directly employ or manage employees at our hotel properties after the REIT conversion is completed, we will be subject to many of the costs and risks generally associated with the hotel labor force, including at those of our hotels with unionized labor. From time to time, hotel operations may be disrupted as a result of strikes, lockouts, public demonstrations or other negative actions and publicity. We also may incur increased legal costs and indirect labor costs as a result of contract disputes or other events. The resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. Furthermore, labor agreements may limit the ability of our third-party hotel managers to reduce the size of hotel workforces during an economic downturn because collective bargaining agreements are negotiated between the third-party hotel managers and labor unions. We do not have the ability to control the outcome of these negotiations.

General Risks Related to the Lodging Industry

Current economic conditions may reduce demand for hotel properties and adversely affect hotel profitability.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. GDP. It is also sensitive to business and personal discretionary spending levels. Declines in corporate travel budgets and consumer demand due to adverse general economic conditions, such as declines in U.S. GDP, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenues and profitability of our hotel properties and therefore the net operating profits of our TRS lessees to whom we will lease our hotel properties. The recent global economic downturn led to a significant decline in demand for products and services provided by the lodging industry, lower occupancy levels and significantly reduced room rates.

We anticipate that recovery of demand for products and services provided by the lodging industry will lag improvement in economic conditions. We cannot predict how slow the global or domestic economic recovery will be or how slow the recovery in the lodging industry will be. An ongoing period of economic weakness would likely have an adverse impact on our revenues and negatively affect our financial condition, results of operations, the market price of our common shares and our ability to make distributions to our stockholders.

Our operating results and ability to service debt and make distributions to our stockholders may be adversely affected by various operating risks common to the lodging industry.

Our hotel properties have different economic characteristics than many other real estate assets, and a hotel REIT is structured differently than many other types of REITs. A typical office property owner, for example, has long-term leases with third-party tenants, which provide a relatively stable long-term stream of revenue. Our TRS lessees, on the other hand, do not enter into a lease with a third-party hotel manager. Instead, our TRS lessees will engage our third-party managers pursuant to hotel management agreements and pay the third-party hotel managers fees for managing our hotel properties. The TRS lessees will receive all the operating profit or losses at our hotel properties, net of fees and reimbursements. Moreover, virtually all hotel guests stay at a hotel for only a few nights at a time, so the rate and occupancy at each of our hotel properties changes every day. As a result, we may have highly volatile earnings.

In addition, our hotel properties are subject to various operating risks common to the lodging industry, many of which are beyond our or a manager’s control, including the following:

•	competition from other hotel properties in our markets;

•	over-building of hotels in our markets, which could adversely affect occupancy and revenues at our hotel properties;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international, national, regional and local economic and market conditions;

•	the impact of the use of Internet travel intermediaries by consumers;

•

unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters, such as hurricanes and earthquakes;

•	adverse effects of a downturn in the lodging industry; and

•	risks generally associated with the ownership of hotels and real estate, as discussed in more detail below.

These factors could reduce the net operating profits of our TRS lessees, which in turn could adversely affect the amount or frequency of distributions we make to our stockholders.

General Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our hotel properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more of our hotel properties in response to changing economic, financial and investment conditions may be limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•

civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist acts, such as those that occurred on September 11, 2001.

We may decide in the future to sell one or more of our hotel properties. We cannot predict whether we will be able to sell any hotel property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel, we may agree to lock-out provisions that materially restrict us from selling that hotel for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that hotel. These factors and any others that would impede our ability to respond to adverse changes in the performance of our hotel properties could have a material adverse effect on our operating results and financial condition, as well as the amount of cash available for distributions to our stockholders.

Risks Related to Granite Hotel Properties, Inc.’s Organizational Structure

The organizational documents of Granite and Delaware law could make it difficult for a third-party to acquire control of us.

Upon completion of the merger, the Granite Charter and Granite Bylaws will contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions:

•	impose restrictions on transfer and ownership of our common stock that are designed to assist us in maintaining our status as a REIT;

•

authorize us to issue “blank check” preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of common stock;

•	establish advance notice requirements for submitting nominations for election to our board of directors and for proposing matters that can be acted upon by stockholders at meetings;

•	provide that special meetings of stockholders may be called only by our chairman or by a majority of the members of our board of directors;

•	prohibit stockholder actions taken on written consent; and

•	impose restrictions on ownership of common stock by non-United States persons due to our ownership of a radio station.

We are, and following the completion of the merger, will continue to be, subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Together, the Granite Charter, Granite Bylaws, and Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our common stock, and also could limit the price that investors are willing to pay in the future for shares of our common stock.

Our issuance of preferred stock could adversely affect holders of our common stock and discourage a takeover.

Upon completion of the merger, the Granite Charter will permit our board of directors to issue up to 100 million shares of preferred stock without any action on the part of our stockholders. As of the date hereof, we have no shares of preferred stock outstanding. Our board of directors also will have the power, without stockholder approval, to set the terms of any new series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue shares of preferred stock in the future that have preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to our stockholders.

The ownership limitations in the Granite Charter may restrict or prevent stockholders from engaging in certain transfers of our common stock.

To qualify and remain qualified as a REIT, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include various kinds of entities) during the last half of any taxable year. To assist us in qualifying as a REIT, upon completion of the merger, the Granite Charter will contain a share ownership limit. Generally, any of our shares owned by affiliated owners will be added together for purposes of the share ownership limit. We anticipate that the Granite Charter will provide that (subject to certain exceptions described below) no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of capital stock, or any class or series of capital stock, of Granite, which ownership percentage assumes that the selling stockholder sells all of its shares of common stock of Gaylord in this offering. If anyone transfers shares in a manner that would violate the share ownership limit or prevent us from qualifying as a REIT, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the share ownership limit, or we will consider the transfer to be null and void from the outset, and the intended transferee of those shares will be deemed never to have owned the shares.

The Granite Charter also prohibits the ownership of shares by any person or entity if such would violate or otherwise be inconsistent with federal communications laws or regulations pertaining to the ownership of television or radio stations, cable television or other radio authorizations by (i) foreign persons or entities, (ii) persons or entities having interests in television or radio broadcast stations, newspapers or cable television systems, and (iii) entities seeking direct or indirect control of us without prior federal regulatory approval. In the event of a transfer that would result in a violation or inconsistency with federal communications laws or regulations we may refuse to permit the transfer, suspend the rights of share ownership as necessary to prohibit the violation or inconsistency, or redeem the shares.

Anyone who acquires shares in violation of the share ownership limit or the other restrictions on transfer in the Granite Charter bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale. In addition, these ownership limitations may prevent an acquisition of control of us by a third-party without the approval of our board of directors, even if our stockholders believe the change of control is in their interest.

The ability of our board of directors to change our major policies without the consent of stockholders may not be in our stockholders’ interest.

Our board of directors determines our major policies, including policies and guidelines relating to our acquisitions, leverage, financing, growth, operations and distributions to our stockholders. Our board of directors may amend or revise these and other policies and guidelines from time to time without the vote or consent of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies and those changes could adversely affect our financial condition, results of operations, the market price of our common stock and our ability to make distributions to our stockholders.

Risks Related to Stock Ownership

We have not established a minimum distribution payment level, and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

Upon completion of the REIT conversion, we will generally be required to distribute to our stockholders at least 90% of our REIT taxable income (subject to certain adjustments and excluding any net capital gains) each year for us to maintain our qualification as a REIT under the Code, which requirement we currently intend to satisfy, and we must distribute 100% of our taxable income, including capital gains, to eliminate federal tax liability. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income.

Subject to maintaining our REIT qualification, we intend to make regular quarterly distributions to our stockholders, but no assurances can be made as to the amount of distributions in the future. Our board of directors will have the sole discretion to determine the timing, form and amount of any distributions to our stockholders. Among the factors that could impair our ability to make distributions to our stockholders are:

•	our inability to invest our available cash;

•	our inability to realize attractive risk-adjusted returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	defaults in our investment portfolio or decreases in the value of the underlying assets; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that the level of any distributions we make to our stockholders in the future will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common stock.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gains income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

The market price of our common stock may vary substantially.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the market price of our common stock is the annual yield from distributions on our common stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our shares to demand a higher annual yield, which could reduce the market price of our common stock.

Other factors that could affect the market price of our common stock include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•

unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics, such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters, such as hurricanes, tsunamis or earthquakes.

Conversion of our 3.75% convertible senior notes may dilute the ownership interests of our stockholders, and the market price of our common stock may be impacted by note hedge and warrant transactions we entered into in connection with the issuance of the 3.75% convertible senior notes.

Our 3.75% convertible senior notes are convertible at the option of the holders during the third quarter of 2012. The notes may become convertible in other future calendar quarters if the closing market price of our common stock exceeds 120% of the then effective conversion price for at least 20 trading days during the 30 consecutive trading day period immediately prior to the beginning of such calendar quarter. The notes may also become convertible if the cash portion of the special E&P distribution, or any future distributions, exceeds 10% of the market price of our common stock on the day before the declaration of such distribution.

Upon the conversion of our 3.75% convertible senior notes, we may elect, at our option, to deliver shares of common stock, cash, or a combination of cash and shares of common stock in satisfaction of our conversion obligations. We intend to settle the face value of any notes that are converted in cash. Any shares of common stock that we elect to issue upon conversion of the notes will dilute the ownership interests of our stockholders, and any sales in the public market of the common stock issued upon such conversion could adversely affect the market price of our common stock.

In addition, we entered into note hedge transactions with various financial institutions at the time of issuance of the 3.75% convertible senior notes, intended to reduce potential dilution with respect to our common stock upon conversion of the notes. We also entered into separate warrant transactions with the same financial institutions. The warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price of our common stock exceeds the strike price of the warrants.

In connection with establishing their initial hedge for the note hedge and warrant transactions, we believe that each of these financial institutions, or their affiliates, entered into their own various derivative transactions with respect to our common stock. These financial institutions or their affiliates are likely to modify their hedge positions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions during the time the 3.75% convertible senior notes are outstanding. In addition, we will exercise options we hold under the convertible note hedge transactions whenever notes are converted. To unwind its hedge positions with respect to those exercised options, we expect each of these financial institutions or its affiliates will likely sell our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during any settlement period for converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the 3.75% convertible senior notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of our common stock.

The conversion rate of our 3.75% convertible senior notes will be adjusted in connection with the special E&P distribution pursuant to customary anti-dilution provisions of the indenture governing the 3.75% convertible senior notes, which will result in additional shares of our common stock becoming issuable upon conversion of the 3.75% convertible senior notes (subject to the anti-dilutive effect of the note hedge transactions).

Risks Related to the Offering

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales by us or by our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, as consideration in acquisitions or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities or the availability of shares of our common stock or any other equity securities for future sales or issuances, will have on the trading price of our common stock.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

The price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock would decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; future sales by us or our subsidiaries of equity, equity-related or debt securities; the amount, if any, of dividends that we pay on our common stock; anticipated or pending investigations, proceedings or litigation that involve or affect us; changes in regional, national or global financial markets and economics and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility; and changes in government regulation or proposals relating to us. In addition, the U.S. and global securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock.

We will have broad discretion in how we use our net proceeds of this offering if the underwriter exercises the underwriter’s option. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

As part of this offering, we have granted the underwriter an option to purchase shares from us in addition to the shares to be sold by the selling stockholder in this offering. In the event that the underwriter exercises this option, we will have considerable discretion in the application of any net proceeds we receive from the shares we sell in this offering. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of any net proceeds we receive in this offering. We may use the net proceeds, if any, for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds we receive in this offering, if any, in a manner that does not produce income or that loses value.

Additional issuances of equity securities would dilute the ownership of existing stockholders and could reduce our earnings per share.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

The sale of our common stock by the selling stockholder could cause our common stock price to decline.

The selling stockholder is selling 5,643,129 shares of our common stock in this offering, which equals approximately 12.8% of our common stock outstanding on August 10, 2012 (which number gives effect to our repurchase of 5,000,000 shares of common stock from the selling stockholder on August 6, 2012). As a result of this offering, the market price for our common stock could decline and it may make it more difficult for us to sell equity securities at a time and at a price we deem appropriate.

Investors acquiring stock in this offering will be ineligible to vote at our special meeting of stockholders.

The record date for our special meeting of stockholders is August 8, 2012. As a result, any investor acquiring shares of our common stock in this offering will be ineligible to participate in the vote on the approval of the merger agreement and matters relating to the proposed REIT conversion, notwithstanding that any vote passed in respect of the merger agreement and matters relating to the proposed REIT conversion will be applicable to all of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Without limitation, you can identify these statements by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “will,” and similar terms. Examples of these statements include, but are not limited to, statements regarding: the consummation of the Marriott sale transaction and the fulfillment of conditions to the closing, including our obtaining consent and waivers of the lenders to our $925 million senior secured credit facility permitting us to amend the facility and the effects of such amendment; our expectation to effect the REIT conversion and to elect REIT status, including the timing and effect(s) of such election; the expected form, timing and amount of the special E&P distribution; the anticipated benefits of the REIT conversion, Marriott sale transaction and the merger, including potential increases in revenue and anticipated annualized cost synergies, net of management fees, of approximately $33 million to $40 million; estimated one-time costs related to the REIT conversion, including conversion, transaction and severance costs of $55 million, and anticipated federal income taxes associated with the receipt of the purchase price in the Marriott sale transaction and other transactions related to the REIT conversion, net of remaining net operating losses of approximately $43 million to $53 million; the satisfaction of the conditions to and the consummation of the merger with and into Granite; the holding of Granite’s non-qualifying REIT assets in one or more TRSs; our plan to operate as an umbrella partnership REIT; the expectation that Granite common stock will trade on the NYSE; potential growth opportunities, including future expansion of the geographic diversity of our existing asset portfolio through acquisitions; the anticipated pace of recovery in demand for products and services provided by the lodging industry, including group convention business, relative to general economic conditions; the potential operating and financial restrictions imposed on our activities under existing and future financing agreements and other contractual arrangements with third-parties; any potential future adoption of a shareholder rights plan by us or Granite; and any other business or operational matters.

The foregoing list is illustrative, but it is by no means an exclusive or exhaustive list of all the forward-looking statements made by us. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following risks and uncertainties: those associated with economic conditions affecting the hospitality business generally; the failure to receive, on a timely basis or otherwise, the required approvals of our stockholders; our ability to elect and qualify for REIT status, and the timing and effect(s) of that election; our ability to remain qualified as a REIT; the form, timing and amount of the special E&P distribution and receipt of a private letter ruling from the Internal Revenue Service, or IRS, with respect thereto; our and Marriott’s ability to consummate the sale transaction; our third party hotel manager’s ability to profitably operate our hotel properties; operating costs and business disruption may be greater than expected; and our ability to realize cost savings and revenue enhancements from the proposed REIT conversion and the Marriott sale transaction.

These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Additional factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in the sections entitled “Risk Factors” of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as the risks described in our other filings with the Commission that we incorporate by reference into this prospectus supplement and the accompanying prospectus.

You should keep in mind that any forward-looking statement we make in this prospectus supplement or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors, including those set forth under the heading “Risk Factors” of this prospectus supplement, may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements we make in this prospectus supplement, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this prospectus supplement or elsewhere might not occur.

PRO FORMA FINANCIAL INFORMATION

The following tables present selected financial data from our audited consolidated statement of operations for the year ended December 31, 2011 and our unaudited condensed consolidated statement of operations for the six months ended June 30, 2012, as well as our unaudited condensed consolidated balance sheet as of June 30, 2012. The following unaudited pro forma financial data gives effect to the (i) Marriott sale transaction, (ii) REIT conversion, and (iii) the repurchase agreement. The unaudited pro forma balance sheet is presented as if these transactions had occurred on June 30, 2012. The unaudited pro forma statements of operations present the effect of these transactions as though each had occurred on January 1, 2011, but calculated as each is expected to occur based on actual data as of June 30, 2012. The unaudited pro forma consolidated financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. We believe those pro forma adjustments are reasonable; however, actual results may materially and adversely differ from the pro forma information. The unaudited pro forma consolidated financial data is not necessarily indicative of the financial position or operating results that would have been achieved had the transactions been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the financial statements and related notes thereto of Gaylord included in Gaylord’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 24, 2012, and Gaylord’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the Securities and Exchange Commission on August 7, 2012.

The unaudited pro forma condensed consolidated statement of operations and condensed consolidated balance sheet do not reflect the following:

•

one-time costs related to the REIT conversion and Marriott sale transaction currently estimated to be $55 million, including approximately $10 million in investment banking fees, $6 million in legal fees, $4 million in consulting fees, $19 million in severance and retention costs, and $16 million in conversion costs;

•

anticipated federal income taxes associated with the receipt of the purchase price in the Marriott sale transaction and other transactions related to the REIT conversion, net of remaining net operating losses, of approximately $43 million to $53 million; or

•	anticipated annualized costs synergies, net of management fees, of approximately $33 million to $40 million.

The pro forma financial results assume that 100% of taxable income has been distributed and that all relevant REIT qualifying tests, as dictated by the Code and IRS rules and interpretations, were met for the entire year.

For accounting purposes, the merger of Gaylord with and into Granite will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in Granite will be the carryover basis of Gaylord. The stockholders’ equity of Granite will be that carried over from Gaylord.

Gaylord Entertainment Company and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

For the Year Ended December 31, 2011

(Amounts in thousands, except per share data)

	Actual	Sale of Gaylord Hotels Brand and Management Rights		REIT Conversion		Repurchase Agreement		Pro Forma
Revenues	$952,144							$952,144
Operating Expenses:
Operating Costs	566,390							566,390
Selling, general and administrative	179,301							179,301
Management fees		$14,658	(b)(c)					14,658
Casualty loss	1,225							1,225
Preopening costs	408							408
Depreciation and amortization	125,289							125,289

Operating income	79,531	(14,658)		$—		$—		64,873

Interest expense, net of amounts capitalized	(74,673)					(4,623	)(f)	(79,296)
Interest income	12,460							12,460
Income from unconsolidated companies	1,086							1,086
Other gains and (losses)	(916)							(916)

Income before income taxes and discontinued operations	17,488	(14,658)		—		(4,623)		(1,793)
(Provision) benefit for income taxes	(7,420)			9,732	(d)			2,312

Income from continuing operations	$10,068	$(14,658)		$9,732		$(4,623)		$519

Income per share from continuing operations:
Basic	$0.21							$0.01

Diluted	$0.20							$0.01

Weighted average shares outstanding:
Basic	48,351			8,584	(a)	(5,000	)(f)	51,935
Diluted	49,783			8,584	(a)	(5,000	)(f)	53,367

See accompanying notes to unaudited condensed consolidated pro forma financial statements

Gaylord Entertainment Company and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

For the Six Months Ended June 30, 2012

(Amounts in thousands, except per share data)

	Actual	Sale of Gaylord Hotels Brand and Management Rights		REIT Conversion		Repurchase Agreement		Pro Forma
Revenues	$492,144							$492,144
Operating Expenses:
Operating Costs	274,199							274,199
Selling, general and administrative	101,080							101,080
Management fees		$10,302	(b)(c)					10,302
Casualty loss	546							546
Preopening costs	339							339
Depreciation and amortization	62,688							62,688

Operating income	53,292	(10,302)		$—		$—		42,990

Interest expense, net of amounts capitalized	(28,813)					(2,312	)(f)	(31,125)
Interest income	6,175							6,175
Income from unconsolidated companies	109							109

Income before income taxes and discontinued operations	30,763	(10,302)		—		(2,312)		18,149
(Provision) benefit for income taxes	(15,783)			17,413	(d)			1,630

Income from continuing operations	$14,980	$(10,302)		$17,413		$(2,312)		$19,779

Income per share from continuing operations:
Basic	$0.31							$0.38

Diluted	$0.29							$0.36

Weighted average shares outstanding:
Basic	48,844			8,584	(a)	(5,000	)(f)	52,428
Diluted	51,402			8,584	(a)	(5,000	)(f)	54,986

See accompanying notes to unaudited condensed consolidated pro forma financial statements

Gaylord Entertainment Company and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

As of June 30, 2012

(Amounts in thousands, except per share data)

	Actual	Sale of Gaylord Hotels Brand and Management Rights		REIT Conversion		Repurchase Agreement		Pro Forma
ASSETS:
Current assets:
Cash and cash equivalents—unrestricted	$29,504	$210,000	(b)	$(66,700	)(a)	$—		$172,804
Cash and cash equivalents—restricted	1,150							1,150
Trade receivables, less allowance of $540	54,194							54,194
Deferred income taxes	4,993			(1,900	)(e)			3,093
Other current assets	44,397							44,397

Total current assets	134,238	210,000		(68,600)		—		275,638

Property and equipment, net of accumulated depreciation	2,200,616							2,200,616
Notes receivable, net of current portion	145,271							145,271
Long-term deferred financing costs	13,602							13,602
Other long-term assets	52,285							52,285
Long-term assets of discontinued operations	335							335

Total assets	$2,546,347	$210,000		$(68,600)		$—		$2,687,747

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Current portion of long-term debt and capital lease obligations	$750							$750
Accounts payable and accrued liabilities	151,735							151,735
Current liabilities of discontinued operations	147							147

Total current liabilities	152,632	$—		$—		$—		152,632

Long-term debt and capital lease obligations, net of current portion	1,034,456					185,000	(f)	1,219,456
Deferred income taxes	119,817			(57,752	)(e)			62,065
Deferred management rights proceeds		190,000	(b)					190,000
Other long-term liabilities	170,779							170,779
Long-term liabilities of discontinued operations	451							451

Commitments and contingencies
Stockholders’ equity:
Preferred stock, .01 par value, 100,000 shares authorized, no shares issued or outstanding	—							—
Common stock, .01 par value, 150,000 shares authorized, 49,098 shares issued and outstanding	491			86	(a)	(50	)(f)	527
Additional paid-in capital	937,592			266,714	(a)			1,204,306
Treasury stock of 385 shares, at cost	(4,599)							(4,599)
Retained earnings	170,759	20,000	(b)	(333,500	)(a)	(184,950	)(f)
				55,852	(e)			(271,839)
Accumulated other comprehensive loss:	(36,031)							(36,031)

Total stockholders’ equity	1,068,212	20,000		(10,848)		(185,000)		892,364

Total liabilities and stockholders’ equity	$2,546,347	$210,000		$(68,600)		$—		$2,687,747

See accompanying notes to unaudited condensed consolidated pro forma financial statements

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

(a)	Special E&P Distribution

The pro forma adjustments reflect the estimated amount to be paid in the special E&P distribution. The special E&P distribution, which is currently projected to be paid in the fourth quarter of 2012, combined with the corresponding adjustment to the conversion price of our 3.75% convertible senior notes, is expected to eliminate our “pre-REIT earnings and profits” which is our “earnings and profits” or “E&P” attributable to our and our predecessors’ operations for taxable periods ending prior to January 1, 2013, the effective date of our REIT election. Based on an E&P study that we had performed in 2011 and 2012, this combined amount, after giving effect to the repurchase agreement, is currently estimated to be $432.5 million. The determination of our E&P is based on applicable tax principles and will not bear a correlation to book basis retained earnings, or the retained earnings shown in our June 30, 2012 balance sheet, because of differences that exist between tax and book income and expenses. Based on our estimates of E&P, and provided that we obtain a ruling from the IRS in the form anticipated, (i) we expect to distribute an estimated $333.5 million in the special E&P distribution and (ii) approximately $99 million will be deemed distributed to the holders of our convertible notes in connection with the adjustment to the conversion price of the convertible notes pursuant to the anti-dilution features of the notes. These amounts are net of adjustments that will be made to our accumulated earnings and profits as a result of the repurchase of the selling stockholder’s shares.

The special E&P distribution will be comprised of cash or our common stock, at each stockholder’s election, subject to a cap on the total amount of cash of 20% of the amount of the special E&P distribution. Assuming that the 20% cap applies, the special E&P distribution is expected to consist of $66.7 million in cash and $266.8 million in shares of our common stock. The actual number of shares of our common stock distributed as the stock portion of the E&P distribution will be determined by dividing the dollar value of the stock portion by the average price of our common stock during a three-day period following the deadline for stockholder elections. We expect to receive a private letter ruling from the IRS that both the cash and stock components of the special E&P distribution will be treated as a taxable distribution, provided that the cap on cash will be no less than 20% of the amount of the special E&P distribution, in accordance with IRS practice.

The effect of the stock portion of the special E&P distribution has been reflected as a decrease in retained earnings and an increase to common stock and additional paid-in capital. The assumed number of new shares issued is added to the weighted average number of shares outstanding for the periods reported. For purposes of the pro forma adjustment to weighted average shares outstanding, an assumed ex-dividend trading price of $31.08 was used (based on our trading price of $38.56 as of June 29, 2012 and an estimated per-share dividend amount of $7.48). The impact to diluted weighted average shares outstanding is immaterial.

(b)	Deferred Management Rights Proceeds and Gain on Sale of Intellectual Property

We will receive $210 million from Marriott upon the closing of the Marriott sale transaction in exchange for rights to manage our Gaylord Hotels properties, which we refer to as the Management Rights, and certain intellectual property, which we refer to as the IP Rights. Based on our initial estimates for purposes of this pro forma financial information, we have preliminarily allocated $190 million of the purchase price to the Management Rights and $20 million to the IP Rights, which allocation was based on our estimates of the fair values for the respective components. We estimated the fair value of each component by constructing two distinct discounted cash flow models.

For the Management Rights, our discounted cash flow model utilizes estimates of the base and incentive management fees that we would pay to Marriott over the term of the hotel management agreements, assuming a high likelihood that automatic renewals would be triggered. We based the after-tax management fee estimates on comprehensive projections of revenues and profits for our four existing Gaylord Hotels for the next four years with growth rates gradually scaling down to an inflation-level assumption for the years thereafter. In selecting the discount rate, we relied on market-based estimates of capital costs and discount rate premiums that reflect management’s assessment of a market participant’s view of risks associated with the projected cash flows.

For the IP Rights, our discounted cash flow model reflects the application of a common variation referred to as the relief from royalty approach. Under this approach, fair value is estimated as the present value of future savings that would likely result due to the ownership of an asset as opposed to paying rent or royalties for its use. Key input assumptions to this model included projecting revenues for a hypothetical portfolio of new Gaylord-branded hotels that might gradually be developed in future years and deriving a market-based royalty rate to apply for the hypothetical future use of the brand on these new properties. For the revenue forecast, we relied upon our current development plans and our historical track record of large resort development, as tempered by current market conditions in the hospitality sector. Regarding the selected royalty rate, we relied upon our review of typical arm’s length franchise and brand licensing agreement structures, third party data bases, published studies and other qualitative factors. The selected royalty rate was applied to the estimated revenues from future Gaylord–branded facilities to derive projected royalty expenses avoided. These annual cash flow savings amounts were tax-affected then discounted at a rate derived from market-based estimates of capital costs and discount rates adjusted for management’s assessment of a market participant’s view of risks associated with the projected cash flows.

The amount related to the Management Rights will be deferred and amortized on a straight line basis over the 65-year term of the four hotel management agreements, including extensions, as a reduction in management fee expense for financial accounting purposes. The amount related to the IP Rights will be recognized into income as other gains and losses as of the closing of the transaction and has not been reflected in our unaudited pro forma condensed consolidated statements of operations.

(c)	Management Agreement

We will owe Marriott an annual management fee of 2% of revenue to operate and manage our Gaylord Hotels properties, as well as an incentive fee in accordance with the pooling agreement if certain income levels are met.

For the 2011 period, the base management fee was calculated as 2% of our Gaylord Hotels properties revenue (2% x $879,062,000), or approximately $17,581,000. No incentive fee would have been earned. The base management fee amount was reduced by the amortization of the deferred management rights proceeds discussed in footnote (b) above, or approximately $2,923,000.

For the 2012 period, the base management fee was calculated as 2% of our Gaylord Hotels properties revenue (2% x $453,935,000), or approximately $9,079,000. Based on income levels during the 2012 period (as defined in the hotel management agreements), approximately $2,685,000 would have been earned under the incentive fee. The base management fee amount was reduced by the amortization of the deferred management rights proceeds discussed in footnote (b) above, or approximately $1,462,000.

(d)	Income Taxes

As a result of the assumed REIT election (for pro forma purposes) effective as of January 1, 2011, income taxes would no longer be payable on certain of our activities due to the deduction for dividends paid for which REITs are eligible. The following table details the pretax income items considered to be part of the non-taxable REIT and hence were assumed not to give rise to tax liability or benefit as well as the pretax income items considered to be part of the TRS:

Gaylord Entertainment Company and Subsidiaries

Pro Forma Pre-Tax Book Income Reconciliation

(Unaudited)

For the Year Ended December 31, 2011 & For the Six Months Ended June 30, 2012

(Amounts in thousands)

	For the Year Ended December 31, 2011	For the Six Months Ended June 30, 2012
REIT Pre-Tax Book Income Reconciliation
Operating income from tenant leases	$142,050	$89,739
General and administrative costs	(34,040)	(17,956)
Interest costs	(70,782)	(26,997)
Allocated corporate administrative costs	(29,324)	(20,803)

REIT pre-tax book income	7,904	23,983

TRS Pre-Tax Book Income Reconciliation
Net operating income from TRS lessees	8,436	4,144
Operating income from non-REIT activities before general, administrative, and allocated corporate administrative costs	20,418	11,513
General, administrative, and allocated corporate administrative costs	(30,115)	(17,347)
Allocated interest costs	(8,436)	(4,144)

TRS pre-tax book income (loss)	(9,697)	(5,834)

Total pre-tax book Income (loss)	$(1,793)	$18,149

We allocate corporate costs of services directly to the operating units based on the benefits to be received by those operating units.

The following table is a reconciliation of the adjustment to income tax expense. For the income items considered to be part of the TRS, an average tax rate of 39.23% has been assumed.

Gaylord Entertainment Company and Subsidiaries

Pro Forma Provision for Income Taxes Adjustment

(Unaudited)

For the Year Ended December 31, 2011 & For the Six Months Ended June 30, 2012

(Amounts in thousands)

	For the Year Ended December 31, 2011	For the Six Months Ended June 30, 2012
TAX IMPACT OF ADJUSTMENT:
Change in pre-tax income at 35%	$(6,748)	$(4,415)
Non-taxable REIT income at 35%	(2,767)	(8,394)
Permanent items	(203)	(3,068)
Tax credits	1,330	884
Valuation allowance	347	—
State taxes	(1,691)	(2,420)

Provision of income taxes adjustment	$(9,732)	$(17,413)

State income taxes were calculated using an estimated state rate based on the apportionment and effective state rates for the states in which the company currently operates.

(e)	Deferred Income Taxes

The REIT conversion would create a one-time reversal through our statement of operations of deferred tax assets and liabilities for assets and liabilities no longer subject to income taxes at the REIT level. The pro forma results include the reversal of current deferred tax assets of approximately $1.9 million and noncurrent deferred tax liabilities of approximately $57.8 million. The actual reversal upon REIT election may vary depending on the assets within the TRS at the time of the actual REIT conversion, however, we do not expect any change to be material. This reversal has not been reflected in our unaudited pro forma condensed consolidated statement of operations. Additionally, this reversal has no effect on the calculation of the special E&P distribution noted in footnote (a) above, as this is a book entry and the special E&P distribution is calculated based on a tax basis. The following table is a list of the deferred tax assets and liabilities being reversed as a result of the REIT election.

Gaylord Entertainment Company and Subsidiaries

Pro Forma Reversal of Deferred Tax Balances Summary

(Unaudited)

As of June 30, 2012

(Amounts in thousands)

DEFERRED TAX ASSETS & LIABILITIES:	Dr./(Cr.)
Accounting Reserves & Accruals	$(493)
Tax Credits & Other Carryforwards	(2,295)
Defined Benefit Plan	—
Investments in Stock and Derivatives	(539)
Goodwill & Other Intangibles	477
Other Deferred Tax Liabilities	11,239
Net Operating Loss Carryforwards	(73,465)
Other Deferred Tax Assets	(246)
Property & Equipment	138,721
Investment in Partnerships	(3,321)
Rent Escalation	(26,692)
Valuation Allowance	12,466

Total	$55,852

(f)	Repurchase Agreement

Under the repurchase agreement, we repurchased 5,000,000 shares of Gaylord common stock at a price of $37.00 per share. The cost of this repurchase was funded with additional borrowings under our $925 million senior secured credit facility.

The interest expense associated with this additional borrowing of $185.0 million was calculated using the interest rate in effect at the time of the transaction for our revolving credit facility, which was approximately 2.5%.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE under the symbol “GET.”

The last reported sale for our common stock on the NYSE on August 10, 2012 was $40.41. The following table sets forth the quarterly range of the high and low per share daily sales prices for our common stock as reported by the NYSE.

	Low	High
Fiscal 2010
First Fiscal Quarter	$18.65	$29.47
Second Fiscal Quarter	$22.02	$34.55
Third Fiscal Quarter	$20.87	$31.49
Fourth Fiscal Quarter	$29.80	$37.38

Fiscal 2011
First Fiscal Quarter	$32.74	$38.22
Second Fiscal Quarter	$27.92	$36.62
Third Fiscal Quarter	$18.02	$32.37
Fourth Fiscal Quarter	$17.39	$25.13

Fiscal 2012
First Fiscal Quarter	$24.19	$32.14
Second Fiscal Quarter	$28.97	$40.37
Third Fiscal Quarter(1)	$35.02	$41.17

(1)	Through August 10, 2012.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012:

•	on an actual basis; and

•

on a pro forma basis as adjusted to give effect to (i) the repurchase from the selling stockholder of 5,000,000 shares of our common stock in a privately negotiated transaction at a purchase price of $37.00 per share for aggregate consideration of $185 million and the funding of this repurchase with borrowings under our existing $925 million senior secured credit facility (as further described under the section entitled “Prospectus Supplement Summary—Recent Developments—Repurchase Agreement”) and (ii) the completion of the offering assuming exercise of the underwriter’s option to purchase up to 846,469 shares of our common stock at a public offering price of $40.00 per share, after deducting estimated discounts, commissions and expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including all related notes, included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated herein by reference.

	As of June 30, 2012
	(amounts in thousands)
	Actual	As Adjusted for Repurchase and the Offering
Cash and Cash Equivalents:
Unrestricted cash and cash equivalents	$29,504	$59,155
Restricted cash and cash equivalents	1,150	1,150

Total cash and cash equivalents	$30,654	$60,305

Long-term debt (including current maturities):
$925.0 million senior secured credit facility	$555,000	$740,000
3.75% convertible senior notes due 2014	326,000	326,000
6.75% senior notes due 2014	152,180	152,180
Other debt	2,026	2,026

Total debt	$1,035,206	$1,220,206

Stockholders’ equity:

Preferred stock, $0.01 par value per share; 100,000,000 shares authorized actual and as adjusted; no shares issued and outstanding actual and as adjusted	—	—
Common stock, $0.01 par value per share; 150,000,000 shares authorized actual and as adjusted; 49,098,486 shares issued and outstanding actual and 44,944,955 shares issued and outstanding as adjusted	491	449
Additional paid in capital	937,592	970,056
Treasury stock of 385,000 shares at cost	(4,599)	(4,599)
Retained earnings	170,759	(17,012)
Accumulated other comprehensive loss	(36,031)	(36,031)

Total stockholders’ equity	$1,068,212	$912,863

Total capitalization	$2,103,418	$2,133,069

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from its sale of our common stock in this offering. Pursuant to the repurchase agreement, we have agreed to reimburse the selling stockholder for 50% of the underwriting discounts and commissions paid by the selling stockholder in connection with this offering, and we have agreed to pay all fees and expenses (including registration, filing, professional, printing and similar fees) incident to this offering except for legal and other fees and expenses incurred by the selling stockholder. If the underwriter exercises its option to purchase additional shares from us in full, the net proceeds to us from this offering, after deducting the underwriting discounts and commissions of $846,469, our reimbursement of 50% of the underwriting discounts and commissions paid by the selling stockholder in an aggregate amount of $2,821,564.50, and other offering fees and expenses to be paid by us, estimated to be approximately $540,000, will be approximately $29.7 million. The underwriter is under no obligation to exercise its option and, to the extent it is exercised, it may be exercised for less than the full amount of the option. We intend to apply any net proceeds to us from this offering for general corporate purposes.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger agreement, you should refer to the copy of the merger agreement that is included as Exhibit 2.3 to Amendment No. 1 to the Registration Statement on Form S-4 filed on July 30, 2012. You should carefully read the merger agreement in its entirety as it is a legal document that governs the merger.

Structure and Completion of the Merger

Granite is presently a wholly-owned subsidiary of Gaylord. The merger agreement provides that Gaylord will merge with and into Granite, at which time the separate corporate existence of Gaylord will cease and Granite will be the surviving entity of the merger. Upon the effectiveness of the merger, the outstanding shares of Gaylord common stock will be converted into the right to receive the same number of shares of Granite common stock and Granite will succeed to and continue to operate, directly or indirectly, the then existing business of Gaylord.

The board of directors of Gaylord and the board of directors of Granite have approved the merger agreement, subject to stockholder approval. The merger will become effective at the time the certificate of merger is submitted for filing with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, or DGCL, or at such later time as specified in the certificate of merger. We currently anticipate that the completion of the merger will occur on or about the time of (but not earlier than) the consummation of the Marriott transaction. The board of directors of Gaylord, however, reserves the right to cancel the merger at any time prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware, even if the stockholders vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of Gaylord or its stockholders.

Exchange of Certificates

Surrender of Certificates.    Computershare Investor Services will act as exchange agent for the merger. As soon as reasonably practicable after the merger is completed, the exchange agent will mail to each registered holder of a certificate of Gaylord common stock a letter of transmittal containing instructions for surrendering each holder’s certificate. Holders who properly submit a letter of transmittal and surrender their certificates to the exchange agent will receive, at their election, a certificate representing shares of Granite common stock equal to the number of shares reflected in the surrendered certificate or, alternatively, book-entry confirmation evidencing the number of shares of Granite common stock equal to the number of shares reflected in the surrendered certificate. The surrendered certificate will thereafter be canceled. Upon the effectiveness of the merger, each certificate representing shares of Gaylord common stock will be deemed for all purposes to represent a right to receive the same number of shares of Granite common stock until such certificate is exchanged for a certificate representing an equal number of shares of Granite common stock. If you currently hold shares of Gaylord common stock in uncertificated book-entry form, you will receive a notice of the completion of the merger and your shares of Granite common stock received in connection with the merger will continue to exist in uncertificated form.

Lost Certificates.    If any Gaylord certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact to the exchange agent and, if required by Granite, post a reasonable bond as indemnity against any claim that may be made against Granite with respect to such lost certificate.

Stock Transfer Books.    At the completion of the merger, Gaylord will close its stock transfer books, and no subsequent transfers of Gaylord common stock will be recorded on such books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

•

Organizational Documents of Granite.    The certificate of incorporation and the bylaws of Granite will be amended prior to the merger, and the certificate of incorporation and bylaws, as so amended, will be the Granite Charter and Granite Bylaws following the completion of the merger.

•

Directors and Officers.    The directors and officers of Gaylord immediately prior to the completion of the merger will be the directors and officers of Granite immediately after the completion of the merger.

•

Stock Incentive Plans.    Granite will assume the Amended and Restated Gaylord Entertainment Company 1997 Omnibus Stock Option and Incentive Plan and the Gaylord Entertainment Company Amended and Restated 2006 Omnibus Incentive Plan and all rights of participants in such plans to acquire shares of Gaylord common stock will be converted into rights to acquire shares of Granite in accordance with the terms of the plans.

•	Listing of Granite Common Stock. We expect that Granite’s common stock will trade on the NYSE under the ticker symbol “GET”.

Conditions to Completion of the Merger

The merger is subject to the following conditions:

•	adoption of the merger agreement by the requisite vote of the stockholders of Gaylord and Granite;

•	the board of directors of Gaylord shall not have determined that the restructuring transactions in connection with the REIT conversion have not occurred or are not reasonably likely to occur;

•

Granite will have amended and restated its certificate of incorporation to read substantially in the form of the Granite Charter and amended and restated its bylaws to read substantially in the form of the Granite Bylaws;

•	approval of the shares of Granite common stock for listing on the NYSE, subject to official notice of issuance;

•	the effectiveness of Granite’s Registration Statement on Form S-4 without the issuance of a stop order or initiation of any proceeding seeking a stop order by the Commission;

•

the board of directors shall not have determined, in its sole discretion, that legislation or proposed legislation with a reasonable possibility of being enacted would have the effect of substantially (i) impairing the ability of Granite to qualify as a REIT, (ii) increasing the federal tax liabilities of Gaylord or Granite resulting from the REIT conversion, or (iii) reducing the expected benefits to Granite resulting from the REIT conversion;

•

receipt of all governmental approvals and third-party consents to the merger, except for approvals or consents as would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of Granite and its subsidiaries taken as a whole; and

•	receipt by Gaylord from its tax counsel of an opinion to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The board of directors of Gaylord has the right to terminate the merger even if the stockholders vote to adopt the merger agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interest of Gaylord and its stockholders.

We have no current intention of abandoning the merger subsequent to the special meeting if the stockholders adopt the merger agreement, the other conditions to the merger are satisfied or waived and the stockholders approve the issuance of shares in connection with the special E&P distribution. However, the board of directors of Gaylord reserves the right to cancel the merger or the REIT conversion even if the stockholders of Gaylord vote to adopt the merger agreement, which is an important element of the REIT conversion, and the other conditions to the completion of the merger are satisfied or waived, if the board of directors determines that the merger or the REIT conversion is no longer in the best interests of Gaylord and its stockholders.

Regulatory Approvals

We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained prior to the completion of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of a certificate of merger as required under the DGCL, consent to a pro forma transfer of control from the Federal Communications Commission with respect to our radio station operations, and various state governmental authorizations.

Absence of Appraisal Rights

Pursuant to Section 262(b) of the DGCL, the stockholders of Gaylord will not be entitled to any appraisal rights as a result of the merger and the REIT conversion.

Restrictions on Sales of Granite Common Stock Issued Pursuant to the Merger

The shares of Granite common stock to be issued in connection with the merger will be, subject to the restrictions on the transfer of Granite common stock set forth in the Granite Charter, freely transferrable under the Securities Act, except for shares issued to any stockholder who may be deemed an “affiliate” of Gaylord for purposes of Rule 144 of the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Gaylord and may include the executive officers, directors and significant stockholders of Gaylord.

Accounting Treatment of the Merger

For accounting purposes, the merger will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in Granite is the carryover basis of Gaylord. Stockholders’ equity of Granite will be that carried over from Gaylord, after giving effect to the special E&P distribution.

RESTRUCTURING TRANSACTIONS IN CONNECTION WITH THE REIT CONVERSION

We will effect certain structural changes to the organization of our business prior to and after the completion of the merger. These restructuring transactions are intended to enable us to qualify as a REIT for federal income tax purposes for the taxable year beginning January 1, 2013 and to improve our tax efficiency. We have already commenced these restructuring transactions and will continue to pursue them to completion.

Restructuring Transactions Related to Engaging Third-Party Hotel Managers

Due to federal income tax laws that restrict REITs and their affiliates from operating and managing hotels, third-party hotel managers will operate and manage our hotel properties. In connection with our engaging third-party hotel managers to operate and manage our hotel properties, we have agreed to sell the Gaylord Hotels brand and rights to manage our Gaylord Hotels properties to Marriott and to enter into hotel management agreements with respect to such properties. Prior to the completion of the REIT conversion, we will be required to identify and engage a third-party hotel manager to operate and manage the Radisson Hotel at Opryland.

In connection with the Marriott sale transaction, we will form a limited liability company, which we refer to as the Transfer Subsidiary, the membership units of which will be sold to Marriott. Prior to the consummation of the Marriott sale transaction, we will transfer the workforce of our Gaylord Hotels properties to Transfer Subsidiary. In addition, we and our existing subsidiaries will transfer our intellectual property used primarily for operating and marketing our Gaylord Hotels properties, including the Gaylord Hotels brand, to Marriott.

After consummating the Marriott sale transaction and our engagement of a third-party hotel manager to operate and manage the Radisson Hotel at Opryland, we will cease to have employees of our hotel properties.

Formation of an UPREIT Structure

We plan to operate as an umbrella partnership REIT, or UPREIT, which means that substantially all of our assets will be held by, and operations will be conducted through, a subsidiary operating partnership that we will form, which we refer to as the Operating Partnership. We anticipate that the limited partnership interests of the Operating Partnership will be represented by units which will have the economic equivalent of and be convertible into one share of our common stock. By operating in an UPREIT structure, under certain circumstances we may issue units of limited partnership interest of the Operating Partnership to acquire hotel properties, which could defer the federal income tax on any gain of the sellers. Accordingly, because we may offer tax advantages to sellers receiving limited partnership interest units, our UPREIT structure may enable us to acquire hotel properties in the future which otherwise might not be available for sale.

Restructuring Transactions to Establish a REIT Corporate Structure

Prior to completing the merger, we will form a limited liability company as a wholly-owned subsidiary of Gaylord. Gaylord and such limited liability company will then form the Operating Partnership, of which Gaylord (and after the completion of the merger, Granite) will be the sole general partner owning 99% of the ownership interests of the Operating Partnership and such limited liability company will be a 1% limited partner.

Due to federal income tax laws, prior to the completion of the REIT conversion, our subsidiaries that own or have a leasehold interest in our hotel real property will transfer non-qualifying personal property, including certain fixtures, furniture and equipment, to our TRSs.

In connection with the REIT conversion, we will form new subsidiaries and cause such subsidiaries and certain existing subsidiaries to qualify as TRSs. Our TRSs will hold our non-qualifying assets and conduct our non-qualifying operations. Under the Code, no more than 25% of the value of our assets may be represented by securities of one or more TRSs and other non-qualifying assets.

Our TRSs that will lease or sublease our hotel properties, which we refer to as our TRS lessees, pursuant to such leases or subleases will make lease payments for the hotel properties. Our TRS lessees will engage third-party hotel managers to operate and manage our hotel properties pursuant to hotel management agreements.

Also in connection with the REIT conversion, we will restructure the business conducted by our Opry and Attractions segment so that such business, including the Grand Ole Opry, the Ryman Auditorium, the General Jackson, the Music City Queen, the Wildhorse Saloon, the ownership of Gaylord Springs Golf Links, WSM-AM Radio, Hee Haw, and any other non-REIT activities will be conducted through TRSs.

Amendment to $925 Million Senior Secured Credit Facility

Prior to consummating the Marriott sale transaction, we must obtain waivers and consents of the required lenders pursuant to our $925 million senior secured credit facility to amend the facility to accommodate the Marriott sale transaction, the merger, and the REIT conversion. We anticipate that this amendment, among other things, will (i) permit dividends to the extent permitted by the indenture for our 6.75% senior notes, and, if such indenture is terminated, to the extent necessary for us to maintain REIT status, (ii) allow our TRS lessees to lease our hotel properties, and (iii) update the facility generally to permit us to restructure and operate our business as described in this section. We believe that we will be able to obtain such waivers and consents. We anticipate that any amendment to our $925 million senior secured credit facility will continue to limit our levels of indebtedness and restrict our ability to pay distributions to our stockholders.

DISTRIBUTION POLICY

Existing Distribution Policy

We did not pay dividends on our common stock during the 2011 or 2010 fiscal years. Assuming we do not complete the merger and the REIT conversion, we do not presently intend to declare any cash dividends. Instead, we intend to retain our earnings to fund the operation of our business, to service and repay our debt, and to make strategic investments as they arise. Moreover, the terms of our debt contain financial covenants that restrict our ability to pay dividends. Our board of directors may reevaluate this dividend policy in the future in light of our results of operations, financial condition, cash requirements, future prospects, loan agreements and other factors deemed relevant by our board.

Distribution Policy Following the REIT Conversion

Upon completion of the merger and the REIT conversion, we intend to declare regular quarterly distributions to our stockholders commencing in the first quarter of 2013, the amount of which will be determined, and will be subject to adjustment by, our board of directors. However, if the merger or our ability to conform our operations to the requirements for qualification as a REIT are delayed, we may not be qualified to elect REIT status effective as of January 1, 2013. In such a case, we would not be able to reduce our corporate level federal income tax through distributions to our stockholders, and we would not commence the payment of distributions to our stockholders until such time as we qualified as a REIT.

To qualify as a REIT, we must annually distribute to our stockholders an amount at least equal to:

(i)	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

(ii)	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

(iii)	any excess non-cash income (as determined under Sections 856 through 860 of the Code).

Distributions to our stockholders will be authorized by our board of directors and declared by us based upon a variety of factors, including:

•	historical and projected results of operations, financial condition, cash flows, and liquidity;

•	our debt service requirements and covenants under our debt agreements;

•	capital expenditure and other expense obligations;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Code; and

•	other factors that our board of directors may deem relevant.

The amount of cash available for distributions to our stockholders depends, in part, upon our receipt of distributions from our Operating Partnership, which may depend upon receipt of lease payments from our TRS lessees, and, in turn, upon management of our hotel properties by our third-party hotel managers, and receipt of distributions from our TRSs. In addition to the factors outlined above, the per share amounts of distributions will depend on the number of our shares of common stock outstanding from time to time.

To the extent that, in respect of any calendar year, cash available for distributions to our stockholders is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable share distribution or distribution of debt securities. Income as computed for purposes of the tax rules described above will not necessarily correspond to our income as determined for financial reporting purposes.

Prior to consummating the Marriott sale transaction, we must obtain waivers and consents of the required lenders pursuant to our $925 million senior secured credit facility to amend the facility to accommodate the Marriott sale transaction, the merger, and the REIT conversion. We anticipate that such amendment, among other things, will (i) permit dividends to the extent permitted by the indenture for our 6.75% Senior notes, and, if such indenture is terminated, to the extent necessary for us to maintain REIT status, (ii) allow our TRS lessees to lease our hotel properties, and (iii) update the facility generally to permit us to restructure and operate our business as described in the section entitled “Restructuring Transactions in Connection with the REIT Conversion” of this prospectus supplement.

The indenture for our 6.75% senior notes and the terms of our current $925 million senior secured credit facility restrict our ability to pay dividends. Generally, unless we are permitted to pay a dividend in the circumstances described below, we are restricted from declaring or paying dividends (other than certain dividends payable in our equity securities) under the terms of the indenture and the credit facility. We may declare and pay a dividend if, after giving effect to such payment, (i) we will not be in default under the indenture or the credit facility, (ii) we would be permitted to incur $1.00 of additional indebtedness under the 2.00 to 1.00 fixed charge coverage ratio for our four most recent fiscal quarters, and (iii) such dividend payment (together with the amount of certain other restricted payments made by us since November 12, 2003) is less than the sum of:

•

an amount equal to our consolidated cash flow (from the beginning of the first fiscal quarter after November 12, 2003 to the end of the most recent fiscal quarter) less the product of 2.00 times our fixed charges for the same period; plus

•	100% of the aggregate net cash proceeds received by us since November 12, 2003 as contribution to our common equity capital or from the issue or sale of our equity securities; plus

•	the net reduction in our investments made after November 12, 2003 resulting from repayment of loans or advances or other transfers of assets or from the sale of any such investment.

We anticipate that the foregoing limitations would not prevent us from paying the special E&P distribution and future quarterly distributions in an amount sufficient to enable us to maintain our status as a REIT.

THE SPECIAL E&P DISTRIBUTION

We have operated as a taxable C corporation for federal tax purposes since our incorporation. To the extent our taxable income (with certain adjustments) in any given year is not distributed to our stockholders or otherwise reduced by losses, it becomes accumulated earnings and profits. After the merger is completed, Granite will succeed to Gaylord’s current and accumulated earnings and profits. Because a REIT is not permitted to retain earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation, we will make a one-time special distribution, the special E&P distribution, to distribute all of our C corporation earnings and profits to our stockholders.

We expect that that the special E&P distribution will be declared and paid in the fourth quarter of 2012 to stockholders of record at such time, who may be different than those who are entitled to notice of and to vote at the special meeting. However, our board of directors may determine to declare and pay the special E&P distribution at another time, but not later than December 31, 2013, if we elect REIT status for the taxable year beginning January 1, 2013.

We have applied for a ruling from the Internal Revenue Service, or IRS, to the effect that the special E&P distribution will generally be treated for federal income tax purposes as a taxable distribution. In the event that we receive a favorable ruling from the IRS, we expect to limit the total amount of cash payable in the special E&P distribution to a maximum of 20% of the total value of the special E&P distribution. The balance of the special E&P distribution will be in the form of shares of our common stock. For a description of the tax consequences of the special E&P distribution, see “Material Federal Income Tax Consequences—Taxation of the Special E&P Distribution” of this prospectus supplement.

If the total amount of cash elected by our stockholders exceeds 20% of the total value of the special E&P distribution, then, in general, the available cash will be prorated among those stockholders that elect to receive cash. The details and consequences of the special E&P distribution will be described in the election form and accompanying materials that will be mailed to stockholders in connection with the special E&P distribution.

In connection with our declaration and payment of the special E&P distribution, we expect that we will adjust the number of shares of stock subject to and the exercise price for outstanding equity awards, if any, under our Amended and Restated 2006 Omnibus Plan and our Amended and Restated 1997 Omnibus Stock Option and Incentive Plan. In addition, the conversion rate for our outstanding 3.75% convertible senior notes will be adjusted, resulting in an increase in the number of shares underlying our 3.75% convertible senior notes. The number of shares subject to the options we purchased and the warrants we sold in connection with the issuance of our 3.75% convertible senior notes and the exercise prices per share for such options and warrants will also be adjusted.

OUR BUSINESS

Gaylord was originally incorporated in 1956 and was reorganized in connection with a 1997 corporate restructuring. Gaylord believes it is the only hospitality company whose stated primary focus is on the large group meetings and conventions sector of the lodging market. Gaylord’s hospitality business includes our Gaylord branded hotels, consisting of Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, Gaylord Palms Resort & Convention Center near Orlando, Florida, Gaylord Texan Resort & Convention Center near Dallas, Texas and Gaylord National Resort & Convention Center near Washington, D.C. Gaylord also owns and operates the Radisson Hotel at Opryland in Nashville, Tennessee. Gaylord’s award-winning Gaylord branded hotels incorporate not only high quality lodging, but also significant meeting, convention and exhibition space, superb food and beverage options and retail facilities within a single self-contained property. As a result, Gaylord’s properties provide a convenient and entertaining environment for convention guests.

Overview of Potential Restructurings

In May 2012, after conducting a strategic review of our businesses, our board of directors unanimously approved a plan to restructure our operations to allow us to be taxed as a REIT for federal income tax purposes beginning January 1, 2013, subject to the prior consummation of the Marriott sale transaction. In connection therewith, on May 31, 2012, we announced our agreement to sell the Gaylord Hotels brand and rights to manage our Gaylord Hotels properties to Marriott for $210 million in cash. The closing of the Marriott sale transaction is subject to the satisfaction of certain conditions, including our stockholders’ adoption of the merger agreement. We expect the consummation of the Marriott sale transaction to occur promptly after our stockholders adopt the merger agreement. Upon consummation of the Marriott sale transaction, Marriott will begin to be responsible for the day-to-day management of our Gaylord Hotels properties pursuant to management agreements to be entered into upon the closing of the Marriott sale transaction, and we anticipate that this management transition will be complete by January 1, 2013, when we anticipate that our election to become a REIT will be effective. In addition, prior to the completion of the REIT conversion, we will identify and engage a third-party hotel manager to operate and manage the Radisson Hotel at Opryland.

Due to federal income tax laws that restrict REITs from operating and managing hotels, we will not operate or manage any of our hotel properties after completing the REIT conversion. We will engage third-party hotel managers pursuant to hotel management agreements, and such third-party hotel managers will be responsible for the day-to-day management of our hotel properties, including, but not limited to, implementing significant operating decisions, setting rates for rooms and meeting space, controlling revenue and expenditures, collecting accounts receivable, and recruiting, employing and supervising employees at our hotel properties. We will not have the authority to require our third-party managers to operate our hotel properties in a particular manner, although we will have consent and approval rights for certain matters under our hotel management agreements with Marriott, subject to the limitations described therein. We believe that Marriott provides us with access to a world-class lodging operator. We expect Marriott to drive increased revenues by delivering new customer flows through their expansive sales force and attractive frequent traveler program, as well as their ability to manage group business. Additionally, we anticipate that our relationship with Marriott will allow us to significantly reduce corporate overhead and property level expenses.

The information in this subsection assumes that the merger and the REIT conversion will be completed, and that Granite will succeed to and continue our existing business.

After the completion of the REIT conversion, we believe that we will be the only hospitality REIT whose stated primary focus is group-oriented hotel properties located in urban and resort markets. Our current real estate portfolio includes our Gaylord Hotels properties consisting of Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, referred to as Gaylord Opryland, Gaylord Palms Resort & Convention Center near Orlando, Florida, referred to as Gaylord Palms, Gaylord Texan Resort & Convention Center near Dallas, Texas, referred to as Gaylord Texan, and Gaylord National Resort & Convention Center near Washington D.C., referred to as Gaylord National. We also own the Radisson Hotel at Opryland in Nashville, Tennessee.

Our award-winning Gaylord Hotels properties incorporate not only high quality lodging, but also significant meeting, convention and exhibition space and restaurant, retail and spa facilities within a single self-contained property. As a result, our properties provide a convenient and entertaining environment for convention guests.

In addition to our hotel properties, we also currently own and operate, and following the completion of the REIT conversion we will continue to own and operate through our TRSs, several attractions in Nashville, Tennessee, including the Grand Ole Opry, a live country music variety show that is the nation’s longest running live radio show and an icon in country music. Our local Nashville attractions provide entertainment opportunities for Nashville-area residents and visitors, including guests at Gaylord Opryland and the Radisson Hotel at Opryland.

Our operations are organized into three principal business segments: (i) Hospitality, which includes our hotel properties; (ii) Opry and Attractions, which includes our Grand Ole Opry assets, WSM-AM and our Nashville attractions; and (iii) Corporate and Other, which includes corporate expenses. These three business segments—Hospitality, Opry and Attractions, and Corporate and Other—represented approximately 93%, 7%, and 0%, respectively, of Gaylord’s total revenues for 2011.

Strategy

Our goal is to become the nation’s premier hospitality REIT for group-oriented meetings hotel assets located in urban and resort markets. Our current hotel properties focus on the large group meetings market in the United States. Our existing hotel properties are designed to appeal to meeting planners who arrange these large group meetings.

Existing Hotel Property Design.    Our existing hotel properties incorporate meeting and exhibition space, signature guest rooms, food and beverage offerings, fitness and spa facilities and other attractions within a large hotel property so attendees’ needs are met in one location. This property design creates a better experience for both meeting planners and guests, and has led to our hotel properties claiming a place among the leading convention hotels in the country.

Expansion of Hotel Asset Portfolio.    After we consummate the Marriott sale transaction and complete the REIT conversion, acquisitions of other hotels, particularly in the group meetings sector of the hospitality industry, either alone or through joint venture or alliances with one or more third-parties, will be part of our long-term growth strategy. We will no longer view independent large scale development of resort and convention hotels as part of our long-term growth strategy. We intend to pursue attractive investment opportunities which meet our acquisition parameters, specifically, group-oriented large hotels and overflow hotels with existing or potential leisure appeal. We are interested in highly accessible upper-upscale assets with over 400 hotel rooms in urban and resort group destination markets. We will also consider assets that possess or are located near conventions centers that present a repositioning opportunity and/or would significantly benefit from capital investment in additional rooms or meeting space. Through acquisitions we plan to expand the geographic diversity of our existing asset portfolio.

Leverage Brand Name Awareness.    We believe the Grand Ole Opry is one of the most recognized entertainment brands in the United States. We promote the Grand Ole Opry name through various media, including our WSM-AM radio station, the Internet and television, and through performances by the Grand Ole Opry’s members, many of whom are renowned country music artists, and we believe that significant growth opportunities exist through leveraging and extending the Grand Ole Opry brand into other products and markets. As such, we have alliances in place with multiple distribution partners in an effort to foster brand extension. We are continuously exploring additional products, such as television specials and retail products, through which we can capitalize on our brand affinity and awareness. We believe that licensing our brand for products may provide an opportunity to increase revenues and cash flow with relatively little capital investment.

Industry Description

According to the February 2011 study, “The Economic Significance of Meetings to the U.S. Economy,” conducted by PriceWaterhouseCoopers and published by the Convention Industry Council, in 2009, the meetings industry generated approximately $263 billion in direct spending. Of this amount, approximately $62 billion was spent on accommodations and food and beverage. These revenues include attendee “economic impact” (which includes spending on lodging, meals, entertainment and in-city transportation), not all of which we capture. An additional approximate $150 billion was spent on meetings and other commodities, which include event producer total gross sales (which include exhibitor and sponsor expenditures) and venue rentals. Convention hotels that attract larger group meetings typically have more than 1,000 guest rooms and, on average, contain approximately 125,000 square feet of exhibit space and approximately 45 meeting rooms.

According to the same study published by the Convention Industry Council, the group meetings market was comprised of approximately 1.8 million events in 2009, of which approximately 71% were corporate meetings and approximately 29% were conventions, trade shows, incentive and other meetings. Of the 100 largest hotels with meeting space, as tracked by Smith Travel Research, over half of the hotels contain over 130,000 square feet of meeting and exhibit space. Conversely, only 4% of these properties feature 500,000 square feet or more of meeting and exhibit space to host the nation’s largest groups. Examples of industries participating in larger meetings include health care, home furnishings, computers, sporting goods and recreation, education, building and construction, industrial, agriculture, food and beverage, boats and automotive. Conventions and association-sponsored events, which draw a large number of attendees requiring extensive meeting space and room availability, account for over half of total group spending and economic impact. Because groups, associations and trade shows generally select their sites two to six years in advance, thereby increasing earnings visibility, and groups enter into contracts that provide for minimum spending on stays and cancellation and attrition fees, we believe the convention hotel segment of the lodging industry is more predictable than the general lodging industry.

We believe that a number of factors contribute to the success of a convention center hotel, including the following: the availability of sufficient meeting and exhibit space to satisfy large group users; the availability of rooms at competitive prices; access to quality entertainment and food and beverage venues; destination appeal; appropriate regional professional and consumer demographics; adequate loading docks, storage facilities and security; ease of site access via air and ground transportation; and the quality of service provided by hotel staff and event coordinators. The ability to offer as many of these elements as possible within close proximity of each other is important in order to reduce the organizational and logistical planning efforts of the meeting planner. The meeting planner, who acts as an intermediary between the hotel event coordinator and the group scheduling the event, is typically a convention hotel’s direct customer. Effective interaction and coordination with meeting planners is key to booking events and generating repeat business. We believe Marriott’s ability to manage group business will enhance the interaction and coordination at our Gaylord Hotels properties and result in increased repeat business.

Based on our information and information and data obtained from Smith Travel Research, the hotels within the United States with the largest levels of exhibit and meeting space as of January 2012 are as follows:

Facility	Location	Hotel Rooms	Total Exhibit and Meeting Space (sq. ft.)
Venetian Resort & Casino	Las Vegas, NV	4,049	2,250,000
Mandalay Bay Resort & Casino	Las Vegas, NV	4,332	1,295,655
Gaylord Opryland Resort & Convention Center	Nashville, TN	2,882	640,000
MGM Grand Hotel & Casino	Las Vegas, NV	5,044	600,000
Gaylord National Resort & Convention Center	National Harbor, MD	1,996	470,000
Marriott Orlando World Center	Orlando, FL	2,000	450,000
Rosen Shingle Creek	Orlando, FL	1,500	445,000
Gaylord Texan Resort & Convention Center	Grapevine, TX	1,511	400,000
Gaylord Palms Resort & Convention Center	Kissimmee, FL	1,406	400,000
Hilton Anatole Hotel	Dallas, TX	1,608	344,638
Walt Disney World Swan and Dolphin Resort	Lake Buena Vista, FL	758	329,000
Caesars Palace	Las Vegas, NV	4,016	300,000
The Peabody Orlando	Orlando, FL	1,641	300,000
The Westin Diplomat Resort & Spa	Hollywood, FL	1,058	269,000
Sheraton Dallas	Dallas, TX	1,840	230,000
Disney’s Coronado Springs Resort	Lake Buena Vista, FL	1,921	220,000
Grand Sierra Resort & Casino	Reno, NV	2,001	200,000

Hotel Asset Portfolio—Strategic Plan

Our goal is to become the nation’s premier hospitality REIT for group-oriented hotel properties located in urban and resort markets. After we consummate the sale of the Gaylord Hotels brand and our rights to operate and manage our Gaylord Hotels properties are transferred to Marriott and we complete the REIT conversion, acquisitions of other hotels, particularly in the group meetings sector of the hospitality industry, either alone or through joint ventures or alliances with one or more third-parties, will be part of our long-term growth strategy. For additional information please see the section entitled “—Strategy—Expansion of Hotel Asset Portfolio” of this prospectus supplement. Our existing hotels incorporate meeting, convention and exhibition space with a large hotel property so the attendees never have to leave the location during their meetings. This concept of a self-contained destination dedicated primarily to the meetings industry has placed our Gaylord Hotels properties among the leading convention hotels in the country. In addition to Gaylord Opryland, we opened Gaylord Palms in January 2002, Gaylord Texan in April 2004 and Gaylord National in April 2008. In May 2012, we announced the sale of the Gaylord Hotels brand and the rights to manage our Gaylord Hotels properties to Marriott. We expect, among other things, that following consummation of the Marriott sale transaction, our Gaylord Hotels properties will generate increased revenues as Marriott will deliver new customer flows through their expansive sales force and attractive frequent traveler program, as well as their ability to manage group business.

Gaylord Opryland Resort and Convention Center—Nashville, Tennessee.    Gaylord Opryland is one of the leading convention destinations in the United States based upon number of rooms, exhibit space and conventions held. Designed with lavish gardens and expansive atrium areas, the resort is situated on approximately 172 acres in the Gaylord Opryland complex. Gaylord Opryland is one of the largest hotels in the United States in terms of number of guest rooms. Gaylord Opryland has a number of themed restaurants, retail outlets, and a full-service spa with 27,000 square feet of dedicated space and 12 treatment rooms. It also serves as a destination resort for vacationers due to its proximity to the Grand Ole Opry, the General Jackson Showboat, Gaylord Springs Golf Links (Gaylord’s 18-hole championship golf course), and other attractions in the Nashville area. Gaylord Opryland has 2,882 signature guest rooms, four ballrooms with approximately 127,000 square feet, 111 banquet/meeting rooms, and total meeting, exhibit and pre-function space of approximately 640,000 square feet. Gaylord Opryland has been recognized by many industry and commercial publications, receiving Successful Meetings magazine’s Pinnacle Award in 2007, 2008, 2010 and 2011, as well as Meeting & Convention’s Gold Key and Gold Platter Awards every year since 1993.

Gaylord Palms Resort and Convention Center—Kissimmee, Florida.    Gaylord Palms has 1,406 signature guest rooms, three ballrooms with approximately 76,000 square feet, 76 banquet/meeting rooms, and total meeting, exhibit and pre-function space of approximately 400,000 square feet. The resort is situated on a 65-acre site in Osceola County, Florida, which we have leased pursuant to a 75-year ground lease with a 24-year renewal option. The resort is approximately a five minute drive from the main gate of the Walt Disney World® Resort complex. Gaylord Palms has a number of themed restaurants, retail outlets and a full-service spa, with 20,000 square feet of dedicated space and 25 treatment rooms. In 2012, a new resort pool and new 2-story sports bar complex opened at Gaylord Palms. Hotel guests also have golf privileges at the world class Falcon’s Fire Golf Club, located a half-mile from the property. Gaylord Palms is rated as a AAA Four-Diamond Hotel and has been recognized by many publications, receiving Successful Meetings magazine’s Pinnacle Award in 2007, 2008, 2009, 2010 and 2011 and Meeting and Convention’s Gold Key and Gold Platter Awards every year since 2003.

Gaylord Texan Resort and Convention Center—Grapevine, Texas.    Gaylord Texan is situated on approximately 85 acres and is located approximately six minutes from the Dallas/Fort Worth International Airport. Of the 85 acres, we own 75 acres and lease approximately 10 acres pursuant to a ground lease. The hotel features a lavish and expansive atrium, 1,511 signature guest rooms, three ballrooms with approximately 85,000 square feet, 70 banquet/meeting rooms, and total meeting, exhibit and pre-function space of approximately 400,000 square feet. The property also includes a number of themed restaurants, retail outlets and a full-service spa with 25,000 square feet of dedicated space and 12 treatment rooms. Guests also have access to the adjacent Cowboys Golf Club. In 2006, we opened the Glass Cactus entertainment complex, an approximately 39,000 square foot venue with a performance stage, dance floor, and two-story outdoor deck, on land we own adjacent to the hotel. In 2011, we opened the Paradise Springs resort pool, a western-themed 10-acre resort pool and lazy river complex. Gaylord Texan is rated as a AAA Four-Diamond Hotel, and it received Successful Meetings magazine’s Pinnacle Award in 2008, Meeting and Convention’s Gold Key Award every year since 2005 and Meeting and Convention’s Gold Platter Award in 2007, 2010 and 2011.

Gaylord National Resort and Convention Center—Prince George’s County, Maryland.    Gaylord National opened in April 2008 and is situated on approximately 42 acres of land located on the Potomac River in Prince George’s County, Maryland, eight miles south of Washington, D.C. The hotel has 1,996 signature guest rooms, four ballrooms with approximately 103,000 square feet, 82 conference and breakout rooms, and total meeting, exhibit and pre-function space of approximately 470,000 square feet. The hotel complex includes an 18-story glass atrium, a 20,000 square foot spa and fitness center with 12 treatment rooms, and entertainment options such as restaurants, shops, and a two-story rooftop nightclub. Gaylord National is rated as a AAA Four-Diamond Hotel, and it received Successful Meetings magazine’s Pinnacle Award in 2011 and Meeting and Convention’s Gold Key Award in 2009, 2010 and 2011.

Radisson Hotel at Opryland.    We also own the Radisson Hotel at Opryland, a Radisson franchise hotel, which is located across the street from Gaylord Opryland. The hotel has 303 rooms and approximately 14,000 square feet of meeting space. In 2000, we entered into a 20-year franchise agreement with Radisson in connection with the operation of this hotel. Prior to the completion of the REIT conversion, we will identify and engage a third-party hotel manager to operate and manage the Radisson Hotel at Opryland.

Future Development.    Upon completion of the REIT conversion, we will no longer view independent large scale development of resort and convention hotels as a means of our growth. As a result, we will not proceed with our previously announced Aurora, Colorado and other potential development projects in the form we previously anticipated. We will reexamine how the Aurora project could be completed with minimal financial commitment, although we may not identify any such opportunity.

In January 2012, we announced that we had entered into a memorandum of understanding for a 50/50 joint venture with the Dollywood Company to develop a family entertainment zone adjacent to Gaylord Opryland on land that we currently own. The Dollywood Company will operate the park, and we will contribute both land and cash to represent our 50 percent share of the venture. Phase one of the project is a yet unnamed approximately $50 million water and snow park, which we believe will be the first of its kind in the U.S. An early 2013 groundbreaking date is expected with the park opening slated for summer 2014. The project is contingent upon finalizing agreements with governmental authorities pertaining to the construction of the necessary infrastructure and other contingencies.

Hotel Operating Data

The following table presents hotel operating data for our five hotel properties over the last five years (except for Gaylord National, which opened in 2008). For more information about our hotel properties, see the section entitled “—Hotel Asset Portfolio—Strategic Plan” of this prospectus supplement. All amounts are presented in thousands, except for percentages.

Gaylord Opryland

	For the Year Ended December 31,
	2011	2010		2009	2008		2007
Occupancy	72.8%	65.4	%(1)	66.5%	75.9	%(2)	80.2	%(2)
ADR	$153.54	$144.38		$150.07	$157.30		$151.50
RevPAR	$111.76	$94.41	(1)	$99.74	$119.32	(2)	$121.57	(2)
Total RevPAR	$277.61	$234.27	(1)	$235.10	$289.90	(2)	$285.22	(2)

(1)	Results and performance do not include the effect of casualty loss and preopening costs related to the Nashville flood in 2010 and are for the periods of time that the hotel was open. See the discussion of casualty loss set forth in the section entitled Management’s Discussion & Analysis of Financial Condition and Results of Operations—Operating Results—Casualty Loss in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are incorporated herein by reference.
(2)	Excludes 5,171 and 48,752 room nights that were taken out of service during the years ended December 31, 2008 and 2007, respectively, as a result of a multi-year rooms renovation program at Gaylord Opryland. The rooms renovation program was completed in February 2008.

Gaylord Palms

	For the Year Ended December 31,
	2011		2010	2009	2008	2007
Occupancy	73.9	%(1)	74.0%	67.0%	77.3%	77.1%
ADR	$155.09		$156.73	$176.13	$178.42	$180.52
RevPAR	$114.58	(1)	$116.00	$118.01	$137.93	$139.18
Total RevPAR	$306.31	(1)	$304.75	$306.34	$351.30	$354.30

(1)	Excludes 23,960 room nights that were taken out of service during 2011 as a result of a rooms renovation program at Gaylord Palms.

Gaylord Texan

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
Occupancy	75.7%	72.4%	66.3%	72.0%	74.9%
ADR	$178.32	$164.82	$165.13	$178.88	$172.92
RevPAR	$135.03	$119.27	$109.49	$128.77	$129.55
Total RevPAR	$366.89	$348.46	$310.74	$348.46	$349.54

Gaylord National

	For the Year Ended December 31,
	2011	2010	2009	2008
Occupancy	68.8%	73.7%	64.4%	61.6	%(1)
ADR	$195.66	$191.00	$206.86	$202.72
RevPAR	$134.52	$140.69	$133.16	$124.84	(1)
Total RevPAR	$322.72	$348.80	$317.54	$309.09	(1)

(1)	Excludes 1,408 room nights that were not in service during the year ended December 31, 2008 as these rooms were not released from construction on the date Gaylord National commenced normal operations.

Radisson Hotel at Opryland

	For the Year Ended December 31,
	2011	2010	2009	2008	2007
Occupancy	62.6%	51.0%	60.0%	66.9%	72.2%
ADR	$98.24	$87.11	$91.71	$101.37	$97.08
RevPAR	$61.52	$44.40	$55.03	$67.79	$70.09
Total RevPAR	$84.80	$54.96	$65.40	$82.07	$82.31

Our Relationship with Marriott

Purchase Agreement with Marriott

The following is a brief summary of the purchase agreement, and does not purport to be complete, and is qualified in its entirety by reference to the complete purchase agreement which is incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed May 31, 2012. You should carefully read the purchase agreement in its entirety as it is a legal document that governs the sale to Marriott of the Gaylord Hotels brand and the rights to manage our Gaylord Hotels properties.

In May 2012, we entered into a purchase agreement with Marriott, pursuant to which, subject to the satisfaction or waiver of certain conditions, we will transfer the Gaylord Hotels brand and the rights to manage our Gaylord Hotels properties to Marriott for $210 million in cash. Following the consummation of the Marriott sale transaction, Marriott will operate and manage our Gaylord Hotels properties. We will retain ownership in our Gaylord Hotels properties following the consummation of the sale transaction.

Pursuant to the terms of the purchase agreement, the consummation of the Marriott sale transaction remains conditioned upon our stockholders’ adopting the merger agreement, our obtaining the consent of the required lenders pursuant to our $925 million senior secured credit facility, the absence of any law or regulation that prohibits the consummation of the Marriott sale transaction, and, subject to materiality exceptions, the accuracy of representations and warranties made by Gaylord, Gaylord Hotels, Inc., Marriott Hotel Services, Inc., and Marriott. The purchase agreement contains certain termination rights for each of Gaylord and Marriott, including the right of each party to terminate the purchase agreement if the Marriott sale transaction has not been consummated by December 10, 2012, subject to Gaylord and Marriott agreeing to extend the closing to a later date.

Pursuant to the purchase agreement, we have agreed to cease all activities, discussions or negotiations and not to solicit proposals relating to the sale of the Gaylord Hotels brand and the right to manage our Gaylord Hotels properties. Although the purchase agreement does not prohibit us from considering or negotiating proposals to acquire Gaylord as a whole, if we enter into a definitive agreement with respect to an acquisition proposal or our board of directors or a committee thereof approves an acquisition proposal and intends to cause us to enter into a definitive agreement with respect to an acquisition proposal, prior to the date stockholder approval is obtained, we will be required to pay Marriott a termination fee of $12.5 million. Additionally, if stockholder approval of the merger is not obtained, or other conditions of the transaction are not met and the Marriott sale transaction is terminated, we may be required to pay a termination fee of $5 million (with credit for any conversion expenses reimbursed to Marriott, which may exceed $5 million). We may also be required to pay Marriott an additional fee of $5 million if stockholder approval of the merger is not obtained and an alternative management or acquisition agreement is consummated.

Upon the consummation of the Marriott sale transaction and pursuant to the terms of the purchase agreement, we will be a party to the form management agreement and the form pooling agreement discussed below.

Management Agreement and Pooling Agreement with Marriott

The following is a summary of the principal terms of the form management agreement, which we refer to as the management agreement, and the form pooling agreement, which we refer to as the pooling agreement, which we will enter into in connection with the consummation of the Marriott sale transaction. The following summary does not purport to be complete, and is qualified in its entirety by reference to the complete form management agreement and form pooling agreement, which are incorporated herein by reference to Exhibit 2.1 of our Current Report on Form 8-K filed May 31, 2012. You should carefully read the form management agreement and the form pooling agreement in their entirety as they are legal documents that will govern our relationship with Marriott following consummation of the sale transaction.

All capitalized terms in this section not defined herein have the meanings ascribed to them in the form management agreement and the form pooling agreement.

To comply with certain REIT qualification requirements, we must engage third-party managers to operate and manage our hotel properties. On or about the time of the merger, we plan to become a party to four hotel management agreements (one for each of our Gaylord Hotels properties) with Marble Transfer, LLC, or Manager, which will become a direct or indirect wholly-owned subsidiary of Marriott. Manager will operate and manage the Gaylord Hotels properties with the goal of optimizing long-term profitability.

Additionally, each owner of our Gaylord Hotels properties and each of our TRS lessees will be a party to a single pooling agreement with Manager.

Management Agreement

Term.    Each management agreement will have a term of thirty-five years, with three automatic 10-year renewal terms (provided the applicable Hotel has met certain performance thresholds), which we refer to as the Term.

Fees.    Manager will be entitled to a base management fee of two percent of gross revenues from each Hotel for each fiscal year or portion thereof, which we refer to as the Base Management Fee, and an incentive fee based on hotel profitability calculated on a pooled basis among the then Pooled Hotels, which we refer to as the Incentive Management Fee. The Base Management Fee is directly deducted by Manager from the gross revenues of each Hotel for each fiscal year. The Incentive Management Fee, if any, will be retained by Manager from Operating Profit (the Incentive Management Fee is discussed in greater detail below under the heading “Pooling Agreement”).

Payment of Operating Profit.    Annually, following the deduction of the Base Management Fee by Manager, the Operating Profit of each Hotel, if any, will be paid in the following manner:

First:    We will receive our Owner’s Priority (which is collectively $240,000,000 plus, in each case, certain additional amounts more specifically described in the Management Agreement, but approximately equal to (A) ten percent of the amount of Capital Expenditures funded by us, (B) ten percent of the cost of Conversion Work, as certified by us, and (C) ten percent of the amount funded by us for replacements, renewals, and additions to the furniture, fixtures and equipment and Routine Capital Expenditures, in excess of the FF&E Reserve).

Second:    Any Incentive Management Fee (as described in the Pooling Agreement below) will be paid to Manager.

Third:    The remaining balance of the Operating Profit, if any, will be paid to us.

Management Responsibilities.    Manager will, among other things, perform each of the following functions at the Hotel:

•	Establish employment policies and recruit, employ, supervise, direct and discharge the employees at the Hotel.

•	Establish prices, rates and charges for services provided in the Hotel, including guest room rates and rates for commercial space and other space in the Hotel.

•

Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

•	Receive, hold and disburse funds, maintain bank accounts and make payments on accounts payable and handle collections of accounts receivable.

•

Undertake publicity and promotion, arrange for and supervise public relations and advertising, prepare marketing plans, and make available to the Hotel the benefits of various marketing and guest loyalty and recognition programs in use in the Gaylord Hotel System as they may exist from time to time, such as the Loyalty Program.

•	Procure all inventories, including, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; and other merchandise intended for sale.

•

Procure all replacement fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms and similar items, whether used in connection with public space or guest rooms.

•

Prepare and deliver interim and annual accounting statements, annual operating statements, building estimates, furniture, fixtures and equipment estimates, and such other information as is required by the management agreement and be available at reasonable times to discuss generally with us and any mortgagee the above-listed items as well as the operations at the Hotel.

•	Plan, execute and supervise repairs, maintenance and furniture, fixtures and equipment purchases at the Hotel.

•	Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager.

•	Provide food and beverage services.

•	Provide certain chain services that are furnished on a comparable basis to the full service hotels in the Marriott Hotel System.

Assignment by Manager.    Manager will not assign or transfer its interest in the management agreement without our prior consent; provided, however, that Manager will have the right, without our consent, to (1) assign its interest in the management agreement to Marriott or any Affiliate of Marriott, (2) lease shops or grant concessions at the Hotel so long as the terms of any such leases or concessions do not exceed the Term of the management agreement (and subject to the limitations on Manager’s authority set forth in Section 1.16 of the management agreement), (3) assign its interest in the management agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of Manager or Marriott, and (4) assign its interest in the management agreement in connection with a merger or consolidation or a sale of all or substantially all of the Gaylord Hotel System assets owned by Manager, Marriott or any Affiliate of Manager or Marriott; provided that, in each instance, Manager shall ensure that such assignee is able to avail itself of the same trademarks, systems and other benefits of the Marriott Hotel System as are generally available to other hotels in the Marriott Hotel System both before and after the applicable transaction; provided further that, for so long as the pooling agreement is in effect as to the Hotel, the Hotel and the other hotels which are subject to the pooling agreement shall continue to be managed by one entity or such entity’s Affiliate.

Assignment by Granite.    We will not assign or transfer our interest in any management agreement without the prior consent of Manager; provided, however, that we will have the right, without such consent, to (1) conditionally assign any management agreement as security for a mortgage encumbering the Hotel in accordance with the management agreement and transfer our interest in connection with a foreclosure (or deed in lieu) in connection with such assignment, (2) assign our interest in any management agreement in connection with a Sale of the Hotel that complies with the provisions summarized below under “Sale of the Hotel”, and (3) assign any management agreement to any of our Affiliates, subject to compliance with provisions (3) and clause (4) summarized below under “Sale of the Hotel”.

Sale of the Hotel.    We will not enter into any Sale of the Hotel to any Person (or any Affiliate of any Person) who: (1) does not, in Manager’s reasonable judgment, have sufficient financial resources and liquidity to fulfill our obligations under the management agreement; (2) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, or is in control of or controlled by persons who have been convicted of felonies in any state or federal court; (3) either directly or indirectly, has an ownership interest (excluding that of a mere franchisee or a mere passive investor with a non-controlling interest) in a hotel brand (e.g., Hilton, Hyatt) totaling at least ten (10) full-service hotels or twenty-five (25) select-service hotels, or in a group of hotels totaling at least ten (10) full-service hotels or twenty-five (25) select-service hotels that are not affiliated with a brand but that are marketed and operated as a collective group, if such brand or group of hotels compete with Manager, Marriott or any Affiliate of Marriott; or (4) is, or any of its Affiliates or any other Person related to such Person that is proscribed by applicable law is, a Specially Designated National or Blocked Person. Furthermore, we will not enter into a Sale of the Hotel if we are at the time in Default under the terms of the management agreement.

Performance Termination.    We generally have the right to terminate a management agreement if, subject to certain Manager cure rights, with respect to any two (2) consecutive fiscal years (not including any portion of any fiscal year prior to the expiration of the third (3rd) full fiscal year after the effective date), if Operating Profit for each such fiscal year is less than the Performance Termination Threshold for such fiscal year; and the Revenue Index of the Hotel during each such fiscal year is less than the product of (i) the Revenue Index Threshold multiplied by the Hurdle; provided, however, that subject to the agreement between us and Manager, the Hurdle will be replaced with an amount equal to ninety-five percent (95%) of the actual index achieved for the twelve-month period ending June 30, 2012; and the failure of the Hotel to meet the tests described above is not wholly or partially the result of (i) an Extraordinary Event, (ii) any major renovation of the Hotel, (iii) any default by us, or (iv) the failure of the Hotel to comply with System Standards (unless such failure is caused by a default by Manager of its obligations under the management agreement).

Termination Due to Damage.    If, during the Term, the Hotel suffers fire or other casualty that results in damage to the Hotel and its contents to the extent that the total costs of repairing and/or replacing the damaged portion of the Hotel to the same condition as existed previously would be fifty percent (50%) or more of the then total replacement cost of the Hotel, the management agreement is terminable at the option of either party upon ninety (90) days’ written notice to the other party.

Condemnation.    In the event all or substantially all of the Hotel is taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event that a portion of the Hotel will be taken, but the result is that it is unreasonable to continue to operate the Hotel in accordance with the standards of the management agreement, the management agreement will terminate. Each party will have the right to initiate any such proceedings they deem advisable to recover any compensation to which they may be entitled.

Events of Default.    Subject to certain qualifications, after an Event of Default, the management agreement is generally terminable by the non-defaulting party if (a) the event of default has a material adverse effect on the non-defaulting party, and (b) if the defaulting party contests the occurrence of the Event of Default or its effect on the non-defaulting party, a court of competent jurisdiction has issued a final, binding and non-appealable order finding that the event of default has occurred and that it has had such a material adverse effect. Events of Default under the management agreement generally include, but are not limited to the following: the filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due; the consent to an involuntary petition in bankruptcy or the failure to vacate within ninety (90) days from the day of entry thereof, any order approving an involuntary petition by either party; and the failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in the management agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party’s receipt of notice from the non-defaulting party of such a failure.

Repayment of Initial Payment.    If the management agreement were to terminate for any reason during its initial thirty-five year term, except under certain limited exceptions (as described in the management agreement), we will be required to pay to Manager a certain portion of the unamortized Initial Payment, calculated in accordance with the terms of the management agreement.

Retained Management Rights Under the Management Agreement.    Pursuant to the terms of the management agreement, and subject to the limitations described therein, we will have the right to participate with Manager in the decision making process with respect to certain management activities including, but not limited to, the following:

•

review and approval of certain aspects of Manager’s preliminary business plan; provided that, should we disapprove of an item in the preliminary business plan and be unable to come to an agreement with Manager regarding such item, then a panel of experts will resolve the dispute;

•

review and approval of Manager’s assessment recommendations concerning the funding of the FF&E Reserve; provided that, should we disapprove of an FF&E estimate and be unable to come to an agreement with Manager regarding such estimate, then a panel of experts will resolve the dispute;

•

review and approval of Capital Expenditures; provided that, should we disapprove of a Capital Expenditure and be unable to come to an agreement with Manager regarding such expenditure, then a panel of experts will resolve the dispute;

•

control over and the right to manage, through one of our Affiliates or a third-party, any Hotel renovation or construction project that exceeds a total budget cost of $750,000, as adjusted by the GDP Deflator; and

•

review and approval of the hiring of any Senior Manager; provided that, should we reject three successive candidates for a single position, Manager will have the right, at its discretion, to fill the position with one of the rejected candidates.

Management Agreement Limitations on Secured Debt.    Subject to the pooling agreement described below, the management agreement provides for the following limitations on indebtedness encumbering a Hotel:

•	The aggregate principal balance of all mortgage and mezzanine debt encumbering the Hotel shall be no greater than 75% of the fair market value of the Hotel; and

•	The ratio of (a) aggregate Operating Profit (in the 12 months prior to the closing on the mortgage or mezzanine debt) to (b) annual debt service for the Hotel, shall equal or exceed 1.2:1.

Pooling Agreement

The pooling agreement provides for (i) the calculation of the Incentive Management Fees for the Gaylord Hotels properties on an aggregated basis; and (ii) the application of the limitations on secured debt on an aggregated basis.

Pooled Incentive Management Fee.    The pooled Incentive Management Fee will be equal to the following:

•	For the first two full fiscal years of the Term, an amount that is equal to twenty percent (20%) of Pooled Available Cash Flow for such fiscal year or portion thereof;

•

For the third (3rd) full fiscal year of the Term, the sum of ten percent (10%) of the first ten million dollars ($10,000,000) of Pooled Available Cash Flow for such fiscal year, plus twenty percent (20%) of any additional Pooled Available Cash Flow for such fiscal year; and

•

Commencing with the fourth (4th) full fiscal year of the Term, with respect to each such fiscal year or portion thereof, the sum of ten percent (10%) of the first fifteen million ($15,000,000) of Pooled Available Cash Flow for such fiscal year, plus twenty percent (20%) of any additional Pooled Available Cash Flow for such fiscal year or portion thereof.

“Pooled Available Cash Flow” is the amount by which Operating Profit for all then Pooled Hotels exceeds Owner’s Priority.

Pooled Limitations on Secured Debt.    The pooled limitations on Secured Debt will be as follows:

•	The aggregate principal balance of all mortgage and mezzanine debt on Pooled Hotels shall be no more than 75% of the fair market value of Pooled Hotels.

•

The ratio of (a) aggregate Operating Profit of Pooled Hotels (in the 12 months prior to closing on any mortgage or mezzanine debt), to (b) annual debt service for the Pooled Hotels, shall equal or exceed 1.2:1.

Opry and Attractions

In connection with the REIT conversion, we will own our Opry and Attractions businesses in TRSs which will conduct their business consistent with past practice, except that we will negotiate management or service agreements for Marriott to manage Gaylord Springs Golf Links. In addition, we may negotiate and enter into additional management or service agreements with Marriott with respect to certain of our other Opry and Attractions businesses, including the General Jackson and the Wildhorse Saloon. Any future management or service agreements we enter into will be fully negotiated and made pursuant to reasonable and customary industry terms and conditions.

The Grand Ole Opry.    The Grand Ole Opry, which celebrated its 86th anniversary in 2011, is one of the most widely known platforms for country music in the world. The Opry features a live country music show with performances every Friday and Saturday night, as well as additional weekly performances on a seasonal basis. The Opry House, home of the Grand Ole Opry, seats approximately 4,400 and is located in the Gaylord Opryland complex. The Grand Ole Opry moved to the Opry House in 1974 from its most famous home in the Ryman Auditorium in downtown Nashville. Each week, the Grand Ole Opry is broadcast live to millions of country lifestyle consumers on radio via WSM-AM and Sirius/XM Radio and streamed on the Internet. Select performances of the Grand Ole Opry are also broadcast on television via the Great American Country network. The show has been broadcast since 1925 on WSM-AM, making it the longest running live radio program in the United States. In addition to performances by its members, the Grand Ole Opry presents performances by many other country music artists.

Ryman Auditorium.    The Ryman Auditorium, which was built in 1892 and seats approximately 2,300, is designated as a National Historic Landmark. The former home of the Grand Ole Opry, the Ryman Auditorium was renovated and re-opened in 1994 for concerts and musical productions. The Grand Ole Opry returns to the Ryman Auditorium periodically, most recently from November 2011 to January 2012. The Ryman Auditorium has been nominated for “Theatre of the Year” by Pollstar Concert Industry Awards from 2003 to 2011, winning the award in 2003, 2004, 2010 and 2011, and was named the Venue of the Year by the Academy of Country Music in 2009 and 2011.

The General Jackson Showboat.    We operate the General Jackson Showboat, a 300-foot, four-deck paddle wheel showboat, on the Cumberland River, which flows past the Gaylord Opryland complex in Nashville. Its Victorian Theatre can seat 600 people for banquets and 1,000 people for theater-style presentations. The showboat stages Broadway-style shows and other theatrical productions. The General Jackson is one of many sources of entertainment available to conventions held at Gaylord Opryland. During the day, it operates cruises, primarily serving tourists visiting the Gaylord Opryland complex and the Nashville area.

Gaylord Springs Golf Links.    Home to a Senior PGA Tour event from 1994 to 2003 and minutes from Gaylord Opryland, Gaylord Springs Golf Links was designed by former U.S. Open and PGA Champion Larry Nelson. The 40,000 square-foot antebellum-style clubhouse offers meeting space for up to 500 guests.

The Wildhorse Saloon.    Since 1994, we have owned and operated the Wildhorse Saloon, a country music performance venue on historic Second Avenue in downtown Nashville. The three-story facility includes a dance floor of approximately 2,000 square feet, as well as a restaurant and banquet facility that can accommodate up to 2,000 guests.

WSM-AM.    WSM-AM commenced broadcasting in 1925. The involvement of Gaylord’s predecessors with country music dates back to the creation of the radio program that became The Grand Ole Opry, which has been broadcast live on WSM-AM since 1925. WSM-AM is broadcast from the Gaylord Opryland complex in Nashville and has a country music format. WSM-AM is one of the nation’s “clear channel” stations, meaning that no other station in a 750-mile radius uses the same frequency for night time broadcasts. As a result, the station’s signal, transmitted by a 50,000 watt transmitter, can be heard at night in much of the United States and parts of Canada.

Corporate and Other

Corporate and Other currently includes operating and selling, general and administrative expenses related to the overall management of Gaylord which are not allocated to the other reportable segments, including costs for Gaylord’s retirement plans, equity-based compensation plans, information technology, human resources, accounting, and other administrative expenses, and formerly included our ownership interests in certain investments. Following the consummation of the Marriott sale transaction, we anticipate that our corporate overhead expenses will be reduced.

Employees

As of December 31, 2011, we had approximately 6,680 full-time and 3,683 part-time and temporary employees. Of these, approximately 6,057 full-time and 3,143 part-time employees were employed in Hospitality; approximately 298 full-time and 538 part-time employees were employed in Opry and Attractions; and approximately 325 full-time and 2 part-time employees were employed in Corporate and Other. We believe our relations with our employees are good.

As of December 31, 2011, approximately 1,400 employees at Gaylord National were represented by labor unions and are working pursuant to the terms of the collective bargaining agreements which have been negotiated with the four unions representing these employees.

Upon consummating the Marriott sale transaction, we will transfer to Marriott approximately 8,400 employees who currently work at our Gaylord Hotels properties. In addition, in connection with the REIT conversion, we anticipate that there will be a reorganization within, and a reduction in the number of members of, our current executive management team and the other employees currently within the Corporate and Other segment. In connection with the reorganization, we anticipate that our corporate overhead expenses within the Corporate and Other segment will be reduced. Although the specific actions to be taken in connection with this reorganization have not yet been finally determined, we anticipate that we will terminate the employment of approximately 310 employees within our Corporate and Other segment of whom approximately 40% will transition their employment to Marriott. The severance cost associated with these terminations is included within our $19 million estimate of severance and retention costs related to the REIT conversion.

Competition

Hospitality

Our hotel properties compete with numerous other hotels throughout the United States and abroad, particularly the approximately 100 convention hotels that, on average, have over 1,000 rooms and a significant amount of meeting and exhibit space. Many of these hotels are operated by companies with greater financial, marketing and human resources than us. We believe that competition among convention hotels is based on, among other things: (i) the hotel’s reputation, (ii) the quality of the hotel’s facility, (iii) the quality and scope of a hotel’s meeting and convention facilities and services, (iv) the desirability of a hotel’s location, (v) travel distance to a hotel for meeting attendees, (vi) a hotel facility’s accessibility to a recognized airport, (vii) the amount of entertainment and recreational options available in and in the vicinity of the hotel, (viii) service levels at the hotel, and (ix) price. Our hotels also compete against municipal convention centers. These include the largest convention centers (e.g., Orlando, Chicago and Atlanta), as well as, for Gaylord Opryland, mid-size convention centers (between 100,000 and 500,000 square feet of meeting space located in second-tier cities).

The hotel business is management and marketing intensive. Our hotel properties compete with other hotels throughout the United States for high quality management and marketing personnel. We believe that Marriott’s international brand, marketing scale and ability to manage group business will improve our competitive position in hotel management and marketing. However, there can be no assurance that Marriott will be able to attract and retain employees with the requisite managerial and marketing skills.

Additionally, following the consummation of the sale transaction with Marriott and the REIT conversion, we will compete for investment opportunities in the hospitality industry, particularly the group-oriented meetings sector of the hospitality industry, with entities that may have substantially greater financial and other resources than we have. These entities generally may be able to accept more risk than we can prudently manage. Our focus on the large group meetings sector of the hospitality industry and the competition in this sector may generally limit the number of hotel properties that we are able to acquire. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

Opry and Attractions

The Grand Ole Opry and our other attractions businesses compete with all other forms of entertainment and recreational activities. The success of the Opry and Attractions group is dependent upon certain factors beyond our control, including economic conditions, the amount of available leisure time, transportation costs, public taste and weather conditions. Our radio station competes with numerous other types of entertainment businesses, and success is often dependent on taste and fashion, which may fluctuate from time to time.

Seasonality

Portions of our business are seasonal in nature. The group convention business at our Gaylord Hotels properties is subject to reduced levels of demand during the year-end holiday periods.

Regulation and Legislation

Hospitality

Our hotel properties are subject to certain federal, state, and local governmental laws and regulations, including, without limitation, labor regulations, health and safety laws and environmental regulations applicable to hotel and restaurant operations. The hotels are also subject to the requirements of the ADA and similar state laws, as well as regulations pursuant thereto. We believe that we are in substantial compliance with such regulations. In addition, the sale of alcoholic beverages by a hotel requires a license and is subject to regulation by the applicable state and local authorities. The agencies involved have the power to limit, condition, suspend or revoke any such license, and any disciplinary action or revocation could have an adverse effect upon the results of operations of our Hospitality segment. Following consummation of the Marriott sale transaction, we will no longer be in control of many of these activities at our Gaylord Hotels properties, and we will rely on Marriott to comply with all such federal, state and local governmental laws and regulations with respect to such properties. After we engage a third-party hotel manager to operate and manage the Radisson Hotel at Opryland, we will rely on such third-party hotel manager to comply with such laws and regulations with respect to the Radisson Hotel at Opryland.

Opry and Attractions

WSM-AM is subject to regulation under the Communications Act of 1934, as amended. Under the Communications Act, the Federal Communications Commission, or FCC, among other things, assigns frequency bands for broadcasting; determines the frequencies, location, and signal strength of stations; issues, renews, revokes, and modifies station licenses; regulates equipment used by stations; and adopts and implements regulations and policies that directly or indirectly affect the ownership, operation, and other practices of broadcasting stations. Licenses issued for radio stations have terms of eight years. Radio broadcast licenses are renewable upon application to the FCC and in the past have been renewed except in rare cases. Competing applications will not be accepted at the time of license renewal, and will not be entertained at all unless the FCC first concludes that renewal of the license would not serve the public interest. A station will be entitled to renewal in the absence of serious violations of the Communications Act or FCC regulations or other violations which constitute a pattern of abuse. WSM-AM’s current radio station license will expire in August 2020; however, we are not aware of any reason why WSM-AM’s radio station license should not be renewed.

In addition, our Nashville area attractions are also subject to the requirements of the ADA and similar state laws, as well as the laws and regulatory activities associated with the sale of alcoholic beverages described above.

Properties

Corporate and Other

We own our executive offices and headquarters located at One Gaylord Drive, Nashville, Tennessee, which consists of a five-story office building comprising approximately 80,000 square feet. We also own our shared services center located within the Gaylord Opryland complex, which contains approximately 84,000 square feet of space. We believe that these facilities and the facilities described below, which are utilized for each of our business segments, are adequately covered by the insurance we carry and are generally well maintained.

Hospitality

We own our Gaylord Opryland complex in Nashville, Tennessee, which includes the site of Gaylord Opryland (approximately 172 acres). We also own the 6.5-acre site of the Radisson Hotel at Opryland, which is located near the Gaylord Opryland complex. We have leased a 65-acre tract in Osceola County, Florida, on which Gaylord Palms is located, pursuant to a 75-year ground lease with a 24-year renewal option. We acquired approximately 85 acres in Grapevine, Texas, through ownership (approximately 75 acres) and ground lease (approximately 10 acres), on which Gaylord Texan is located. We also own an additional 25 acres of property adjacent to Gaylord Texan. We own approximately 42 acres on the Potomac River in Prince George’s County, Maryland, on which Gaylord National is located. All existing hotel properties secure our $925 million senior secured credit facility. After the REIT conversion, each of our hotel properties will be leased back to our TRSs.

Opry and Attractions Group

We own the General Jackson Showboat’s docking facility and the Opry House, both of which are located within the Gaylord Opryland complex. We also own Gaylord Springs Golf Links, an 18-hole golf course situated on over 200 acres, which is located near the Gaylord Opryland complex. In downtown Nashville, we own the Ryman Auditorium and the Wildhorse Saloon dance hall and production facility. We own WSM-AM Radio’s offices and studios, which are also located within the Gaylord Opryland complex.

Legal Proceedings

We and various of our subsidiaries are involved in lawsuits incidental to the ordinary course of our businesses, such as personal injury actions by guests and employees and complaints alleging employee discrimination. We maintain various insurance policies, including general liability and property damage insurance, as well as workers’ compensation, business interruption, and other policies, which we believe provide adequate coverage for the risks associated with our range of operations. We believe that we are adequately insured against these claims by our existing insurance policies and that the outcome of any pending claims or proceedings will not have a material adverse effect on our financial position or results of operations.

We may have potential liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, referred to as CERCLA or Superfund, for response costs at two Superfund sites. The liability relates to properties formerly owned by our predecessor. In 1991, Oklahoma Publishing Company, or OPUBCO, assumed these liabilities and agreed to indemnify us for any losses, damages, or other liabilities incurred by it in connection with these matters. We believe that OPUBCO’s indemnification will fully cover our Superfund liabilities, if any, and that, based on our current estimates of these liabilities, OPUBCO has sufficient financial resources to fulfill its indemnification obligations.

DESCRIPTION OF CAPITAL STOCK

The following section summarizes the current terms of our common stock and the anticipated terms of Granite’s common stock if the merger agreement is adopted by our stockholders and the merger is completed. Additionally, this section describes provisions of the Gaylord Charter and the Gaylord Bylaws,and the anticipated provisions of the Granite Charter and the Granite Bylaws. This summary and description is not meant to be complete. We urge you to review the Gaylord Charter, a copy of which is attached as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference, the Gaylord Bylaws, a copy of which is attached as Exhibit 4.4 to our Registration Statement on Form S-3 dated May 7, 2009 and incorporated herein by reference.

Gaylord Capital Stock

The Gaylord Charter provides that we have the authority to issue up to 150,000,000 shares of common stock, par value $0.01 per share, 44,256,672 of which were issued and outstanding as of August 10, 2012 (which number gives effect to our repurchase of 5,000,000 shares of common stock from the selling stockholder on August 6, 2012) and authorizes 100,000,000 shares of preferred stock, none of which are outstanding.

Gaylord Common Stock

All issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Voting Rights.    Holders of our common stock are entitled to one vote for each share of our common stock held of record on all matters on which stockholders are entitled to vote. There are no cumulative voting rights and holders of our common stock do not hold preemptive rights.

Dividends.    Holders of our common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Liquidation Rights.    Upon dissolution, holders of our common stock are entitled to share pro rata in our assets remaining after payment in full of all our liabilities and obligations, including the payment of liquidation preference, if any, on any preferred stock then outstanding.

Transfer Agent.    Computershare Investor Services serves as our Transfer Agent and Registrar.

NYSE Listing.    Our common stock is quoted on the New York Stock Exchange under the symbol “GET.”

Impact of Preferred Stock Issuance on Common Stock

Our board of directors, without further action by the stockholders, is authorized to issue up to 100,000,000 shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights, and any other preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions. The rights of the holders of our common stock are subject to, and may be affected adversely by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Restriction on Ownership and Transfer

The Gaylord Charter permits us to restrict the ownership or proposed ownership of shares of our common stock if such ownership or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, by any person could result in any inconsistency with, or violation of, Federal Communications Laws (as defined in the Gaylord Charter). Under the Gaylord Charter, we may require any person whose ownership, or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, of shares of our capital stock by any person may be inconsistent with, or in violation of, any provision of the Federal Communications Laws to promptly furnish to us such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) as we may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of capital stock by any such person could result in any inconsistency with, or violation of, the Federal Communications Laws. If such person fails to respond to our requests, or we conclude that such person’s ownership or proposed ownership of our common stock, or the exercise by such person of any rights of stock ownership in connection with our common stock, may be inconsistent with, or in violation of, the Federal Communications Laws, under the terms of the Gaylord Charter, we may (i) refuse to permit the transfer of shares of capital stock to any proposed transferee, (ii) suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, or (iii) redeem such shares of capital stock.

The following procedures apply to the redemption of our capital stock from such person:

•

the redemption price of any redeemed shares of our capital stock shall be the lesser of (i) the Fair Market Value (as defined in the Gaylord Charter) of such shares on the date of the notice of redemption, and (ii) if such capital stock was purchased by a disqualified holder (as defined in the Gaylord Charter) within one year of the redemption date, such disqualified holder’s purchase price per share;

•	the redemption price may be paid in cash or any other of our debt or equity securities or the debt or equity securities of any other corporation or any combination thereof;

•

our board of directors in its sole discretion may decide to only redeem some (but not all) of a disqualified holder’s shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as determined by our board of directors;

•

we must provide at least 30 days’ prior written notice of the date on which it plans to effect the redemption (unless waived by such person); provided, that the redemption date may be the date on which written notice is given to such person if the cash (or any other of our debt or equity securities) necessary to effect the redemption have been deposited in trust for the benefit of such person and are subject to immediate withdrawal by such person upon surrender of the stock certificates for the redeemed shares;

•

from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such person shall only possess the right to obtain cash (or any other of our debt or equity securities) payable upon the redemption; and

•	such other terms and condition as our board of directors determines.

Anti-Takeover Effect of Certain Provisions of the Gaylord Charter and Bylaws

Certain provisions of the Gaylord Charter and the Gaylord Bylaws described below, as well as the ability of the Gaylord board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer or prevent a transaction or a change in control of Gaylord that might involve a premium for the holders of Gaylord common stock or might otherwise not be in their best interests.

Size of the Board of Directors; Filling of Vacancies.    The Gaylord Charter provides that the board of directors of Granite shall consist of not less than one and not more than 15 persons, with the exact number fixed from time to time by the majority voting of the entire board of directors. The Gaylord Charter provides that any vacancy on the board of directors, including one created by an increase in the number of directors, may be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director. The combined result of these provisions is that Gaylord’s stockholders cannot increase the size of the board and fill newly created directorships without amending the Gaylord Charter.

Special Meetings of Stockholders; Action by Written Consent.    The Gaylord Charter provides that no action may be taken by stockholders except at an annual or special meeting of stockholders and prohibits action by written consent in lieu of a meeting. The Gaylord Charter also provides that special meetings of stockholders may be called only by the Chairman or by a majority of the members of our board of directors. These provisions make it more difficult for stockholders to take action opposed by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    The Gaylord Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders’ annual meetings. These limitations on stockholder proposals do not restrict a stockholder’s right to include proposals in our annual meeting proxy materials pursuant to rules promulgated under the Exchange Act. The purpose of requiring advance notice is to afford our board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders about those matters.

Certificate of Incorporation and Bylaws Amendments.    The Gaylord Charter requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock in order to amend certain of its provisions, including any provisions concerning (a) the election and removal of directors, (b) the amendment of the bylaws, (c) any proposed compromise or arrangement between us and our creditors, (d) the withholding of the rights of stockholders to act by written consent or to call a special meeting, (e) the limitations of liability of directors and indemnification of directors, officers, employees and agents and (f) the percentage of votes represented by capital stock required to approve certain amendments to the certificate of incorporation. These voting requirements will make it more difficult for stockholders to make changes in the Gaylord Charter that would be designed to facilitate the exercise of control over the Company. In addition, the requirement of approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting securities of the Company to prevent the holders of a majority or more of such securities from amending such provisions.

In addition, the Gaylord Charter provides that stockholders may only amend the Gaylord Bylaws by the affirmative vote of 66 2/3% of our outstanding voting stock.

Granite Capital Stock

The Granite Charter will authorize Granite to issue up to 500,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

Granite Common Stock

When issued at the closing of the merger as contemplated in the merger agreement, the Granite common stock will be validly issued, fully paid and non-assessable.

Voting Rights.    With respect to all matters upon which stockholders are entitled to vote, except as required by applicable law, the holders of Granite common stock will be entitled to one vote in person or by proxy for each share of Granite common stock outstanding in the name of such stockholder on the record of stockholders. Generally, all matters to be voted on by stockholders of Granite must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of Granite common stock present in person or by proxy.

Dividends.    Subject to applicable law and rights, if any, of the holders of any outstanding class or series of preferred stock having a preference over Granite common stock with respect to the payment of dividends, dividends may be declared and paid on the Granite common stock from time to time and in amounts as the Granite board of directors may determine. If the merger is approved by Gaylord’s stockholders and thereafter completed, and if Granite thereafter elects to become a REIT, Granite currently intends to commence payment of regular quarterly cash dividends.

Liquidation Rights.    Upon the liquidation, dissolution or winding up of Granite, whether voluntarily or involuntarily, the holders of Granite common stock will be entitled to share ratably in all assets available for distribution after payment or provision for the payment of the debt and liabilities of Granite and to holders of preferred stock then outstanding of any amount required to be paid to them.

Other Provisions.    The holders of Granite common stock will not be entitled to any preemptive, subscription or redemption rights, and will not be entitled to the benefit of any sinking fund.

Transfer Agent.    The transfer agent and registrar for Granite’s common stock will be Computershare Investor Services.

NYSE Listing.    We expect that, following the completion of the merger, Granite’s common stock will be listed on the New York Stock Exchange.

Preferred Stock

Pursuant to the Granite Charter, the board of directors is empowered, without any approval of the stockholders, to issue shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights, of each such class or series, and any qualifications, limitations or restrictions thereof. The specific rights and powers that may be determined by the Granite board of directors include the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock.

Currently, there are no shares of Granite preferred stock issued and outstanding.

Because the board of directors of Granite will have the power to establish the preferences and rights of each class or series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of Granite common stock which could have the effect of delaying, deferring or preventing a change in control of Granite.

Restrictions on Ownership and Transfer

For Granite to comply with and have maximum business flexibility under the Federal Communications Laws (defined in the Granite Charter and including the Communications Act of 1934, as amended), and for Granite to qualify as a REIT under the Code, the Granite Charter contains restrictions on stock ownership and stock transfers summarized below.

All certificates, if any, representing shares of Granite capital stock will bear legends describing or referencing both sets of restrictions. Further, these ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for the Granite REIT common stock or otherwise be in the best interest of our stockholders.

Federal Communications Laws Restrictions.    The Granite Charter permits Granite to restrict the ownership or proposed ownership of shares of Granite common stock if such ownership or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, by any person could result in any inconsistency with, or violation of, Federal Communications Laws (as defined in the Granite Charter). Under the Granite Charter, Granite may require any person whose ownership, or proposed ownership, or the exercise of any rights of ownership with respect to such ownership, of shares of capital stock of Granite by any person may be inconsistent with, or in violation of, any provision of the Federal Communications Laws to promptly furnish to Granite such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) as Granite may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of capital stock of Granite by any such person could result in any inconsistency with, or violation of, the Federal Communications Laws. If such person fails to furnish all of the information Granite requests, or Granite concludes that such person’s ownership or proposed ownership of Granite common stock, or the exercise by such person of any rights of stock ownership in connection with Granite common stock, may be inconsistent with, or in violation of, the Federal Communications Laws, under the terms of the Granite Charter, Granite may (i) refuse to permit the transfer of shares of capital stock of Granite to any proposed transferee, (ii) suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, or (iii) redeem such shares of capital stock of Granite pursuant to the procedures set forth below.

The following procedures apply to the redemption of such person’s Granite capital stock:

•

the redemption price of any redeemed shares of Granite capital stock shall be the lesser of (i) the market price (as defined in the Granite Charter) of such shares on the date of the notice of redemption, and (ii) if such capital stock was purchased by a disqualified holder (as defined in the Granite Charter) within one year of the redemption date, such disqualified holder’s purchase price per share;

•	the redemption price may be paid in cash or any other of Granite’s debt or equity securities or the debt or equity securities of any other corporation or entity or any combination thereof;

•

the Granite board of directors in its sole discretion may decide to only redeem some (but not all) of such disqualified holder’s shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as determined by the board of directors;

•

Granite must provide at least 30 days’ prior written notice of the date on which it plans to effect the redemption (unless waived by such person); provided, that the redemption date may be the date on which written notice is given to such person if the cash (or any other of Granite’s debt or equity securities) necessary to effect the redemption have been deposited in trust for the benefit of such person and are subject to immediate withdrawal by such person upon surrender of the stock certificates (or, in the case of uncertificated shares, evidence of the transfer thereof) for the redeemed shares;

•

from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such person shall only possess the right to obtain cash (or any other of Granite’s debt or equity securities) payable upon the redemption; and

•	such other terms and condition as the Granite board of directors determines.

Restrictions on ownership and transfer of Granite capital stock.    In order to qualify as a REIT under the Code for each taxable year beginning after December 31, 2013, Granite’s shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for Granite’s taxable years beginning after December 31, 2013, no more than 50% of the value of the outstanding shares of capital stock of Granite may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the second half of any calendar year.

It is contemplated that the Granite Charter, subject to certain exceptions, will contain restrictions on the percentage ownership of Granite capital stock that a person may own. We anticipate that the Granite Charter will provide that (subject to certain exceptions described below) no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of capital stock, or any class or series of capital stock, of Granite, which ownership percentage assumes that the selling stockholder sells all of its shares of common stock of Gaylord in this offering (this limitation we refer to as the Applicable Ownership Percentage).

For purposes of these calculations, shares of capital stock that may be acquired upon conversion, exchange or exercise of any securities of Granite held by a person, but not capital stock issuable with respect to the conversion, exchange or exercise of securities for Granite held by other persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than the Applicable Ownership Percentage in value or number of Granite’s outstanding capital stock, or any class or series of capital stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any Granite capital stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of the Applicable Ownership Percentage in value or number of Granite’s outstanding capital stock, or any class or series of capital stock.

Pursuant to the Granite Charter, the Granite board of directors has the power (prospectively or retroactively) to increase or decrease the Applicable Ownership Percentage referenced above. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of Granite capital stock or any class or series of capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of Granite capital stock or any class or series of capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of Granite’s capital stock or any class or series of capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of capital stock or any class or series of capital stock, as the case may be, will be in violation of the decreased stock ownership limit.

Granite’s board of directors, in its sole discretion, may exempt a person from the foregoing restrictions (as defined in the Granite Charter, an “excepted holder”). The person seeking an exemption must provide to Granite’s board of directors such representations and undertakings and satisfy such conditions, in each case as Granite’s board of directors may deem necessary or advisable to conclude that granting the exemption will not cause Granite to lose its qualification as a REIT. Granite’s board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure Granite’s qualification as a REIT in the context of granting such exemptions. In addition to Granite’s board of directors having the discretion to exempt an excepted holder, and assuming that the selling stockholder sells all of its shares of common stock of Gaylord in this offering, we anticipate that the Granite Charter will provide that any person that holds shares of common stock in excess of the Applicable Ownership Percentage of the outstanding shares of common stock on the date of the completion of the merger will be permitted to hold shares in an amount not to exceed the amount of shares held as of such date (provided, that in no event will any individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856 of the Code) be permitted to beneficially own or constructively own shares in excess of the Applicable Ownership Percentage).

Pursuant to the Granite Charter, the Granite board of directors may only reduce the revised ownership limit for an excepted holder (a) with the written consent of such excepted holder, or (b) pursuant to the terms and conditions of the agreements and undertakings entered into with such excepted holder in connection with the establishment of the revised ownership limit for that excepted holder. Notwithstanding the foregoing, the Granite board of directors also may reduce the revised ownership limit then applicable to one or more particular excepted holders if such reduction is, in the judgment of the board of directors, in its sole discretion, necessary or advisable in enabling Granite to maintain its qualification as a REIT or is otherwise in the best interest of Granite. Any such decreased stock ownership limit, however, will not apply to any person whose percentage ownership of Granite capital stock or any class or series of capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of Granite capital stock or any class or series of capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of Granite’s capital stock or any class or series of capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of capital stock or any class or series of capital stock, as the case may be, will be in violation of the decreased stock ownership limit. The Granite Charter also provides that no such decreased stock ownership limit applicable to any excepted holder shall be reduced to a percentage that is less than the stock ownership limit applicable to Granite’s stockholders generally.

The Granite Charter also (A) prohibits any person from beneficially or constructively owning shares of Granite’s capital stock that would result in Granite being “closely held” under Section 856(h) of the Code or otherwise cause Granite to fail to qualify as a REIT or (B) any transfer of shares of capital stock if the transfer would result in Granite’s capital stock being beneficially owned by fewer than 100 persons. In addition, the Granite Charter provides that (i) no person shall beneficially own shares of capital stock to the extent such beneficial ownership of capital stock would result in Granite failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, and (ii) no Person shall beneficially own shares of capital stock to the extent such beneficial ownership of capital stock would result in Granite being “predominantly held” (within the meaning of Section 856(h)(3)(D) of the Code) by “qualified trusts” (within the meaning of Section 856(h)(3)(E) of the Code).

The Granite Charter provides that any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Granite’s capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of Granite’s capital stock that are transferred to the trust (as described below), is required to give written notice immediately to Granite and provide Granite with such other information as Granite may request in order to determine the effect of such transfer on Granite’s qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if Granite’s board of directors determines that it is no longer in Granite’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

The Granite Charter provides that any attempted transfer of shares of Granite capital stock or other event which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee or stockholder whose shares would result in this violation will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in the Granite Charter) prior to the date of the transfer or other event (but in no event earlier than the date of the closing of the merger). If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in the Granite Charter, the Granite Charter provides that the purported transfer will be void ab initio.

Shares of Granite capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of Granite capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to Granite’s discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee or stockholder whose shares would result in this violation prior to Granite’s discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if Granite has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days after receiving notice from Granite that shares of Granite’s capital stock have been transferred to the trust, the Granite Charter provides that the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee or stockholder whose ownership would result in the violation and to the charitable beneficiary as follows: the proposed transferee or such stockholder will receive the lesser of (1) the price paid by the proposed transferee or stockholder for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction or in the case of a non-transfer event), the market price (as defined in the Granite Charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to Granite’s discovery that shares of Granite capital stock have been transferred to the trust, the shares are sold by the proposed transferee or stockholder whose ownership would result in the violation, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the Granite Charter provides that shares of capital stock held in the trust will be deemed to have been offered for sale to Granite, or a designee of Granite, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift or non-transfer event, the market price at the time of the devise or gift or non-transfer event) and the market price on the date Granite, or its designee, accepts the offer. Granite will have the right to accept the offer until the trustee has sold the shares. Upon a sale to Granite, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee or stockholder whose ownership would have resulted in the violation.

The Granite Charter provides that every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of capital stock, within 30 days after the end of each taxable year, will be required to give written notice to Granite stating the name and address of such owner, the number of shares of Granite’s capital stock that the owner beneficially owns or constructively owns and a description of the manner in which the shares are held. Each owner shall provide to Granite such additional information as Granite may request to determine the effect, if any, of the beneficial ownership or constructive ownership on Granite’s qualification as a REIT and to ensure compliance with the ownership limitations. In addition, the Granite Charter provides that each such owner shall, upon demand, be required to provide to Granite such information as Granite may request, in good faith, to determine its qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Applicable Ownership Percentage in the Granite Charter.

Anti-Takeover Effect of Certain Provisions of the Granite Charter and Bylaws

Certain provisions of the Granite Charter and the Granite Bylaws, described below, as well as the ability of the Granite board of directors to issue shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer or prevent a transaction or a change in control of Granite that might involve a premium for the holders of Granite common stock or might otherwise not be in their best interests.

Size of the Board of Directors; Filling of Vacancies.    The Granite Charter provides that the board of directors of Granite shall consist of not less than one and not more than 15 persons, with the exact number fixed from time to time by the majority voting of the entire board of directors. The Granite Charter provides that any vacancy on the board of directors, including one created by an increase in the number of directors, may be filled only by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director. The combined result of these provisions is that Granite’s stockholders cannot increase the size of the board and fill newly created directorships without amending the Granite Charter.

Special Meeting of Stockholders; No Stockholder Action by Written Consent.    The Granite Charter provides that special meetings of stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. The Granite Charter also prohibits stockholders from taking any action by written consent. These provisions limit the ability of stockholders to take certain actions, except at an annual meeting of stockholders, which may hinder or delay the ability of others to acquire control of Granite.

Advance Notice of Director Nominations and Stockholder Proposals.    The Granite Bylaws include an advance notice, informational requirements and time limitations on any director nomination or stockholder proposal that a stockholder wishes to make at a meeting of stockholders. Failure to comply with these advance notice, timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.

Supermajority Voting Requirements.    As required by Delaware law, any amendment to the Granite Charter must first be approved by Granite’s board of directors and, if required by law, thereafter approved by a majority of the outstanding shares entitled to vote with respect to the amendment. In addition, under the Granite Charter, the amendment, repeal, or adoption of any provision inconsistent with certain sections of the Granite Charter requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding stock of Granite entitled to vote thereon, voting together as a single class. The Granite Charter and the Granite Bylaws also provide that the Granite Bylaws may be amended by the affirmative vote of at least 66 2/3% of the issued and outstanding stock of Granite entitled to vote thereon, voting together as a single class. These supermajority voting provisions could delay, deter or prevent a change in control of Granite or Granite’s management.

Comparison of Rights of Stockholders of Gaylord and Granite

Amendment of Charter and Bylaws

Gaylord.    The Gaylord Charter provides that the amendment, repeal, or adoption of any provision inconsistent with certain sections of the Gaylord Charter requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding stock of Gaylord. In addition, the Gaylord Charter and the Gaylord Bylaws provide that the Gaylord Bylaws may be amended by the affirmative vote of at least 66 2/3% of the issued and outstanding stock of Gaylord entitled to vote thereon. The Gaylord Bylaws may also be amended by the affirmative vote of a majority of the board of directors constituting a quorum at any regular or special meeting of the board of directors.

Granite.    The amendment provisions of the Granite Charter and the Granite Bylaws contain no material differences as compared to the amendment provisions of the Gaylord Charter and the Gaylord Bylaws.

Meetings of the Stockholders; Right to Call Special Meetings; No Action by Written Consent

Gaylord.    Under the Gaylord Bylaws, annual meetings of the stockholders are to be held at the date, time and place designated by the board of directors and no business may be transacted at an annual meeting of stockholders unless the business is properly brought before the meeting. Under the Gaylord Charter and the Gaylord Bylaws, special meetings of the stockholders may be called only by the chairman of the board of directors or a majority of the board of directors and business transacted at a special meeting of stockholders is confined to the objects stated in the notice of the meeting. The Gaylord Charter also prohibits stockholders from taking action by written consent.

Granite.    The provisions of the Granite Charter and the Granite Bylaws with respect to the process for holding and business to be transacted at annual and special meetings of stockholders and the prohibition against stockholders taking action by written consent contain no material differences as compared to the corresponding provisions of the Gaylord Charter and the Gaylord Bylaws.

Advance Notice of Director Nominations and Stockholder Proposals

Gaylord.    The Gaylord Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or to bring other business before a stockholder meeting. Nominations for persons as directors may be made by a stockholder who is a stockholder of record at the time of giving of notice of the nomination and who is otherwise entitled to vote at the meeting. The stockholder’s notice must be timely delivered and provide information regarding the stockholder, the nominee and certain other information as set forth in the Gaylord Bylaws. To be timely, the stockholder’s notice must be delivered to, or mailed and received by, the secretary at Gaylord’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date not within 30 days before or after such anniversary date, then the stockholder’s notice must be received no earlier than 120 days prior to the meeting and no later than 90 days prior to the meeting or the 10th day following the day on which notice of the date of the meeting was mailed or publicly disclosed, whichever occurs first.

Stockholder proposals, other than nominations of persons for election as directors, may be properly brought before an annual meeting of stockholders by a stockholder who is a stockholder of record at the time of giving notice of the proposal and who is otherwise entitled to vote at the meeting. The stockholder’s notice must be timely delivered and provide certain information regarding the stockholder, the business desired to be brought before the annual meeting and other information as set forth in the Gaylord Bylaws. To be timely, the notice must be delivered to, or mailed and received by, the secretary at Gaylord’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date not within 30 days before or after such anniversary date, then the stockholder’s notice must be received no sooner than 120 days prior to the meeting and no later than 90 days prior to the meeting or the 10th day following the day on which notice of the date of the meeting was mailed or publicly disclosed, whichever occurs first.

Granite.    The advance notice provisions with respect to director nominations and stockholder proposals in the Granite Bylaws contain no material differences as compared to the corresponding provisions of the Gaylord Bylaws.

Number and Election of Directors; Vacancies; Removal

Gaylord.    The Gaylord Charter and the Gaylord Bylaws provide that the business and affairs of Gaylord will be managed by the board of directors which shall consist of not less than one nor more than 15 directors. The vote of a majority of the entire board of directors determines the exact number of directors. The Gaylord Bylaws provide that directors shall be elected by a plurality of the shares present in person or by proxy at a meeting of stockholders and entitled to vote on the election of directors. The Gaylord Charter and the Gaylord Bylaws provide that directors elected shall hold office until the next annual meeting of stockholders after such election and until his or her successor is elected and qualified. The Gaylord Charter also provides that any vacancy on the board of directors, however caused, will be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The Gaylord Charter provides that any or all of the directors of the company may be removed from office at any time, but only for cause, by an affirmative vote of the holders of a majority of the issued and outstanding stock of the company then entitled to vote generally in the election of directors.

Granite.    Except as noted below, the provisions of the Granite Charter and the Granite Bylaws with respect to the number and election, vacancies and removal of directors contain no material differences as compared to the corresponding provisions of the Gaylord Charter and the Gaylord Bylaws. The Granite Bylaws provide that directors shall be elected by the vote of the majority of the votes cast with respect to the director’s election; provided, however, that if the number of nominees for director exceeds the number of directors to be elected, the Granite Bylaws provide that the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. The Granite Charter does not include any provision similar to the provision in the Gaylord Charter providing that directors may only be removed for cause.

Shareholder Rights Plan

Gaylord.    Gaylord previously had in effect an amended and restated shareholder rights plan dated as of March 9, 2009, which we refer to as the Gaylord Rights Plan, with an ownership trigger of 22% under which preferred stock purchase rights were attached to Gaylord’s common stock pursuant to such plan. The preferred stock purchase rights under the Gaylord Rights Plan expired on August 13, 2012.

Gaylord amended its corporate governance guidelines to include a policy with respect to shareholder rights plans pursuant to the terms of a letter agreement dated as of January 13, 2012 entered into by Gaylord with TRT Holdings, Inc. and Robert Rowling. This rights plan policy governs the ability of Gaylord to adopt a new shareholder rights plan following the expiration of the Gaylord Rights Plan. In addition, at Gaylord’s annual meeting of stockholders held on May 10, 2012, Gaylord’s stockholders approved a non-binding shareholder proposal requesting that the Gaylord board of directors not extend expiration date of the Gaylord Rights Plan without stockholder approval. However, Gaylord could adopt a new shareholder rights plan at any time without stockholder approval as long as such adoption complies with the corporate governance guidelines of Gaylord.

Granite REIT.    Granite does not have a shareholder rights plan, and it is currently contemplated that upon the closing of the merger Granite will not have a shareholder rights plan. However, Granite could adopt a shareholder rights plan at any time without shareholder approval as long as such adoption complies with the corporate governance guidelines of Granite (as the successor to the corporate governance guidelines of Gaylord).

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences of the merger, the special E&P distribution, the REIT conversion and the ownership and disposition of Gaylord common stock and, assuming the merger occurs, Granite common stock. This discussion is based upon current provisions the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This discussion assumes that you will hold our common stock as capital assets within the meaning of the Code. This discussion does not address all potential tax consequences that may be relevant to you in light of your particular circumstances. Further, this discussion does not address investors who are subject to special treatment under federal income tax laws, including: (i) tax-exempt organizations; (ii) S corporations and other pass-through entities and owners thereof; (iii) entities taxable as a partnership for federal income tax purposes and owners thereof; (iv) insurance companies and other financial institutions; (v) mutual funds; (vi) dealers in stocks and securities; (vii) traders or investors in our common stock who elect the mark-to-market method of accounting for such stock; (ix) persons who have received our common stock from the exercise of employee stock options or otherwise as compensation; (x) persons that will hold our common stock in a tax-qualified retirement plan, individual retirement account or other qualified savings account; (xi) persons who will hold our common stock as part of a hedge, straddle, or a constructive sale or conversion transaction or other risk reduction or integrated investment transaction; (xii) certain U.S. expatriates; and (xiii) individuals who are not citizens or residents of the U.S., foreign corporations and other foreign entities (except as noted below). This discussion also does not address the effect of any state, local or foreign tax laws that may apply or the application of the federal estate and gift tax or the alternative minimum tax.

You should consult your tax advisor regarding the application of the federal income tax laws to your particular situation as well as the applicability of any federal estate and gift, state, local or foreign tax laws to which you may be subject.

Taxation of the Merger

The merger is intended to qualify as a reorganization under Section 368(a) of the Code, and the federal income tax consequences summarized below are based on the assumption that the merger will so qualify. Our special tax counsel, Skadden, will render an opinion that the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. Such opinion will be conditioned upon the accuracy of statements, representations and covenants made by our officers and other representatives and will be subject to the conditions, limitations, and qualifications referenced below and stated in the opinion. Any inaccuracy in any of the statements, representations or assumptions or breach of any of the covenants upon which such opinion will be based could adversely affect the opinion and alter the conclusions described below. Moreover, such opinion is not binding on the IRS, and there can be no assurances that such opinion will be accepted by the IRS or, if challenged, by a court. Assuming that the merger qualifies as a reorganization, then, in general:

•	neither Gaylord nor Granite will recognize any gain or loss as a result of the merger;

•	holders of Gaylord common stock will not recognize any gain or loss on the exchange of shares of Gaylord common stock for Granite common stock in the merger;

•	the initial aggregate tax basis to a Gaylord stockholder of the Granite common stock received in exchange for shares of Gaylord common stock pursuant to the merger will equal the Gaylord stockholder’s aggregate tax basis in the shares of Gaylord stock surrendered; and

•	the holding period of a Gaylord stockholder for the Granite common stock received pursuant to the merger will include the holding period of the shares of Gaylord common stock surrendered in exchange.

Gaylord stockholders that have acquired different blocks of Gaylord common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate basis among, and their holding period of, shares of Granite common stock received pursuant to the merger.

We expect to be treated as a U.S. real property holding corporation, or a USRPHC, due to our ownership of real property. The determination of whether we are a USRPHC is fact specific and depends on the composition of our assets. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are a USRPHC, non-U.S. persons that own or have owned in excess of 5% of the outstanding Gaylord common stock during the applicable testing period may be required to comply with certain reporting and other requirements of Section 897 of the Code and applicable Treasury regulations in order to achieve nonrecognition of gain, carryover tax basis and tacked holding periods upon the exchange of Gaylord common stock for Granite common stock pursuant to the merger. Such non-U.S. persons should consult their tax advisors to determine their reporting and other obligations with respect to the exchange of Gaylord common stock for Granite common stock pursuant to the merger.

Holders of Gaylord common stock participating in the merger must generally keep a permanent record of facts relating to the merger. In addition, under applicable Treasury regulations, “significant holders” of Gaylord common stock (i.e., holders owning 5% or more of the outstanding common stock immediately before the consummation of the merger), will be required to comply with certain reporting requirements. A significant holder will generally be required to file a statement with the holder’s federal income tax return for the taxable year that includes the consummation of the merger. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of Gaylord common stock surrendered pursuant to the merger (both as determined immediately before the consummation of the merger), the date of the merger, and the name and employer identification number of Gaylord and Granite.

Taxation of the Special E&P Distribution

We have applied for a ruling from the IRS to the effect that the special E&P distribution, including both the amount distributed in cash and the amount distributed in stock, will be treated for federal income tax purposes as a taxable distribution, in which case stockholders participating in the special E&P distribution would recognize ordinary dividend income to the extent of their allocable share of our current and accumulated earnings and profits, or E&P. Any amounts received in excess of such E&P would first be treated as a tax-free return of capital, to the extent of the stockholder’s tax basis in its shares of our common stock, and would thereafter be treated as capital gain, provided that the shares of our common stock are held as capital assets.

We currently expect that a portion of the special E&P distribution will exceed our current and accumulated E&P allocable to the special E&P distribution and that a part of the special E&P distribution will constitute a return of capital and/or capital gain to stockholders participating in the special E&P distribution. The determination of E&P is complex and depends upon facts with respect to which we may have less than complete information, as well as the application of law which is subject to differing interpretations. There can be no assurance that the IRS will agree with our determination of the amount of our current and accumulated E&P or the portion thereof that is allocable to the special E&P distribution.

The details and consequences of the special E&P distribution will be described in the election form and accompanying materials that will be mailed to stockholders in connection with the special E&P distribution, which is expected to occur in the fourth quarter of 2012.

Taxation of Granite Following the Effective Date of the REIT Election

Neither Gaylord nor Granite is currently a REIT. Our board of directors has authorized us to take the steps necessary for Granite to elect to be subject to tax as a REIT, effective for its taxable year commencing January 1, 2013. While we plan to organize and operate Granite in such a manner as to qualify for taxation as a REIT, no assurance can be given that Granite will succeed in qualifying as a REIT beginning on January 1, 2013.

Although we do not intend to request a ruling from the IRS as to Granite’s qualification as a REIT, Skadden will render an opinion that, following the proposed transactions for the REIT conversion and as of January 1, 2013, Granite will be organized in conformity with the requirements for qualification as a REIT under the Code, and Granite’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. You should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden will represent only the view of Skadden based on its review and analysis of applicable law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of Granite’s assets and the sources of its income and the future conduct of its business operations. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by Skadden or us that Granite will so qualify for any particular year.

The opinion of Skadden will be expressed as of the closing date for the offering and will not cover subsequent periods. Skadden will have no obligation to advise Granite or the holders of Granite common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Furthermore, both the validity of any opinion of Skadden and Granite’s qualification as a REIT will depend on its satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, which will not be monitored by Skadden. Granite’s ability to satisfy the asset tests will depend upon an analysis of the fair market values of Granite’s assets, some of which are not susceptible to a precise determination. Granite’s compliance with the REIT income and quarterly asset requirements will also depend upon Granite’s ability to successfully manage the composition of its income and assets on an ongoing basis. The IRS could contend that Granite’s interests in any TRSs (as described below), or other issuers would give rise to a violation of the REIT requirements.

Taxation of REITs

Granite’s qualification and taxation as a REIT will depend upon its ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification as a REIT—General.” While Granite intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify as a REIT.”

Provided that Granite qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is distributed to its stockholders on a current basis. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. In general, income that is generated by a REIT and distributed to its stockholders on a current basis is taxed only at the stockholder level.

For tax years through 2012, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum federal income tax rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends received by stockholders from entities that are taxed as REITs are generally not eligible for the reduced rates, and are taxed at rates applicable to ordinary income. The favorable tax rates applicable to dividends received from corporations other than REITs are currently scheduled to expire in tax years beginning after December 31, 2012. It is not known whether, or in what form, the current rules governing the taxation of dividends paid by corporations will be extended or otherwise revised with respect to tax years after 2012. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders Following the Effective Date of the REIT Election—Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the REIT’s stockholders, subject to special rules for certain items such as capital gains recognized by the REIT. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders Following the Effective Date of the REIT Election—Distributions.”

If Granite qualifies as a REIT, it will nonetheless be subject to federal income tax in the following circumstances:

•	Granite will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Granite may be subject to the “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.

•

A 100% excise tax may be imposed on some items received or accrued by Granite from its TRSs (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between Granite and its TRSs are not comparable to similar arrangements between unrelated parties.

•

If Granite has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•

If Granite elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” Granite may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If Granite fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with Granite’s gross income.

•

If Granite fails to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, yet nonetheless maintains qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If Granite fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Granite will be required to pay a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that it actually distributed and (b) the amounts it retained and upon which it paid federal corporate income tax.

•

Granite may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet the record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification as a REIT—General.”

•

If Granite recognizes gain on the disposition of any asset held by it on January 1, 2013 (when its election to be subject to tax as a REIT is expected to become effective) during a specified period (generally, ten years) thereafter, then Granite will owe tax at the highest corporate tax rate on the lesser of (i) the excess of the fair market value of the asset on January 1, 2013 over its basis in the asset at such time, and (ii) the gain recognized upon the disposition of such asset.

•

If after Granite’s conversion to a REIT on January 1, 2013, it acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the acquired assets in Granite’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, Granite may similarly be subject to entity-level tax on the appreciation at the time of the acquisition at the highest corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such asset during the ten-year period following its acquisition from the C corporation.

•	The earnings of Granite’s TRSs will generally be subject to federal corporate income tax.

In addition, Granite and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local income, property and other taxes on its assets and operations. Granite could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities); and

(7)	that meets other tests described below, including with respect to the nature of its gross income and assets, and the distribution of its taxable income to stockholders.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s first taxable year as a REIT (which, in Granite’s case, is expected to be 2013). Granite’s certificate of incorporation provides restrictions regarding the ownership and transfers of its stock, which are intended to enable compliance with the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Granite will, in all cases, be able to satisfy the stock ownership requirements described in such conditions.

To monitor compliance with the stock ownership requirements, Granite is generally required to maintain records regarding the actual ownership of its stock. To do so, Granite must demand written statements each year from the record holders of significant percentages of its stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include Granite’s dividends in their gross income). Granite must maintain a list of those persons failing or refusing to comply with this demand as part of its records. Failure by Granite to comply with these record keeping requirements could subject it to monetary penalties. A stockholder who fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing its actual ownership of Granite common stock and other information.

In addition, in order to qualify as a REIT, Granite cannot have, at the end of any taxable year, any E&P accumulated by it or by a predecessor with respect to periods as a taxable C corporation, or pre-REIT E&P. It is expected that Granite’s pre-REIT E&P will be distributed pursuant to the special E&P distribution the details and consequences of which will be described in the election form and accompanying materials that will be mailed to stockholders in connection with the special E&P distribution, which is expected to occur in the fourth quarter of 2012. The calculation of Granite’s pre-REIT E&P, however, is a complex factual and legal determination, and there can be no assurance that the IRS will agree with the determination of Granite’s pre-REIT E&P, and that it will not assert that Granite has violated this requirement for REIT qualification.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Granite intends to adopt December 31 as its year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, the Treasury regulations provide that the REIT is generally deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Thus, Granite’s proportionate share of the assets, liabilities and items of income of any partnership in which it holds an interest will be treated as its assets and gross income for purpose of applying the various REIT qualification requirements. Granite expects to hold substantially all of its assets, and to conduct substantially all of its activities, directly or indirectly in or through its subsidiary operating partnership, or the Operating Partnership. Moreover, the Operating Partnership is expected to hold equity interests in subsidiaries, and possibly other entities, some of which may be treated as partnerships for federal income tax purposes.

Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS (as described below), all of the stock of which is owned by the REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT itself, including for purposes of the REIT income and asset tests. Other entities that are wholly-owned by Granite including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Qualified REIT subsidiaries and other disregarded subsidiaries are not subject to federal income taxation, although they may be subject to taxation in some states.

Qualified REIT subsidiaries and other disregarded subsidiaries, along with any partnerships in which Granite will hold an equity interest (including the Operating Partnership), are sometimes referred to herein as “pass-through subsidiaries.” Because Granite will be treated for federal income tax purposes, including for purposes of the REIT asset and income tests, as holding or receiving all or a proportionate share of the assets and income of its pass-through subsidiaries, including the Operating Partnership and any lower-tier pass-through subsidiaries, the assets and activities of these entities could affect Granite’s ability to satisfy the requirements for qualification as a REIT. Although Granite will directly or indirectly control the Operating Partnership, and intends to cause the Operating Partnership and any lower-tier pass-through subsidiaries to operate in a REIT-compliant fashion, no assurance can be given that the assets and activities of the Operating Partnership or of any lower-tier entities will not adversely affect Granite’s ability to qualify as a REIT.

Taxable Corporations.    A REIT generally may not own more than 10% of the securities, as measured by voting power or value, of a taxable C corporation, unless it and the corporation elect to treat the corporation as a TRS. In general, and subject to certain restrictions that are summarized below, a REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation, or as receiving any income that the subsidiary earns. Rather, the shares of a taxable subsidiary that are owned by a REIT are assets in the hands of the REIT, and the REIT generally treats any dividends received from such taxable subsidiary as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of TRSs or other taxable subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly certain activities that the REIT rules might otherwise preclude the parent REIT from engaging in directly or through pass-through subsidiaries. Moreover, special rules allow REITs to receive rental income from TRSs with respect to leased lodging properties, without the rental income being treated as nonqualified rents from a related party for purposes of the REIT gross income tests, provided that certain requirements (as described below) are met. TRSs and other taxable subsidiary corporations of Granite will generally be subject to federal corporate income tax on their earnings, which may reduce the cash flow that Granite and its subsidiaries generate in the aggregate, and may reduce Granite’s ability to make distributions to its stockholders.

One requirement applicable to TRSs is that they cannot directly or indirectly operate or manage a lodging facility (or health care facility) or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility (or health care facility) is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility, so long as the facility is a “qualified lodging facility” and such facility is operated on behalf of the TRS by an “eligible independent contractor.” A qualified lodging facility is, generally, a hotel at or in connection with which no authorized wagering activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT.

An “eligible independent contractor” is an independent contractor which, at the time that a management agreement is entered into with a TRS to operate a qualified lodging facility, is actively engaged in the trade or business of operating qualified lodging facilities for a person or persons unrelated to the TRS and its parent REIT. In order for a hotel management company to qualify as an eligible independent contractor, it must not be related to the REIT, determined by applying certain complex ownership attribution rules under the Code. In general, a prohibited relationship will exist between the contractor and the REIT if either the contractor owns, or is deemed to own, more than 35% of the REIT’s stock, or if there is more than 35% common ownership, directly or constructively, of the equity of the REIT and the contractor. For this purpose, where shares of the REIT and of the contractor are regularly traded on an established securities market, only the holdings of persons that own more than 5% of such traded class of shares are taken into account.

Our principal hotel properties will be leased to subsidiaries of entities that will elect to be treated as TRSs of Granite, and an affiliate of Marriott International, Inc. has agreed to manage these properties as an eligible independent contractor. We believe that these arrangements will comply with the REIT requirements described above that apply to TRSs and eligible independent contractors. There can be no assurance, however, that the IRS will not assert a contrary position.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of federal corporate income tax. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT, or the REIT’s tenants, that are not conducted on an arm’s-length basis. It is intended that all of Granite’s transactions with its TRSs will be conducted on an arm’s-length basis.

Income Tests

In order for Granite to qualify as a REIT, it must satisfy two gross income requirements on an annual basis. First, at least 75% of Granite’s gross income for each taxable year must generally be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property, dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of Granite’s gross income must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions, and certain other categories of income, is excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. It is currently anticipated that substantially all of Granite’s gross income will be comprised of rents from leases of its hotel properties to its TRSs, together with dividends, and possibly interest, received from the TRSs.

Rents from Real Property.    Rents received by Granite will qualify as “rents from real property” in satisfying the gross income requirements described above only if all of the following conditions are met:

•

If rent attributable to personal property, leased in connection with a lease of real property, does not exceed 15% of the total rent received under the lease, the rent attributable to the personal property may generally be treated as rents from real property. However, if rent attributable to personal property exceeds 15% of the total rent received under the lease, then none of the rent attributable to the personal property will qualify as rents from real property.

•

The amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales.

•

Rents received from a related party (i.e., a tenant in which the REIT holds a 10% or greater ownership interest, directly or constructively) will generally not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, and certain requirements are met regarding the type of property (a qualified lodging facility) and its manner of operation (it must be managed by an eligible independent contractor). See “—Effect of Subsidiary Entities—Taxable Corporations” above for a summary of these requirements

•

REITs are generally permitted to provide to their tenants only services that are “usually or customarily rendered” in connection with the rental of space for occupancy only, and not otherwise considered to be provided for the tenants’ convenience. Granite intends to lease its principal hotel properties to TRSs and does not expect to provide services to its tenants other than those which are usually or customarily rendered in connection with the rental of space for occupancy only. The rules governing REITs also permit REITs to provide non-customary services to tenants through an independent contractor that is adequately compensated and from which the REIT derives no income, or through a TRS. In addition, REITs are permitted to provide minimal amounts of non-customary services to their tenants without using an independent contractor or a TRS. However, the income attributable to these non-customary services will be treated as nonqualifying income for purposes of the REIT gross income tests, and if the income attributable to these services exceeds 1% of the REIT’s total income from the property in question, then all of the income from that property, including the portion attributable to rent, will fail to qualify as rents from real property for purposes of the REIT gross income tests.

As indicated above, rents from real property must generally not be based in whole or in part on the income or profits of any person. Granite’s leases will provide for periodic payments of a specified base rent, together with additional rent that is calculated based upon the gross revenues of the leased hotels. Payments made pursuant to these leases should therefore qualify as rents from real property, provided that the rent formulas were not used as a means of basing rent on income or profits, and the leases are not renegotiated during their term so as to have that effect. In order for the rent paid by TRSs to Granite pursuant to the leases to constitute rents from real property, the leases must be respected as true leases for federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances.

Dividend Income.    Granite will receive distributions from its TRSs that will be treated as dividend income to the extent of the TRS’s E&P. Such distributions will generally be qualifying income for purposes of the 95% gross income test but not for purposes of the 75% gross income test.

Interest Income.    Any interest income that Granite derives from its TRSs or other persons will generally constitute qualifying income for purposes of the 95% gross income test, and will also qualify for purposes of the 75% gross income test if it is received or accrued with respect to a mortgage loan that is fully secured by real property. For purposes of the 75% and 95% gross income tests, the term “interest” generally excludes any amount that is based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Hedging Transactions.    Any income or gain derived by Granite from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded altogether from gross income for purposes of both the 75% and 95% gross income tests (i.e., it will not be counted in either the numerator or in the denominator), provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of Granite’s business, the instrument hedges risks associated with indebtedness issued by Granite (or by a pass-through subsidiary of Granite) that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 75% or 95% gross income test.

Failure to Satisfy the Gross Income Tests.    If Granite fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if Granite’s failure to meet these tests was due to reasonable cause and not due to willful neglect, and Granite attaches to its tax return for such year a schedule of the sources of its income. It is not possible to state whether Granite would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions were inapplicable to a particular set of circumstances, Granite would not qualify as a REIT.

Asset Tests

To qualify as a REIT, Granite must generally satisfy four tests at the close of each calendar quarter relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term real estate assets includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain mortgage loans and mortgage-backed securities. Assets that do not qualify for purposes of this test are also subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by Granite may not exceed 5% of the value of Granite’s total assets. Third, Granite may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of Granite’s TRSs and its qualified REIT subsidiaries and do not apply to “straight debt” or other securities having certain characteristics. Solely for purposes of the 10% asset test, the determination of Granite’s interest in the assets of a partnership in which it owns an interest will be based on its proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs that Granite holds, together with any other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of Granite’s total assets.

Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements nevertheless to maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 5% and 10% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10 million and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or the relevant asset tests are otherwise satisfied within that time frame.

If Granite fails to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose REIT qualification if it (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset requirements is not wholly or partly caused by an acquisition of non-qualifying assets but instead arose from changes in the relative fair market values of Granite’s assets. If the condition described in (2) were not satisfied, Granite still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of other relief provisions described above.

Annual Distribution Requirements

In order for Granite to qualify as a REIT, it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

•	the sum of

(i)	90% of its net taxable income, computed without regard to its net capital gains and the deduction for dividends paid, and

(ii)	90% of its net income, if any (after tax) from foreclosure property (as described below), minus

•	the sum of specified items of noncash income.

Granite generally must make these distributions in the taxable year to which they relate or in the following taxable year if declared before it timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide Granite with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.

To the extent that Granite distributes at least 90%, but less than 100%, of its net taxable income, it will be subject to tax at ordinary corporate tax rates on the retained portion. In any year, Granite may elect to retain, rather than distribute, its net capital gain and pay tax on such gain. In such case, Granite’s stockholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by Granite. Granite’s stockholders would then increase the adjusted tax basis of their Granite common stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their stock.

To the extent that Granite has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to Granite’s stockholders of any distributions that are actually made.

If Granite fails to timely distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (excluding retained net capital gain), and (iii) any undistributed taxable income from prior periods, Granite will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax.

It is possible that Granite, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between the actual receipt of cash and the inclusion of certain items in income by Granite for federal income tax purposes. If these timing differences occur, Granite may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of Granite common stock) in order to meet the distribution requirements, while preserving its cash.

Under certain circumstances, Granite may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in Granite’s deduction for dividends paid for the earlier year. In this case, Granite may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends; however, Granite will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. It is intended that Granite will conduct its operations so that no asset owned by Granite (or owned by one of its pass-through subsidiaries) will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Granite’s business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by Granite will not be treated as property held for sale to customers, or that Granite can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that Granite acquires as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by Granite and secured by the property, (ii) for which Granite acquired the related lease or loan at a time when default was not imminent or anticipated, and (iii) with respect to which Granite made a proper election to treat the property as foreclosure property. Granite generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the REIT 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above even if the property would otherwise constitute inventory or dealer property.

Failure to Qualify as a REIT

If Granite fails to qualify for taxation as a REIT in any taxable year, and certain relief provisions do not apply, Granite will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Granite fails to qualify will not be deductible by Granite nor will they be required to be made. In this situation, to the extent of Granite’s current and accumulated E&P, distributions to most domestic stockholders that are U.S. individuals, trusts and estates would generally be taxable at the preferential income tax rates for qualified dividends (i.e., the 15% maximum federal rate through 2012) if then applicable. In addition, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless Granite is entitled to relief under specific statutory provisions, it would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which it lost qualification. It is not possible to state whether, in all circumstances, Granite would be entitled to this statutory relief.

Taxation of Stockholders

The following is a summary of certain federal income tax consequences of the ownership and disposition of our common stock. For purposes of this summary, a “U.S. holder” is any person that is: (i) a citizen or resident of the United States; (ii) a corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia; (iii) an estate, the income of which is includable in gross income for federal income tax purposes regardless of its source; or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A “non-U.S. holder” for purposes of this summary is any person other than a U.S. holder.

If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A stockholder that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition our common stock.

The following discussion is based on current law and is for general information only. It addresses only certain and not all aspects of federal income taxation.

Taxation of Taxable U.S. Holders Following the Effective Date of the REIT Election

Distributions.    Provided that we qualify as a REIT, distributions made to our taxable U.S. holders out of current or accumulated E&P that are not designated as capital gain dividends will generally be taken into account by such holders as ordinary income, and will not be eligible for the dividends received deduction for corporations or for qualified dividends received by individuals from taxable C corporations.

Distributions that are designated as capital gain dividends will generally be taxed to U.S. holders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its stock. Corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Distributions in excess of our current and accumulated E&P will be treated as a tax-free return of the U.S. holders’ tax basis in its shares of our common stock with any excess being treated as long-term or short-term capital gain, depending on the holder’s holding period for such shares. In addition, any dividend declared in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month will be treated as both paid by us and received by the holder on December 31 of such year, provided that we pay the dividend before the end of January of the following calendar year.

Dispositions.    A U.S. holder will generally recognize gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in its common stock sold or exchanged. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the stock exceeds one year at the time of sale or exchange. In addition, any loss recognized upon a sale or exchange of our common stock held for six months or less will generally be treated as a long-term capital loss to the extent of our actual or deemed distributions that are required to be treated by the U.S. holder as long-term capital gain.

Taxation of Non-U.S. Holders Following the Effective Date of the REIT Election

Ordinary Dividends.    The portion of distributions received by non-U.S. holders that is (i) payable out of our current or accumulated E&P, (ii) not attributable to capital gains recognized by us and (iii) not effectively connected with a U.S. trade or business of the holder, generally will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty and the holder provides appropriate documentation regarding its eligibility for treaty benefits.

In general, non-U.S. holders will not be considered engaged in a U.S. trade or business solely as a result of owning our common stock. In cases where the dividend income from a

non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the holder’s conduct of a U.S. trade or business, the holder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends, and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions.    Unless our common stock constitutes a USRPI, as described below, distributions which are not dividends out of E&P will not be subject to federal income tax. If we cannot determine at the time a distribution is made the extent to which the distribution was made out of current and accumulated E&P, the entire distribution will generally be subject to withholding at the rate applicable to dividends. Whether we have current E&P will depend on the results of our operations for the entire year in question, and generally cannot be known with precision at the time that any particular distribution is made during the year. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated E&P. If our common stock constitutes a USRPI, distributions in excess of the sum of a non-U.S. holder’s proportionate share of our current and accumulated E&P, plus the holder’s basis in our common stock, will be subject to tax under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by withholding at a rate of 10% of the amount by which the distribution exceeds the holder’s share of our current and accumulated E&P.

Capital Gain Dividends.    Under FIRPTA, distributions to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the holder and will be subject to federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if the underlying asset was an interest solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of assets other then USRPIs are generally not subject to federal income or withholding tax.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated the same as an ordinary dividend if (i) our common stock is regularly traded on an established securities market located in the U.S. and (ii) the recipient non-U.S. holder does not own more than 5% of the our common stock at any time during the year ending on the date on which the capital gain dividend is received. We expect our common stock to continue to be regularly traded on an established securities market.

Dispositions.    Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to federal income taxation under FIRPTA. Subject to certain exceptions noted below, our common stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

Even if the foregoing 50% test is met, however, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held, directly or indirectly, by non-U.S. holders at all times during a specified testing period. We expect to be domestically controlled, and our charter will contain ownership and transfer restrictions that are intended to facilitate being domestically controlled. In that case, a sale of our common stock should not be subject to federal income taxation under FIRPTA. No assurance can be given, however, that we are, or will be able to remain, domestically controlled at all times.

In the event that we do not qualify as a domestically controlled REIT, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during a prescribed testing period. As noted above, we expect our common stock to continue to be regularly traded on an established securities market.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a federal income tax return and would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder in two cases: (i) if the holder’s investment in its shares of our common stock is effectively connected with a U.S. trade or business conducted by such holder, the holder will be subject to the same treatment as a U.S. holder with respect to such gain or (ii) if the holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and meets certain other conditions, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

In addition, even if we were a domestically controlled REIT, upon a disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the holder (i) disposes of its shares of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Taxation of Tax-Exempt Stockholders Following the Effective Date of the REIT Election

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held its shares of our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (ii) our common stock is not otherwise used in an unrelated trade or business, our distributions and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which will generally require such stockholders to characterize our distributions as UBTI.

In certain circumstances, a pension trust that own more than 10% of our common stock could be required to treat a percentage of dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (i) one pension trust owns more than 25% of the value of our common stock or (ii) a group of pension trusts, each individually holding more than 10% of the value of our common stock, collectively owns more than 50% of such stock. It is unlikely that we will become a pension held-REIT due to certain stock ownership limitations that will be contained in our charter.

Taxation of Taxable U.S. Holders Prior to the Effective Date of the REIT Election or if No REIT Election is Made

The following summary of certain federal income tax consequences will apply to the ownership and disposition of our common stock prior to the effective date of the REIT election or if no REIT election is made.

Distributions.    Distributions with respect to our common stock will be taxable as dividend income to the extent of our current or accumulated E&P as determined for federal income tax purposes. To the extent that the amount of such distribution exceeds current and accumulated E&P, such distribution will be treated as a tax-free return of the U.S. holders’ tax basis in its shares of our common stock with any excess being treated as long-term or short-term capital gain, depending on the holder’s holding period for such shares. See “—Taxation of the Special E&P Distribution” above for a general discussion of the federal income tax consequences of the Special E&P Distribution.

Distributions constituting dividend income received by an individual before January 1, 2013 are generally subject to federal income taxation at a maximum rate of 15%, provided certain holding period requirements are satisfied. Distributions constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends received deduction, subject to various limitations.

Dispositions.    A U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in its common stock sold or exchanged. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the stock exceeds one year at the time of sale or exchange. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Taxation of Non-U.S. Holders Prior to the Effective Date of the REIT Election or if No REIT Election is Made

Distributions.    Distributions treated as dividends as described above under “—Taxation of Stockholders—Taxation of Taxable U.S. Holders Prior to the Effective Date of the REIT Election or if No REIT Election is Made” paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax unless reduced or eliminated by treaty and the holder provides appropriate documentation regarding its eligibility for treaty benefits. Distributions that are effectively connected with such holder’s conduct of a trade or business in the United States are generally subject to federal income tax on a net income basis and are exempt from the 30% withholding tax assuming compliance with certain certification requirements. Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

Non-Dividend Distributions.    Unless our common stock constitutes a USRPI, distributions which are not dividends out of E&P will not be subject to federal income tax. If we cannot determine at the time a distribution is made the extent to which the distribution was made out of current and accumulated E&P, the entire distribution will generally be subject to withholding at the rate applicable to dividends. Whether we have current E&P will depend on the results of our operations for the entire year in question, and generally cannot be known with precision at the time that any particular distribution is made during the year. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated E&P. If our common stock constitutes a USRPI, distributions in excess of the sum of a non-U.S. holder’s proportionate share of our current and accumulated E&P, plus the non-U.S. holder’s basis in our common stock, will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by withholding at a rate of 10% of the amount by which the distribution exceeds the non-U.S. holder’s share of our current and accumulated E&P.

Dispositions.    A non-U.S. holder generally will not be subject to federal income or withholding tax on gain realized on the sale, exchange or other taxable disposition of our common stock unless (i) the gain is effectively connected with such holder’s conduct of a trade or business within the United States, (ii) such holder is an individual present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition and other conditions are met, or (iii) we are or have been a USRPHC for federal income tax purposes at some time during the shorter of the five-year period preceding such disposition and your holding period in our common stock, and (x) you beneficially own, or have owned, actually or constructively, more than 5% of our common stock at any time during the requisite period, or (y) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

If you are described in (i) above, you will be subject to tax on your gain at applicable graduated federal income tax rates. If you are a corporation described in (i) above, you will also be subject to the branch profits tax on your effectively connected E&P for the taxable year, which would include such gain, generally at a rate of 30%, subject to certain adjustments. If you are an individual described in (ii) above, you will generally be subject to a 30% tax on your gain, which may be offset by U.S. source losses.

As discussed above under “—Taxation of the Merger,” we expect to be treated as a USRPHC due to our ownership of real property. Accordingly, gain realized from sale, exchange or other taxable disposition of our common stock by a non-U.S. holder that has owned more than 5% of our common stock, actually or constructively, at any time during the five-year period preceding the sale, exchange or other taxable disposition will be subject to federal income tax as if such gain were effectively connected income, except that the branch profits tax will not apply. In addition, the purchaser of such stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect your investment in our common stock.

Foreign Account Tax Compliance Act

Recently enacted legislation will require, after December 31, 2013, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2014, gross proceeds from the sale of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the U.S. Treasury. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

SELLING STOCKHOLDER

The following table sets forth information regarding the selling stockholder’s beneficial ownership of our common stock as of August 10, 2012, the number of shares of our common stock being offered hereby and the selling stockholder’s beneficial ownership of our common stock after completion of this offering and the repurchase. The percentages in the table below are based on 44,256,672 shares of our common stock outstanding as of August 10, 2012 (which number gives effect to our repurchase of 5,000,000 shares of common stock from the selling stockholder on August 6, 2012). All information contained in the table and the notes below (other than the information regarding the percentage of common stock in the Company owned by the selling stockholder) is based upon the information provided to us by the selling stockholder, and we have not independently verified this information.

	Ownership Prior to this Offering		Number of Shares Offered by this Prospectus(1)	Ownership Upon Completion of this Offering(2)
Name of Selling Stockholder	Number of Shares	Percent		Number of Shares	Percent
TRT Holdings, Inc. (3)	5,643,129	12.8%	5,643,129	—	0%

(1)	Represents the number of shares of our common stock offered by the selling stockholder.
(2)	Assumes that the selling stockholder disposes of all of the shares of our common stock covered by this prospectus.
(3)	Prior to this offering and the repurchase, the selling stockholder owned approximately 10,643,129 shares, or 21.7%, of our outstanding common stock at such time. Pursuant to the repurchase agreement, we repurchased 5,000,000 shares of our common stock from the selling stockholder on August 6, 2012. Based upon information set forth in Amendment No. 9 to Schedule 13D filed with the Commission on August 7, 2012, by TRT Holdings, Inc. and Robert B. Rowling, Mr. Rowling indirectly owns all of the shares of Gaylord held by TRT Holdings, Inc. due to his ownership of the shares of Class B Common Stock of TRT Holdings, Inc., and TRT Holdings, Inc. has sole voting and dispositive power with respect to 5,643,129 shares. Mr. Rowling directly owns 4,500 shares of Gaylord’s common stock.

The following provides a summary of the material relationships between Gaylord and the selling stockholder within the last three years. Following the selling stockholder’s notice of its intention to nominate four individuals for election to Gaylord’s board of directors at Gaylord’s 2009 annual meeting of stockholders, Gaylord entered into a settlement agreement with the selling stockholder, dated as of March 9, 2009, which we refer to as the 2009 TRT agreement.

Under the terms of the 2009 TRT agreement, Gaylord increased the size of its board of directors from nine to eleven directors, and provided the selling stockholder the right to nominate two Gaylord directors for each of Gaylord’s 2009, 2010 and 2011 annual meetings of stockholders. In accordance with the 2009 TRT agreement, the selling stockholder’s nominees for Gaylord’s 2009 annual meeting of stockholders were Robert B. Rowling and David W. Johnson.

The 2009 TRT agreement included standstill provisions restricting the selling stockholder from taking various actions through the termination date of the 2009 TRT agreement (generally, May 15, 2011), and also included a mutual non-disparagement provision and a mutual release.

Pursuant to the 2009 TRT agreement, Gaylord amended and restated its shareholder rights agreement dated as of August 12, 2008, such rights agreement, as amended, we refer to as the rights plan, to, among other things, increase the triggering ownership percentage under the rights from 15% to 22% and include a qualified offer provision. Additionally, in accordance with the 2009 TRT agreement, Gaylord’s board of directors adopted a resolution approving, for purposes of Section 203 of the Delaware General Corporation Law, the acquisition by the selling stockholder and its affiliates of additional shares of Gaylord’s common stock in excess of 15% of Gaylord’s outstanding stock and providing that neither the selling stockholder nor its affiliates would be an “interested stockholder” as defined by Section 203.

Following the execution and delivery of the 2009 TRT agreement, Messrs. Rowling and Johnson were included among Gaylord’s director nominees and elected as directors at Gaylord’s 2009 and 2010 annual meeting of stockholders. Mr. Rowling subsequently resigned from Gaylord’s board of directors on August 25, 2010. Thereafter, Terrell T. Philen, Jr., a designee of the selling stockholder, along with Mr. Johnson, were nominated as Gaylord director nominees for Gaylord’s 2011 annual meeting of stockholders and elected to Gaylord’s board of directors at the 2011 annual meeting.

For additional information regarding the 2009 TRT agreement, see our Current Report on Form 8-K filed with the Commission on March 10, 2009. Except for the mutual release and certain miscellaneous provisions set forth therein, the parties’ obligations under the 2009 TRT agreement have expired and/or been superseded by the terms of the repurchase agreement dated as of August 6, 2012 with the selling stockholder (as discussed below).

On January 13, 2012, Gaylord entered into a letter agreement, which we refer to as the 2012 TRT agreement, with the selling stockholder and Robert B. Rowling. Under the terms of the 2012 TRT agreement, Gaylord agreed to include a stockholder proposal submitted by GAMCO Asset Management Inc., or GAMCO, in Gaylord’s proxy statement in connection with its 2012 annual meeting of stockholders. This stockholder proposal requested that Gaylord’s board of directors not extend the August 12, 2012 expiration date of the rights plan unless Gaylord’s stockholders approved such extension. The 2012 TRT agreement also provided that, in the event the GAMCO proposal was approved by Gaylord’s stockholders at the 2012 annual meeting, Gaylord would not extend the term of the rights plan beyond its current expiration date of August 12, 2012. The GAMCO proposal was approved by Gaylord’s stockholders at the 2012 annual meeting. In addition, the 2012 TRT agreement required Gaylord to amend its Corporate Governance Guidelines to include a rights plan policy providing that following the expiration of the rights plan on August 12, 2012, Gaylord would not be permitted to adopt a rights plan except in accordance with such rights plan policy.

The 2012 TRT agreement required Gaylord to re-nominate Messrs. Johnson and Philen for election at the 2012 annual meeting, and Messrs. Johnson and Philen were elected as directors at Gaylord’s 2012 annual meeting of stockholders. In addition, the 2012 TRT Agreement required the selling stockholder to vote all shares of Gaylord’s common stock owned by the selling stockholder at the 2012 annual meeting in favor of (A) each of Gaylord’s director nominees (including the selling stockholder directors and the GAMCO directors), (B) any proposal to approve, on an advisory basis, Gaylord’s executive compensation, and (C) any proposal requesting the ratification of Gaylord’s independent registered public accounting firm.

The 2012 TRT agreement also included confidentiality provisions restricting the selling stockholder and mutual non-disparagement provisions.

For additional information regarding the 2012 TRT agreement, see our Current Report on Form 8-K filed with the Commission on January 17, 2012, which is incorporated herein by reference. Except for the confidentiality provisions restricting the selling stockholder and the mutual non-disparagement provisions set forth in the 2012 TRT agreement, the parties’ obligations under the 2012 TRT Agreement have expired and/or been superseded by the terms of the repurchase agreement dated as of August 6, 2012 with the selling stockholder (as discussed below).

On February 29, 2012, Gaylord and the selling stockholder entered into a confidentiality agreement which included confidentiality provisions restricting Gaylord.

On August 6, 2012, Gaylord and the selling stockholder entered into a repurchase agreement pursuant to which Gaylord repurchased 5,000,000 shares of Gaylord common stock held by the selling stockholder. Under the terms of the repurchase agreement, among other things, the selling stockholder has agreed to vote all of the remaining shares it holds in favor of the proposals to be presented at the special meeting of Gaylord’s stockholders to be held in connection with Gaylord’s plan to qualify as a REIT for federal income tax purposes. For additional information regarding this repurchase agreement, see the section entitled “Prospectus Summary—Recent Developments—Repurchase Agreement” of this prospectus supplement.

UNDERWRITING

Deutsche Bank Securities Inc. is acting as underwriter for the offering. Subject to the terms and conditions stated in the underwriting agreement dated August 13, 2012, the underwriter has agreed to purchase, and the selling stockholder has agreed to sell to the underwriter, all 5,643,129 shares of common stock offered hereby.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock offered hereby is subject to certain conditions precedent and that the underwriter will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the underwriter’s option described below, if any of these shares are purchased.

We and the selling stockholder have been advised by the underwriter that the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $0.60 per share under the public offering price. After the offering, the underwriter may change the offering price and other selling terms. The offering of the shares by the underwriter is subject to their receipt and acceptance of the shares from the selling stockholder and further subject to the underwriter’s right to reject any order in whole or in part.

Gaylord Entertainment Company has granted the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 846,469 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriter to the selling stockholder per share of common stock or the amount paid by us if the underwriter’s option is exercised. The underwriting discounts and commissions are 2.5% of the offering price. We and the selling stockholder have agreed to pay the underwriter the following discounts and commissions, assuming either no exercise or full exercise by the underwriter of its option to purchase additional shares of common stock from us:

		Total Fees
	Fee per share	Without Exercise of Underwriter’s Option	With Full Exercise of Underwriter’s Option

Discounts and commissions paid by the selling stockholder(1)	$1.00	$5,643,129	$5,643,129
Discounts and commissions paid by us(1)	$1.00	$ —	$ 864,469

(1)	Does not give effect to reimbursement of 50% of the underwriting discounts and commissions paid by the selling stockholder with respect to the shares sold by it in the offering.

In addition, pursuant to the repurchase agreement, we have agreed to pay all fees and expenses (including registration, filing professional, printing and similar fees) incident to this offering except for legal and other professional fees and expenses incurred by the selling stockholder. We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $540,000.

We and the selling stockholder have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

We and each of our officers and directors have agreed that, without the prior written consent of Deutsche Bank Securities Inc., we will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by them in accordance with the rules and regulations of the SEC and shares of our common stock that may be issued upon exercise of any options) or securities convertible into or exercisable or exchangeable for shares of our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement (the “Lock-Up Period”), subject to certain exceptions. Such exceptions permit each of our officers and directors to enter into a written plan meeting the requirements of Rule 10b-5-1(c) under the Exchange Act, provided that no sales of our securities may occur under such plan during the Lock-Up Period. The consent of Deutsche Bank Securities Inc. may be given at any time without public notice to the extent permitted by applicable law. There are no agreements between the underwriter and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the Lock-Up Period.

In connection with this offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of common stock from the selling stockholder in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the underwriter’s option.

Naked short sales are any sales in excess of the underwriter’s option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the closing of this offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriter in the open market prior to the closing of this offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by the underwriter. Other than the prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses. Deutsche Bank Securities Inc. acted as joint lead arranger and joint lead bookrunner and Deutsche Bank Trust Company Americas is a co-syndication agent under our existing $925 million senior secured credit facility.

Selling Restrictions

European Economic Area

The underwriter has represented, warranted and agreed that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), it has not made and will not make an offer of the shares to the public in that Relevant Member State, except that it may make an offer of the shares to the public in that Relevant Member State at any time (i) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (ii) to fewer than 100, or if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or (iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares will result in a requirement for the Company to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive. For the purposes of this paragraph, the expression an “offer of the shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented, warranted and agreed that (a) it has only communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets

Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) to high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) and (d) of the Order (all such persons together being referred to as “relevant persons”) and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Gaylord by Bass, Berry & Sims PLC, Nashville, Tennessee, and certain tax matters as described under “Material Federal Income Tax Consequences” will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters relating to this offering will be passed upon for the selling stockholder by Fulbright & Jaworski L.L.P., Dallas, Texas.

EXPERTS

The consolidated financial statements of Gaylord Entertainment Company appearing in Gaylord Entertainment Company’s Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of Gaylord Entertainment Company’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet at the Commission’s website at www.sec.gov. The Commission’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the Commission’s website is not incorporated by reference into this prospectus or accompanying prospectus and should not be considered to be part of this prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or accompanying prospectus. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. We also make available, free of charge, through our website our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the Commission. Our website address is www.gaylordentertainment.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus supplement or accompanying prospectus and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus supplement or accompanying prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent that it is “furnished” and not “filed”):

•	Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission on February 24, 2012.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the Commission on May 9, 2012 and August 7, 2012, respectively.

•

Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 3, 2012, to the extent that information included therein is deemed “filed” with the Commission under the Exchange Act of 1934, as amended.

•

Current Reports on Form 8-K filed with the Commission on January 17, 2012, February 7, 2012, May 11, 2012, May 31, 2012 (two filed that day), June 1, 2012, June 21, 2012, June 27, 2012, July 19, 2012, August 7, 2012 (five filed that day), and August 13, 2012.

•	The description of our common stock set forth in Form 10/A-3, filed on August 29, 1997, and as updated in Item I on our Schedule 14A, filed with the Commission on April 5, 2001.

•

All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01), under, and to the extent specified in any such Current Report on Form 8-K.

You may request, and we will provide, a copy of our filings incorporated by reference at no cost by writing or telephoning us at the following address:

Gaylord Entertainment Company

One Gaylord Drive

Nashville, Tennessee 37214

Attn: Corporate Secretary

Telephone: (615) 316-6000

PROSPECTUS

COMMON STOCK

We may, from time to time, offer to sell our common stock in amounts, at prices and on terms described in one or more supplements to this prospectus. Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “GET.”

This prospectus describes some of the general terms that may apply to an offering of our common stock. The specific terms and any other information relating to a specific offering will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus. In addition, certain selling stockholders to be identified from time to time in a prospectus supplement may sell our common stock that they own. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

Our common stock may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriter, dealer or agents involved in a sale of our common stock and their compensation will be described in an applicable prospectus supplement. See section entitled “Plan of Distribution” of this prospectus.

This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus, the applicable prospectus supplement and any free writing prospectus, which will describe the specific terms of the securities offered, before you make your investment decision.

Our principal office is located at One Gaylord Drive, Nashville, Tennessee 37214. Our telephone number is (615) 316-6000.

Investing in our common stock involves a high degree of risk. You should carefully consider all of the information set forth in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission, the “Risk Factors” section beginning on page 2 of this prospectus and the “Risk Factors” section in the applicable prospectus supplement before investing in any of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission, using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the common stock described in this prospectus. In addition, certain selling stockholders to be identified in a prospectus supplement may offer and sell from time to time, in one or more offerings, the common stock described in this prospectus. No limit exists on the aggregate number of shares of common stock that may be sold pursuant to the registration statement.

You should rely only on the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement. Neither we nor any selling stockholder has authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor any selling stockholder takes any responsibility for, and can provide any assurance as to the reliability of, any information others may give you. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus are the property of their respective owners.

We urge you to read carefully both this prospectus and any prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before deciding whether to invest in any of the securities being offered.

Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “Gaylord” refer to Gaylord Entertainment Company, a Delaware corporation, and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference) contains, and any accompanying prospectus supplement may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements include discussions regarding the Company’s operating strategy, strategic plan, hotel development strategy, industry and economic conditions, financial condition, liquidity and capital resources, and results of operations. You can identify these statements by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “will,” and similar expressions. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Commission, the Company does not undertake any obligation to update or to release publicly any revisions to forward-looking statements contained in this prospectus or any accompanying prospectus supplement to reflect events or circumstances occurring after the date of this prospectus or any accompanying prospectus supplement or to reflect the occurrence of unanticipated events.

1

THE COMPANY

Gaylord Entertainment Company, a Delaware corporation, was originally incorporated in 1956 and was reorganized in connection with a 1997 corporate restructuring. We believe we are the only hospitality company whose stated primary focus is on the large group meetings and conventions sector of the lodging market. Gaylord’s hospitality business includes our branded hotels, consisting of Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, Gaylord Palms Resort & Convention Center near Orlando, Florida, Gaylord Texan Resort & Convention Center near Dallas, Texas and Gaylord National Resort & Convention Center near Washington, D.C. We also own and operate the Radisson Hotel at Opryland in Nashville, Tennessee. Each of our award-winning branded hotels incorporates not only high quality lodging, but also significant meeting, convention and exhibition space, superb food and beverage options and retail facilities within a single self-contained property. As a result, our properties provide a convenient and entertaining environment for convention guests.

We also own and operate several attractions in Nashville, including the Grand Ole Opry, a live country music variety show that is the nation’s longest running live radio show and an icon in country music. Gaylord’s Nashville attractions provide entertainment opportunities for Nashville-area residents and visitors, including our Gaylord Opryland Resort & Convention Center hotel and convention guests, while adding to our destination appeal.

Our principal executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214, and our telephone number is (615) 316-6000. We maintain a corporate website at www.gaylordentertainment.com. The reference to our website does not constitute incorporation by reference into this prospectus of any of the information contained on our website.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information included in this prospectus, together with the other information in, or incorporated by reference into, this prospectus, prior to making a decision to purchase shares of our common stock. You should carefully consider the risks, uncertainties and assumptions described in our annual, quarterly and current reports, including those identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our Quarterly Report on form 10-Q for the quarter ended June 30, 2012 and in other documents that we subsequently file with the Commission that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus.

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of our common stock under this prospectus. We will not receive any proceeds from the sale, transfer, distribution or other disposition of the shares of our common stock by any selling stockholder.

SELLING STOCKHOLDERS

We will set forth information about selling stockholders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the Commission under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We, or selling stockholders, may offer and sell our common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any shares of our common stock to be offered in supplements to this prospectus.

2

DESCRIPTION OF CAPITAL STOCK

We will set forth in the applicable prospectus supplement a description of the common stock that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of the issuance of our common stock offered by this prospectus and certain other legal matters will be passed upon by Bass, Berry  & Sims PLC, Nashville, Tennessee. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Gaylord Entertainment Company appearing in Gaylord Entertainment Company’s Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of Gaylord Entertainment Company’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available over the Internet at the Commission’s website at www.sec.gov. The Commission’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the Commission’s website is not incorporated by reference into this prospectus or any applicable prospectus supplement and should not be considered to be part of this prospectus unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 to obtain information on the operation of the public reference room. We also make available, free of charge, through our website our annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is electronically filed with or furnished to the Commission. Our website address is www.gaylordentertainment.com. Our website address is provided as an inactive textual reference only. Information contained on or accessible through our website is not part of this prospectus or any applicable prospectus supplement and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this prospectus or any applicable prospectus supplement.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent that it is “furnished” and not “filed” in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission on February 24, 2012.

3

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the Commission on May 9, 2012 and August 7, 2012, respectively.

•	Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 3, 2012, to the extent that information included therein is deemed “filed” with the Commission under the Exchange Act.

•

Current Reports on Form 8-K filed with the Commission on January 17, 2012, February 7, 2012, May 11, 2012, May 31, 2012 (two filed that day), June 1, 2012, June 21, 2012, June 27, 2012, July 19, 2012, and August 7, 2012 (three filed that day).

•

The description of our common stock set forth in Form 10/A-3, filed on August 29, 1997, and as updated in Item I on our Schedule 14A, filed with the Commission on April 5, 2001, and a description of rights to acquire one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Gaylord Entertainment Company pursuant to our shareholder rights plan set forth in our Registration Statement on Form 8-A and Current Report on Form 8-K, both filed on August 13, 2008, as amended by our Registration Statement on Form 8-A/A and Current Report on Form 8-K, both filed on March 10, 2009.

•	All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including financial statements or exhibits relating thereto furnished pursuant to Item 9.01), under, and to the extent specified in any such Current Report on Form 8-K.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents shall be directed to:

Gaylord Entertainment Company

One Gaylord Drive

Nashville, Tennessee 37214

Attn: Corporate Secretary

Telephone: (615) 316-6000

4

5,643,129 Shares

GAYLORD ENTERTAINMENT COMPANY

Common Stock

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities

August 13, 2012